Exhibit 10.1

EXECUTION VERSION

FINANCE AGREEMENT

between

ORPOWER 4 INC.

and

OVERSEAS PRIVATE INVESTMENT CORPORATION

Dated as of August 23, 2012

OPIC/615-2011-039-IG

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(continued)

- ii -

(continued)

SCHEDULES

X	Defined Terms and Rules of Interpretation

Y	Original Wells

Z	DFI Security Documents and Releases

2.08	OPIC Payment Instructions

3.01(c)	Shareholder Payments

3.01(d)	Capitalization

3.01(l)	Financial Plan

3.01(x)	Payment of Contractors and Subcontractors

4.04	Consents

4.19-A	Drilling Program

4.19-B	Reservoir Monitoring Plan

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(continued)

Page

4.19-C	Form of Reservoir Monitoring Report

6.02(d)	O&M Parameters

6.04	Minimum Insurance Requirements

6.06(c)	Construction Period Report

6.06(d)	Operating Report

6.07	Form of Annual Operating Budget

7.07	Lease Obligations

8.04	Arbitration Provisions

EXHIBITS

A	Form of Disbursement Request

B-1	Form of Secretary’s Certificate of the Borrower (pursuant to Section 4.01)

B-2	Form of Certificate of the Shareholder (pursuant to Section 4.01)

C	Independent Engineer’s Closing Certificate (pursuant to Sections 4.17 and 5.15)

D	Form of Borrower’s Closing Certificate (pursuant to Section 5.05(a))

E	Borrower’s Completion Certificate

F	Independent Engineer’s Completion Certificate

G	Resource Consultant’s Completion Certificate

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FINANCE AGREEMENT

THIS FINANCE AGREEMENT, dated as of August 23, 2012 (this “Agreement”), is made by and between ORPOWER 4 INC., a limited liability company incorporated and existing under the laws of the Cayman Islands and registered in the Republic of Kenya as a foreign company (the “Borrower”), and OVERSEAS PRIVATE INVESTMENT CORPORATION, an agency of the United States of America (“OPIC”).

The Borrower intends to design, construct, finance, furnish, install, test, commission, operate and own an integrated eighty-four (84) MW geothermal power generation facility located in Hell’s Gate National Park in the Rift Valley Province of Kenya (the “Project”), consisting of Plant 1, certain upgrades of Plant 1 and related infrastructure and Plant 2.

In connection therewith, the Borrower has requested that OPIC provide a credit facility pursuant to Section 234(c) of the Foreign Assistance Act of 1961, as amended, which OPIC is willing to do on the terms and conditions set forth herein. Accordingly, in consideration of the foregoing and of the agreements contained herein, it is agreed as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Definitions and Interpretation.

In this Agreement, including the Exhibits and Schedules hereto, (a) capitalized terms used but not otherwise defined have the meanings set forth in the attached Schedule X (Defined Terms and Rules of Interpretation), and (b) the rules of interpretation set forth in Schedule X (Defined Terms and Rules of Interpretation) apply.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

SECTION 2.01. Amount and Disbursement.

(a) Tranche I Commitment. Subject to the terms and conditions hereof, OPIC agrees to make, and the Borrower agrees to accept, a Tranche I Loan for the Project in a principal amount not to exceed eighty-five million Dollars ($85,000,000).

(b) Tranche II Commitment. Subject to the terms and conditions hereof, OPIC agrees to make, and the Borrower agrees to accept, a Tranche II Loan for the Project in a principal amount not to exceed one hundred eighty million Dollars ($180,000,000).

(c) Disbursement; Term. During the Commitment Period, the Borrower may request a Disbursement by delivering to OPIC a Disbursement Request not less than twenty (20) Business Days prior to the Closing Date. The Disbursement of the Tranche I Loan and the first Disbursement of the Tranche II Loan shall be made no later than the first anniversary of the date of this Agreement. Each Disbursement shall be evidenced by a Note, dated the Closing Date, in the principal amount of the Disbursement and maturing on the applicable Note Maturity Date. The Tranche I Loan shall not exceed the amount of the Tranche I Commitment and the Tranche II Loan shall not exceed the amount of the Tranche II Commitment. Loan amounts repaid or prepaid may not be reborrowed.

(d) Number and Amount of Disbursements.

(i) There shall be a single Disbursement of the Tranche I Loan in an amount not to exceed the Tranche I Commitment (the “Tranche I Disbursement”) which shall be made simultaneously with the first Disbursement of the Tranche II Loan;

(ii) There shall be no more than one (1) Disbursement of the Tranche II Loan in each fiscal quarter and no more than ten (10) total Disbursements of the Tranche II Loan (each, a “Tranche II Disbursement”). Except as set forth below, each Tranche II Disbursement shall be in an amount of not less than ten million Dollars ($10,000,000), in multiples of one hundred thousand Dollars ($100,000) in excess thereof, but in any event not greater than:

(A)	in the case of the first Tranche II Disbursement, one hundred thirty-five million Dollars ($135,000,000); and

(B)	in the case of each other Tranche II Disbursement, thirty-five million Dollars ($35,000,000); and

(iii) Notwithstanding the foregoing, the Borrower may request the last Tranche II Disbursement in an amount not to exceed the total undisbursed and entire remaining amount of the Tranche II Loan Commitment; provided, that, such Disbursement shall be for an amount not less than five million Dollars ($5,000,000).

(e) Expansion Loan. Subject to terms and conditions to be agreed between the Borrower and OPIC in subsequent documentation (“Expansion Loan Documents”), OPIC will agree to make, and the Borrower will agree to accept, a loan (an “Expansion Loan”) in a principal amount not to exceed forty-five million Dollars ($45,000,000) to finance the development, construction and start-up operating costs of an up to 16 MW expansion of the Project.

SECTION 2.02. Interest; Default Interest.

(a) Payment of Interest; OPIC Note Interest Rate. On each Payment Date, (i) in the case of the Tranche I Loan, beginning on the Initial Payment Date and ending on the Tranche I Maturity Date and (ii) in the case of the Tranche II Loan, beginning on the Initial Payment Date and ending on the Tranche II Maturity Date, the Borrower shall pay to the order of OPIC interest in arrears on the daily outstanding principal balance of each Note, less any amount of principal on which interest is payable at the Default Rate pursuant to Section 2.02(b), accrued at a rate per annum, subject to Section 2.02(c), equal to the sum of the following (subject to Section 2.02(c), the “OPIC Note Interest Rate” with respect to each Note):

(i)	the Certificate Interest Rate; and

(ii)	the OPIC Guaranty Fee.

(b) Default Rate. If the Borrower fails to pay when due any amount due to OPIC under any Financing Document, such unpaid amount shall bear interest at the Default Rate from the date such amount is due until the date on which such amount is paid in full.

(c) Adjustment to OPIC Note Interest Rate. If OPIC shall have made payment of any principal, interest or other guaranteed amount on account of a defaulted payment pursuant to OPIC’s guaranty under the Funding Documents under any Note (an “OPIC Guaranty Payment”), then, with respect to the amount of such OPIC Guaranty Payment, the OPIC Note Interest Rate from the date of such

OPIC Guaranty Payment to the date of payment in full to OPIC of the amount of such OPIC Guaranty Payment may, at OPIC’s option, be converted to a fixed per annum rate of interest equal to the sum of the following:

(i)	The U.S. Treasury Cost; and

(ii)	The OPIC Guaranty Fee,

and, the Borrower shall, on demand, pay to OPIC the amount of such OPIC Guaranty Payment, together with interest thereon at the Default Rate, adjusted as provided in this Section 2.02(c).

(d) Conversion of Weekly Rate Note. On the Conversion Date with respect to any Weekly Rate Note, the Borrower shall issue to OPIC one or more (as OPIC may specify) Fixed Rate Notes aggregating the principal amount of such Weekly Rate Note and dated the Conversion Date and OPIC shall return such Weekly Rate Note to the Borrower in exchange therefor. All Fixed Rate Notes in respect of the Tranche II Loan shall be issued for a term ending on or before the Tranche II Maturity Date.

SECTION 2.03. Repayment of the Loans.

The Borrower shall repay:

(a) the Tranche I Loan in seventy-three (73) approximately equal quarterly installments (collectively, the “Tranche I Principal Installments”) on each Payment Date beginning on the Initial Payment Date and ending no later than the Tranche I Maturity Date; and

(b) the Tranche II Loan in up to sixty-nine (69) approximately equal quarterly installments (collectively, the “Tranche II Principal Installments”) beginning on the Tranche II Initial Payment Date and ending no later than the Tranche II Maturity Date.

SECTION 2.04. Voluntary Prepayment.

Subject to the requirements of the Funding Documents, including payment of any Redemption Premium payable thereunder, on any Business Day following the last day of the Commitment Period, the Borrower may, upon not less than thirty (30) calendar days nor more than forty-five (45) calendar days prior notice to OPIC, prepay the Loans, in whole or in part, in a minimum partial prepayment amount of five million Dollars ($5,000,000), together with the payment to OPIC of (a) interest accrued to the date of prepayment on the portion of the principal amount of each Note that is to be prepaid in the case of a prepayment on a Payment Date or a prepayment in whole, (b) the Redemption Premium (if applicable) and (c) a premium (the “Prepayment Premium”), calculated as a percentage of the Loan amount prepaid, in accordance with the following schedule:

Year Following Plant 2 COD	Prepayment Premium
Year 1	2%
Year 2	2%
Year 3	1%
Year 4 and thereafter	None

All voluntary prepayments shall be applied in accordance with Section 4.03(e) of the OPIC Funding Agreement, or as OPIC may otherwise determine.

SECTION 2.05. Mandatory Prepayment.

The Borrower shall prepay the Loans as follows and in the manner provided in the Funding Documents:

(a) in the event that the aggregate amount of property and casualty insurance proceeds or other compensation proceeds for loss or damage (excluding business interruption insurance proceeds) to an asset (including by expropriation or governmental action) received by the Borrower during any Fiscal Year (i) in excess of one million Dollars ($1,000,000) is not applied to the repair or replacement of assets insured thereby where such funds will be spent within one hundred-eighty (180) days (or such other longer period as OPIC may agree in its sole discretion) after receipt by the Borrower, in the amount of any amounts not so applied and (ii) equal to or less than one million Dollars ($1,000,000) if the Borrower has not certified to OPIC within thirty (30) days (or such other longer period as OPIC may agree in its sole discretion) after receipt by the Borrower that the Borrower’s failure to apply such amount to the repair or replacement of assets insured thereby will not impair the Project, result in a failure to meet Contracted Plant Capacity or a breach of any of the Borrower’s obligations under the Project Documents, in the amount of any amounts not so applied;

(b) in the event there are performance liquidated damages paid pursuant to the Supply Agreement or the Coordination Contract, in the amount of any such damages;

(c) in the event there is a purchase payment made by KPLC pursuant to Clause 10 of the PPA, in the amount equal to the lesser of (i) the Secured Obligations and (ii) such purchase payment;

(d) in the event there is a downward revision of the Contracted Plant Capacity (as contemplated in Clause 9.8A of the PPA, including following any repeated Contracted Plant Capacity Test conducted due to a failed Contracted Plant Capacity Test pursuant to the final sentence of Clause 9.10 of the PPA) such that the Contracted Plant Capacity following such downward revision is less than the Required Contracted Plant Capacity, by an amount sufficient to restore the projected ratio of Cash Flow to Debt Service to the projected level set forth in the then current Financial Model. Any prepayment under this clause (d) shall be made by utilizing funds on deposit in the Equity Sub-Account or in the Equity Distribution Account until the projected ratio of Cash Flow to Debt Service has been so restored; provided, that no mandatory prepayment shall be required to be made under this clause (d) if the projected ratio of Cash Flow to Debt Service in any year during the remaining term of the Loan is 1.7:1 or higher;

(e) unless otherwise agreed by OPIC, in the event the Borrower receives any Sale Proceeds (excluding proceeds from the Disposition of Certified Emissions Reductions pursuant to the CER Documents) in excess of two hundred and fifty thousand Dollars ($250,000) resulting from one or more Dispositions in any year of all or any part of the Property of the Borrower, in the amount of such Sale Proceeds; and

(f) in the event the Borrower receives any Termination Payment or Expropriation Proceeds, in the amount equal to the lesser of (i) the Secured Obligations and (ii) such Termination Payment or Expropriation Proceeds, as the case may be.

Prepayments under this Section 2.05 shall be subject to any Redemption Premium or other amounts payable pursuant to the Funding Documents and shall be applied in the same manner as if made pursuant to Section 2.04 (Voluntary Prepayment), except that no Prepayment Premium shall be due. For purposes of Section 2.05(a), the prepayment shall be applied against payments due to OPIC taking into account the Redemption Premium, if payable pursuant to the Funding Documents in connection with such prepayment.

SECTION 2.06. Loan Fees and Cancellation.

(a) Commitment Fee. During the applicable Commitment Period, the Borrower shall pay to OPIC, in arrears, on each Payment Date beginning on the first Payment Date after the date of this Agreement and on the last day of such Commitment Period, or, if earlier, the date this Agreement is terminated, a commitment fee (the “Commitment Fee”) accruing on a daily basis for each day of such Commitment Period at the rate of twenty-five hundredths of one percent (0.25%) per annum on an amount calculated for each day during the Commitment Period equal to the sum of the Tranche I Commitment and the Tranche II Commitment on such day.

(b) Cancellation Fee. The Borrower may cancel all or any part of the Commitments at any time upon written notice and payment to OPIC of a cancellation fee (the “Cancellation Fee”) equal to one percent (1.0%) of the amount of the Commitment canceled, provided that, with respect to the Tranche II Commitment, the Borrower demonstrates to OPIC’s satisfaction that there are sufficient funds available to construct and operate the Project. Any part of the Commitments not disbursed at the end of the applicable Commitment Period or that is terminated for any reason shall be deemed to have been canceled, and such Cancellation Fee shall be payable with respect thereto.

(c) Facility Fee. The Borrower shall pay OPIC a facility fee (the “Facility Fee”) in an amount equal to seventy-five hundredths of one percent (0.75%) of the Commitments on or prior to the initial Closing Date.

(d) Maintenance Fee. The Borrower shall pay to OPIC an annual maintenance fee (the “Maintenance Fee”) in the amount of fifty thousand Dollars ($50,000) on the first anniversary of the Payment Date immediately following the first Closing Date and on each anniversary of such Payment Date for so long as any portion of the Loan remains outstanding.

(e) Modification Fee. In the event that the Borrower requests an amendment to or waiver of any provision of this Agreement or any other Financing Document (including any restructuring under this Agreement or any other Financing Document) that relates to the term or the amortization of the Loans, the applicable OPIC Note Interest Rates, any fees due hereunder or thereunder, or any covenants, OPIC will consider such an amendment or waiver on its merits upon payment by the Borrower, at the time of such request, of a fee, determined by OPIC acting reasonably, commensurate with the complexity and timing constraints of such amendment or waiver (the “Modification Fee”); provided, however, that no Modification Fee will be required or payable if the amendment or waiver is necessary: (i) to correct an error or omission in any Financing Document, (ii) to comply with changes in Applicable Law, (iii) to address any matters related to the making of the Expansion Loan or the negotiation and preparation of the Expansion Loan Documents, or (iv) in OPIC’s determination, to improve the operations of the Project without materially altering the risks undertaken by OPIC. OPIC is under no obligation to agree to any amendment or waiver of any provision of this Agreement or any other Financing Document. The Borrower acknowledges that OPIC may request a Modification Fee in connection with restructurings of any kind or any prepayment requiring releases of collateral or other similar actions by OPIC; provided, however, that OPIC shall not request a Modification Fee and no Modification Fee shall be payable in connection with any repayment of the Loan in its entirety (whether as a result of a refinancing or otherwise). OPIC’s agreement in clause (iii) of the proviso above shall not prejudice OPIC’s ability to charge any other customary fee in connection with the making of the Expansion Loan or the negotiation and preparation of the Expansion Loan Documents.

SECTION 2.07. Tax Gross-Up; Stamp Duties; Proper Legal Form.

(a) All sums payable by the Borrower hereunder and under any other Financing Document shall be paid in full, free of any deductions or withholdings of any and all present and future Taxes. If the Borrower is required by Applicable Law to deduct any Taxes from or to withhold any Taxes in respect of any amount payable to OPIC hereunder or under any Financing Document, then the Borrower shall pay such additional amount as may be necessary so that the actual amount received by OPIC after such deductions or withholdings equals the full amount stated to be payable under the Financing Documents.

(b) In addition to the obligations set forth in Section 6.03(c) (Maintenance of Rights and Compliance with Laws), the Borrower shall pay before they become overdue any and all present and future Taxes payable on or in connection with the execution, delivery, registration, or notarization, or for the legality, validity, or enforceability of this Agreement or any other Transaction Document directly to the Governmental Authority responsible for collecting such Taxes, except for any Taxes that the Borrower is contesting in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with the Accounting Principles; provided, that the Borrower hereby indemnifies OPIC and holds OPIC harmless from and against any and all liabilities, fees, or additional expenses with respect to or resulting from any delay in paying, or omission to pay, any such Taxes. Within thirty (30) days after payment by the Borrower of any such Taxes, the Borrower shall furnish OPIC with the original or a Certified copy of the receipt evidencing payment thereof, together with any other information OPIC may reasonably request. OPIC shall have the right, but not the obligation, to pay any Taxes not paid by the Borrower and the Borrower shall, upon OPIC’s demand, promptly reimburse OPIC in full for all such payments.

SECTION 2.08. Miscellaneous.

(a) Payment or Reimbursement of Expenses. OPIC may retain such consultants as determined by OPIC to be necessary, including U.S. and local legal counsel, at any time until the Loans are indefeasibly repaid in full. Upon request, the Borrower shall promptly pay or reimburse OPIC for all of OPIC’s out-of-pocket fees and expenses incurred in connection with the negotiation, preparation, execution, delivery, notarization, recordation and implementation of the Financing Documents and, if applicable, the Expansion Loan Documents and the other documents, instruments and approvals required to be delivered thereunder, including (i) the reasonable fees and expenses of outside U.S. and local legal counsel and business consultants, and (ii) the costs of communications, preparation of any documents, authentication, registration, and recordation of any of the Financing Documents, preparation of bound volumes, dvds or cds of the Financing Documents for OPIC’s use, and termination of the Liens created pursuant to the Security Documents. The Borrower shall also reimburse OPIC, upon demand, for all costs and expenses (including attorneys’ fees and expenses and costs of travel) incurred by OPIC (A) in preserving in full force and effect, or enforcing its rights under, any of the Financing Documents or (B) in addition to the Modification Fee, in connection with the modification, amendment, or waiver of any provision of any Financing Document.

(b) Currency and Place of Payment. All payments to OPIC shall be made in Dollars by wire transfer in immediately available funds without counterclaim, offset, or deduction:

(i) if to the Paying Agent, as provided for in the Funding Documents; or

(ii) to OPIC, formatted as described in Schedule 2.08.

Whenever any payment would otherwise fall due on a day that is not a Business Day, the due date for payment shall be the immediately succeeding Business Day, and interest and fees shall be computed through such immediately succeeding Business Day in accordance with Section 2.08(c); provided, however, that the last payment shall include interest to but excluding the actual date of receipt of such payment.

(c) Computation of Interest on Notes and of Certain Fees. Except as otherwise provided herein, in the Funding Documents or in any Note:

(i) interest on any Note (including interest calculated at any OPIC Note Interest Rate or the Default Rate) shall accrue on a daily basis and shall be computed as provided therein;

(ii) the Commitment Fee and the Default Rate (as provided in Section 2.08(c)(i) above) shall accrue on a daily basis and shall be computed on the basis of 360-day years composed of twelve (12) thirty (30)-day months.

(d) Application of Payments to OPIC. Except as otherwise provided herein, in the Funding Documents or in any Note, payments received by OPIC under any of the Financing Documents shall be applied to amounts due to OPIC in such manner as OPIC in its sole discretion may determine.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties.

The Borrower represents and warrants to OPIC that:

(a) Existence and Power. The Borrower (i) is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly authorized to do business in each jurisdiction in which it conducts business; and (iii) has the power to own its properties, carry on its business and the Project, borrow money, create Liens on its properties, and execute, deliver, and perform each of the Borrower Documents.

(b) Authority. The Borrower’s execution, delivery, and performance of each of the Borrower Documents: (i) have been duly authorized by all necessary corporate action; (ii) will not violate any Corrupt Practices Laws, Environmental Laws and Worker Rights Requirements or, in any material respect, any other Applicable Law; and (iii) will not breach, or result in the imposition of any Lien upon any of its assets (other than Permitted Liens) under, any of its Charter Documents or any agreement or other requirement by which it or any of its properties may be bound or affected. Each of the Borrower Documents has been duly executed and delivered by the Borrower and is a legal, valid, and binding obligation of the Borrower, enforceable in accordance with its terms. Except for Consents referred to in Schedule 4.04 (Consents), all of which have been or shall be duly obtained, taken, given or made on or prior to the time set forth therein, no Consent of any Person is required in connection with the Borrower’s execution, delivery, performance, validity, or enforceability of any of the Borrower Documents.

(c) Financial Condition. The Borrower’s audited Financial Statements for the year ended December 31, 2011, which have been furnished to OPIC and any other Financial Statements that have been furnished to OPIC pursuant to Section 6.06 (Financial Statements and Other Information), are complete and correct and fairly present its financial condition and results of its operations for the period then ended, subject, in the case of quarterly unaudited financial statements, to the absence of footnotes and customary year-end adjustments. The Borrower has no material financial obligation, contingent or otherwise, of any kind except as disclosed in such Financial Statements. No change has occurred in the

Borrower’s financial condition or prospects from that set forth in such Financial Statements that could be a Material Adverse Effect, and, since the date thereof, no dividend, Restricted Payment or Shareholder Payment has been declared or paid to the Shareholder or any other Person, except as permitted in Section 7.04 (Restricted Payments and Shareholder Payments) or, prior to the Cut-Off Date (except as set forth in Schedule 3.01(c)), as permitted under the Subordinated DFI Credit Agreements.

(d) Capitalization. (i) The Borrower’s issued share capital is as set forth on Schedule 3.01(d) (Capitalization). All such shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the Borrower’s shares other than (x) prior to the first Disbursement, as set forth in the DFI Share Pledge (as defined in Schedule Z) and (y) from and after the first Disbursement, as set forth in the Share Pledge. (ii) One hundred percent (100%) of the Borrower’s shares are directly owned by the Intermediate Shareholder and indirectly owned by the Shareholder in the manner set forth in Schedule 3.01(d) (Capitalization). The Borrower does not own or otherwise control any voting stock of, or have any ownership interest in, any other Person.

(e) Liens. The Security Documents are, or upon filing and registration will be, effective to create in favor of OPIC legal, valid, and enforceable first priority Liens (subject only to Permitted Liens) on all of the Borrower’s assets intended to be covered thereby. The Borrower does not have outstanding, nor is it contractually bound to create, any Lien on or with respect to any of its assets, rights, or revenues, except as permitted by Section 7.01 (Liens).

(f) Taxes and Reports. The Borrower has filed all tax returns and reports required by Applicable Law to be filed and has paid (or provided adequate reserves for) all Taxes due.

(g) Defaults. No Default or Event of Default has occurred and is continuing. Neither the Borrower nor, to the best of the Borrower’s knowledge, any other party is in breach of any provision of any contract to which the Borrower is a party, which breach could be a Material Adverse Effect.

(h) Litigation. No action, suit, other legal or arbitral proceeding, or investigation is pending by or before any domestic or foreign court or Governmental Authority or in any arbitral or other forum or, to the best of its knowledge after due inquiry, is threatened in writing, that (i) relates to any of the transactions contemplated by any Transaction Document, or (ii) if adversely determined, could be a Material Adverse Effect.

(i) Compliance with Law; Corrupt Practices; Anti-Money Laundering; Anti-Corruption Handbook.

(i) The Borrower has conducted and is conducting its business in compliance with (A) Corrupt Practices Laws, Environmental Laws and Worker Rights Requirements and (B) in all material respects, all other Applicable Laws, all Consents set forth on Part A of Schedule 4.04 (Consents) and its Charter Documents. Part A of Schedule 4.04 (Consents) sets forth each Consent necessary for the conduct of the Borrower’s business as presently conducted and that is required for the implementation of the Project and each such Consent has been obtained, or, in the case of the ERC Consent, will be clarified as described in Schedule 4.04 (Consents) prior to the first Disbursement of the Loans, by the Borrower and is, or, in the case of the ERC Consent, will be, in full force and effect. Part B of Schedule 4.04 (Consents) sets forth each Consent that is required to be obtained at a later date for the implementation of the Project and is ministerial in nature or is of a type that can reasonably be expected to be obtained, as required, in a timely fashion in the normal course of development and construction of the Project.

(ii) Without limiting the effect of clause (i) above, the Borrower and its officers, directors, employees, and agents have complied with applicable Corrupt Practices Laws in obtaining all Consents in respect of the Borrower’s business and the Project and are otherwise conducting the Project and the Borrower’s business in compliance with applicable Corrupt Practices Laws. The Borrower’s internal management and accounting practices and controls are sufficient to provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments. Neither the Borrower nor any Person acting on behalf of the Borrower has made any Prohibited Payment.

(iii) The Borrower is in compliance with the applicable requirements of (A) the Anti-Money Laundering Laws, (B) OFAC Regulations, and (C) all other applicable export control, anti-boycott and economic sanctions laws of the U.S. and other jurisdictions relating to its business and facilities.

(iv) None of the Borrower, its directors, members of senior management, or the Persons listed on Schedule 3.01(d) (Capitalization), is a Person included in the OFAC List.

(v) An Authorized Officer of the Borrower has received and reviewed the Anti-Corruption Handbook.

(j) Good Title, Use of Site; Easements, Property Interests, Utilities, Etc. The Borrower owns and has good, legal and marketable title to the Project Property (which comprises part of the Site) comprised in and subject to the provisions set forth in the Land Grant. The Borrower has (subject only to the provisions of the Land Grant, the Site Agreement, and the License) a lawful, valid, exclusive and irrevocable right of use of those parcels of land comprising the Site, in each case free and clear of all Liens (other than Permitted Liens). There is no parcel of land comprised in the Land Grant that will not be subject to a valid, effective and first-priority Lien created by the Legal Charge. The Borrower has (subject only to the provisions of the Land Grant, the Site Agreement, and the License) a lawful, valid, exclusive and irrevocable right of use and a possessory interest in all necessary easements and other rights of ingress to and egress from the Site and lawfully possesses a valid and subsisting leasehold estate in and to all of its leased property (if any) in each case free and clear of all Liens (other than Permitted Liens). Other than the rights referred to in the preceding sentences, no property rights (including easements or other rights of ingress or egress) are required or can reasonably be expected to be necessary for the design, development, construction, supply, start-up, commissioning, testing, financing, implementation, operation or maintenance of the Project in accordance with Applicable Law and the Transaction Documents. All utility and other services, means of transportation, facilities, other materials, and other rights that are or can reasonably be expected to be necessary for the Project in accordance with Applicable Law and the Transaction Documents have been procured or are commercially available to the Project. The Borrower validly owns and has a valid right to use all Intellectual Property Rights necessary for the Project. The Borrower is not aware of any non-compliance with respect to the Land Grant, the Site Agreement or the License that would adversely affect the Borrower's right to use the Site to implement the Project.

(k) Environmental, Health and Safety Matters. The Borrower has duly complied, and its business, operations, and assets, and the Project, are materially in compliance, with (i) the Environmental and Social Requirements and (ii) all Applicable Laws regarding the environment, health and safety and social performance. With respect to air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes, or other environmental, health, or safety matters, the Borrower (A) has been issued and will maintain all required Consents, (B) has received no written complaint, order, directive, claim, citation, or, since January 5, 2009, notice by any Governmental Authority and (C) has received no written complaint or claim from any Person seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief that in the Borrower’s reasonable judgment has had, or could reasonably be expected to have, a Material Adverse Effect.

(l) Project Cost and Completion. The Borrower’s estimate of total Project Costs (including contingencies) is the equivalent of three hundred eighty one million seven hundred sixty five thousand Dollars ($381,765,000) based on the financial plan set forth on Schedule 3.01(l) (Financial Plan) (the “Financial Plan”), and the Borrower’s good faith estimate of the date on which it will achieve Project Completion is not later than June 30, 2013.

(m) Disclosure. All documents, reports, and other written information that have been furnished to OPIC are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein when taken as a whole not materially misleading in light of the circumstances in which the same were made at the time such statements were made, provided, however, that with respect to any information that is in the nature of projections or estimates of future performance, including without limitation any information relating to the performance of the geothermal reservoir, the Borrower represents and warrants only that such projections and such other information were prepared and provided in good faith based on assumptions that are reasonable, but makes no representation or warranty as to the accuracy of such projections. There is no fact known to the Borrower the existence of which could be a Material Adverse Effect. No condition has arisen since the Borrower’s application for the Loans dated as of June 2nd, 2011 (submission code jBRT922F), that has or could be a Material Adverse Effect.

(n) Accounts. The Borrower does not own or maintain any accounts with a bank or other financial institution other than the Accounts, the CER Account and, prior to the first Disbursement of the Loans, the DFI Accounts.

(o) Suspension and Debarment. No event has occurred and no condition exists that is likely to result in the debarment or suspension of the Borrower from contracting with the U.S. Government or any agency or instrumentality thereof, and the Borrower is not now and has not been subject to any such debarment or suspension.

(p) ERISA and Employees. Neither the Borrower nor any ERISA Affiliate sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability or potential liability under, any Guaranteed Pension Plan or Multiemployer Plan and neither the Borrower nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or any liability or potential liability under, any Guaranteed Pension Plan or Multiemployer Plan. The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to or any liability or potential liability under, any Employee Benefit Plan.

(q) Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r) Margin Regulation. No part of the proceeds of the Loans will be used for purchasing or carrying any margin stock within the meaning of Regulation U, or for any purpose that violates any regulation of the Board of Governors of the Federal Reserve System.

(s) Regulation of Parties. None of the Borrower, its Affiliates nor OPIC is or will be, solely as a result of the participation by such parties separately or as a group in the transactions contemplated hereby or by any other Transaction Document, or as a result of the ownership, use, or operation of the

Project (including ownership, use, or operation of the Project upon an exercise of remedies under the Security Documents), subject to regulation by any governmental authority of the U.S. as a “public utility”, an “electric utility”, an “electric utility holding company”, a “public utility holding company”, a “holding company”, or an “electrical corporation” or a subsidiary or affiliate of any of the foregoing under any Applicable Law, as a “public utility” or the equivalent under any Applicable Law of the Project Country.

(t) Other Liabilities. (i) The Borrower is not a party to, or committed to enter into, any contract other than the Transaction Documents which individually or in the aggregate could reasonably be expected to materially affect the judgment of a prospective investor, (ii) other than the Subordinated DFI Loans and the PROPARCO Loan, the Borrower has not engaged in any business other than such business resulting from the implementation of the Transaction Documents to which it is a party and participating in the transactions contemplated thereby, and (iii) except as provided in the Transaction Documents, the Borrower is not a party to any contracts or agreements with, or obliged with respect to any other commitments to, whether or not in the ordinary course of business, any Affiliate of the Borrower.

(u) Other Parties; Transaction Documents. (i) To the Borrower’s knowledge after due inquiry, each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto (other than the Borrower and OPIC) enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights and general principles of equity; and (ii) following the date of this Agreement, none of the Transaction Documents to which the Borrower is a party has been amended, modified or terminated, except in accordance with this Agreement or as disclosed to OPIC and consented to in writing by OPIC.

(v) Project Documents. Except for services, materials or rights that can reasonably be expected to be available on commercially reasonable terms at the time required, the Project Documents required to be executed by the relevant Closing Date in accordance with the terms hereof constitute all contracts, agreements, leases, or other documents or instruments that are necessary for the (i) construction, completion, operation and ownership of the Project as of such date and (ii) the conduct of the business of the Borrower as contemplated by the Transaction Documents and the Financial Model.

(w) Ranking. The Obligations constitute unconditional and unsubordinated Indebtedness of the Borrower and rank at all times at least pari passu in priority of payment with all other present and future unsubordinated Indebtedness of the Borrower.

(x) Payment of Contractors and Subcontractors. All contractors and suppliers performing Works before the Cut-Off Date (other than the Key Contractors) have been paid in full for such Works, except for amounts (i) that are, in the aggregate, less than one hundred thousand dollars ($100,000) and (ii) that the failure to pay could not reasonably be expected to materially adversely affect the Project or impair operation of the Project. Part A of Schedule 3.01(x) sets forth a complete list of all contractors and suppliers (other than the Key Contractors) that, since the Cut-Off Date and until July 31, 2012, have performed Works. All such Works have been paid in full except as set forth in Part B of Schedule 3.01(x). Part B of Schedule 3.01(x) sets forth a list of all contractors and suppliers (other than the Key Contractors) that, since July 31, 2012, have performed or will perform Works and all amounts remaining to be paid (or projected to be paid) to each such contractor and supplier that, since the Cut-Off Date, is performing or will perform Works.

(y) Each of the foregoing representations and warranties (a) through (x) shall be deemed to be made as of the date hereof and as of each Closing Date. To the extent that any schedule referred to in this Section 3.01 shall need to be updated in order to permit such representation to be true and correct when made or deemed to be made, the Borrower shall provide OPIC with such updated schedule in writing prior to the date such representation is deemed made and shall request that this Agreement be amended in accordance with Section 9.06 (Integration; Amendments). Unless this Agreement is amended to reflect the changes in any such schedule, no change shall be deemed to have been made and no Modification Fee shall be due and payable by the Borrower for any such update.

ARTICLE IV

CONDITIONS PRECEDENT TO THE FIRST DISBURSEMENT OF LOANS

Unless OPIC otherwise agrees in writing, the obligation of OPIC to make the Disbursement of the Tranche I Loan and the first Disbursement of the Tranche II Loan is subject to the prior fulfillment, to OPIC’s satisfaction in its sole discretion, of the following conditions precedent and to their continued fulfillment on the first Closing Date:

SECTION 4.01. Authorization.

OPIC shall have received a certificate of an Authorized Officer of the Borrower dated the Closing Date, substantially in the form of Exhibit B-1 and of the Shareholder, dated as of the Closing Date, substantially in the form of Exhibit B-2.

SECTION 4.02. Transaction Documents.

(a) OPIC shall have received the following documents, each of which shall be satisfactory to OPIC in form and substance, shall have been duly executed by the parties thereto, and shall be in full force and effect in accordance with its terms without default:

(i) duly executed originals (or, at OPIC’s election, Certified copies) of (i) each of the following documents (the “Loan Documents”):

(A)	this Agreement;

(B)	the Note issued in connection with the Disbursement; provided that any Note executed after the date hereof in connection with a subsequent Disbursement shall be included in the definition of “Loan Document”;

(C)	the Equity Contribution and Share Retention Agreement;

(D)	the Accounts Agreement;

(E)	the DFI Subordination Agreement;

(F)	the Closing Coordination Agreement; and

(G)	the Funding Documents; and

(ii) each of the following documents (the “Security Documents”):

(A)	the New York Security Agreement;

(B)	the Share Pledge;

(C)	the Debenture;

(D)	the Legal Charge;

(E)	the Direct Agreements;

(F)	each Release; and

(G)	each document that is necessary for the creation and perfection, in favor of OPIC, of a valid and enforceable, first-priority Lien on all of the Borrower’s assets, of whatever kind and nature, whether tangible or intangible, and wherever situated, both now owned and hereafter acquired, including all accounts receivable, inventory, general intangibles, equipment, real and personal property, accounts, rights under all project agreements, and in the proceeds thereof and certain other collateral specified in the Security Documents.

(b) OPIC shall have received copies of the Original Project Documents, each of which shall be satisfactory to OPIC in form and substance, shall have been duly executed by the parties thereto, and shall have been Certified.

SECTION 4.03. Ownership.

OPIC shall have received evidence satisfactory to it that the Shareholder holds 100% of the legal and beneficial title to the equity of the Intermediate Shareholder, and the Intermediate Shareholder holds 100% of the legal and beneficial title to the equity of the Borrower, as set forth in Schedule 3.01(d) (Capitalization).

SECTION 4.04. Consents.

OPIC shall have received Certified copies of all Consents (a) listed in Part A of Schedule 4.04 (Consents) and (b) that are necessary or advisable, in each case, for (i) the Financing Documents, and the payment of all amounts due or to become due with respect thereto, not to be subject to any Taxes and (ii) the execution, delivery, and performance by the Borrower and by the Shareholder of each Transaction Document to which they are a party, and all such Consents shall be in full force and effect and not subject to appeal. All Consents required at a later date are listed in Part B of Schedule 4.04 (Consents) and each such Consent shall be capable of being obtained as and when indicated in such schedule.

SECTION 4.05. Site.

OPIC shall have received evidence in form and substance satisfactory to it that the Borrower, holds lawful, valid, exclusive and irrevocable leasehold rights (only in the case of the Project Property) and rights to use the entire Site and the geothermal resource (in all such cases subject only to the provisions of the Land Grant, the Site Agreement, and the License), together with lawful, valid, exclusive and irrevocable right of use and a possessory interest in all necessary easements and other rights of ingress and egress for the development, construction, operation and maintenance of the Project free and clear of any Liens other than Permitted Liens (in all such cases subject only to the provisions of the Land Grant, the Site Agreement, and the License), and that such Site (together with such easements and rights of ingress and egress) is sufficient for the Borrower to develop, construct, operate and maintain the Project as contemplated by the Transaction Documents.

SECTION 4.06. Security Interest.

Each Lien created by the Security Documents shall be of first priority (subject only to Permitted Liens) and (a) to the extent it arises or attaches under the Uniform Commercial Code enacted in any jurisdiction in the U.S., shall be perfected, and (b) in all other cases, shall be enforceable against the Borrower and third parties (including any holder of a subsequently established Lien). Each of the Security Documents shall be in full force and effect and shall have been duly filed and registered or recorded in every jurisdiction in which such filing and registration or recording is necessary to make valid and effective the Liens intended to be created thereby and the rights of OPIC thereunder, and OPIC shall have received evidence satisfactory to it that such filing and registration or recording has been made. In addition, the Borrower shall have executed all such other agreements or documents, or taken any actions that, in the opinion of counsel to OPIC, are necessary or advisable to secure the payment of all amounts due or to become due hereunder and under the Notes with valid, enforceable, first-priority Liens on all of the Borrower’s assets and the shares of capital stock of the Borrower. Each DFI Lien shall have been released and each DFI Security Document shall have been terminated.

SECTION 4.07. Insurance.

OPIC shall have received Certified copies of the Insurance Policies (and reinsurance policies, as applicable) required by and issued in accordance with Section 6.04 (Maintenance of Insurance), together with evidence that all premiums then due and payable under such Insurance Policies have been paid and such policies are in full force and effect without default.

SECTION 4.08. Auditors.

OPIC shall have received evidence that the Borrower has irrevocably instructed its auditors to respond directly to written communications from OPIC at any time regarding the Borrower’s accounts and operations, provided, that, OPIC shall provide the Borrower with copies of its communications to the auditors, including notices and requests for information, and will provide the Borrower with reasonable prior written notice of any discussions or meetings and a reasonable opportunity to participate in the same.

SECTION 4.09. Legal Opinions.

OPIC shall have received acceptable written opinions, dated the Closing Date, satisfactory to OPIC in form and substance, of (a) Walker Kontos Advocates, its legal counsel in the Project Country, (b) Kaplan & Stratton Advocates, the Borrower’s legal counsel in the Project Country, (c) Maples and Calder, the Borrower’s legal counsel in the Cayman Islands, (d) Clifford Chance US LLP, its legal counsel in the U.S., with respect to OPIC funding matters, (e) Chadbourne & Parke LLP, the Borrower’s legal counsel in the U.S., (f) Chadbourne & Park LLP, the Supplier’s legal counsel in the U.S., (g) Chadbourne & Park LLP, the Coordinator’s legal counsel in the U.S., (h) Hamilton Harrison & Mathews, KPLC’s legal counsel in Kenya, (i) Adrian Burke & Associates, Marriott’s legal counsel in Kenya, and (j) Chadbourne & Parke LLP, Geodrill’s legal counsel in the U.S.

SECTION 4.10. Appointment of Agent.

OPIC shall have received evidence that each agent for service of process (a) referred to in Section 8.03(c) (Jurisdiction and Consent to Suit; Waivers) with relation to the Borrower and (b) required to be appointed by any other party pursuant to the Financing Documents has been duly appointed and holds such appointment without reservation until six (6) months after the Tranche II Maturity Date, together with evidence of the prepayment in full of the fees of such agent.

SECTION 4.11. Accounts.

Each of the Accounts shall have been established and, if applicable, funded in accordance with the terms of the Accounts Agreement, all amounts on deposit in each DFI Account shall have been transferred pursuant to the Closing Coordination Agreement and the DFI Accounts shall have been closed pursuant to the Closing Coordination Agreement.

SECTION 4.12. D-U-N-S Number; TIN.

The Borrower shall have (a) obtained a D-U-N-S® number issued by Dun & Bradstreet, Inc. and provided such number to OPIC in writing and (b) the Borrower shall have provided to OPIC (i) its U.S. Taxpayer Identification Number or (ii) an explanation as to why it does not have or need a U.S. Taxpayer Identification Number.

SECTION 4.13. Financial Projections.

OPIC shall have received a Financial Model, including projected financial statements prepared on the basis of the Accounting Principles, which shall be satisfactory to OPIC in form and substance.

SECTION 4.14. Construction Budget; Construction Schedule.

OPIC shall have received an updated Construction Budget and Construction Schedule for completion of the Project, each of which shall be satisfactory to OPIC.

SECTION 4.15 Environmental and Social Requirements.

The Borrower shall deliver a copy of the Environmental Monitoring Program, which shall be prepared in accordance with the Environmental and Social Requirements and will incorporate, inter alia, (a) an overarching policy statement of environmental and social objectives and principles appropriate to the size and nature of the Project and of the Borrower’s organization that will be used to permit the Project to achieve sound and sustainable environmental and social performance; and (b) a grievance mechanism appropriate to the size and nature of the Project and of the Borrower’s organization for the Borrower to receive and facilitate resolution of concerns and grievances about the environmental and social performance of the Project and the Borrower’s organization.

SECTION 4.16 Due Diligence.

OPIC shall have completed to its satisfaction its due diligence investigation of the Borrower, the Shareholder, the Project and all other matters relating thereto, and the results of such investigations shall be satisfactory to OPIC.

SECTION 4.17 Reports.

OPIC shall have received copies of the following reports in each case in form and substance satisfactory to OPIC: (a) the final report from OPIC’s Independent Engineer confirming: (i) the satisfactory operational performance of Plant 1, (ii) matters relating to the construction of Plant 2, (iii) the adequacy of the geothermal resource to comply with the Borrower’s obligations under the PPA in respect of Plant 1 and Plant 2 (without giving effect to any reduction pursuant to Section 9.8A thereof), and (iv) any Disbursement is needed to pay Project Costs incurred in excess of the Equity Contributions required to be made pursuant to the Equity Contribution and Share Retention Agreement prior to the date of the Disbursement of the Tranche I Loan and the first Disbursement of the Tranche II Loan or that are due or will become due and payable within ninety (90) days of the Disbursement Request for the Tranche I Loan and the first Disbursement of the Tranche II Loan; (b) the Independent Engineer’s Closing Certificate, dated as of the date of the first Disbursement substantially in the form of Exhibit C; (c) the final report from OPIC’s Financial Model auditor; (d) the final report and opinion letter from OPIC’s tax consultant and (e) the final report and certificate dated the date of the first Disbursement from OPIC’s insurance advisor. Each such report shall, unless otherwise provided, (x) be dated not more than five (5) days prior to the first Closing Date or (y) be accompanied by a bring-down certificate (dated not more than five (5) days prior to the first Closing Date) from the relevant party certifying the statements made in its report remain true, correct and complete.

SECTION 4.18 Operational Matters.

(a) OPIC shall have received an Annual Operating Budget and Maintenance Plan for operation and maintenance of Plant 1 for the remainder of the Fiscal Year that includes the first Disbursement, each of which shall be satisfactory to OPIC.

(b) OPIC shall have received a complete set of as-built plans and specifications for Plant 1 and a copy of the O&M Manual, together with copies of all operating procedures agreed with (or specified by) KPLC pursuant to Section 8.5 of the PPA (if any).

(c) OPIC shall have received a complete list of the then current spare parts inventory with respect to Plant 1, including a reasonable cost estimate for such inventory.

(d) OPIC shall have received a copy of the then current Plant 1 maintenance log.

SECTION 4.19 Geothermal Resource.

Each of the following shall have occurred with respect to the geothermal resource: (i) the Borrower is diligently pursuing the Drilling Program, (ii) the Borrower shall be in compliance with the Reservoir Monitoring Plan and (iii) OPIC shall have received the Reservoir Monitoring Report most recently required to be delivered pursuant to Section 6.02(e) hereof.

SECTION 4.20 Ratio of Cash Flow to Debt Service.

As of the date of such Disbursement, after giving effect to the Disbursements made on such date, the minimum projected ratio of Cash Flow to Debt Service, calculated as provided in Section 6.11(a) (Financial Ratios; Debt Service Reserve), shall be not less than 1.4:1.0.

SECTION 4.21 Funding Arrangements.

Suitable arrangements shall have been made for funding the Loan (all agreements and documents required in connection with such funding arrangements are collectively referred to herein as the “Funding Documents”), which funding arrangements and Funding Documents shall be satisfactory to OPIC in form and substance, including without limitation satisfaction by the Borrower of all conditions precedent to the obligations of any other party to the Funding Documents and performance by the Borrower of all other obligations on its part to be performed prior to the making of the first Disbursement pursuant to any Transaction Document.

SECTION 4.22 Anti-Corruption Handbook.

OPIC shall have received confirmation in the form of an acknowledgement Certified by an Authorized Officer of the Borrower, that each of the Senior Officers of the Borrower has received and reviewed a copy of the Anti-Corruption Handbook.

SECTION 4.23 PPA Notice Requirements.

OPIC shall have received copies of each Project Document delivered to KPLC pursuant to Section 21.1(d) of the PPA, both for Plant 1 and Plant 2 (together with transmittal letters to KPLC evidencing delivery thereof).

ARTICLE V

CONDITIONS PRECEDENT TO EACH DISBURSEMENT

Unless OPIC otherwise agrees in writing, the obligation of OPIC to make each Disbursement of the Loans (including the Disbursement of the Tranche I Loan and the first Disbursement of the Tranche II Loan) is subject to the prior fulfillment, to OPIC’s satisfaction in its sole discretion, of the following conditions precedent and to their continued fulfillment on each Closing Date:

SECTION 5.01. Disbursement Request.

The Borrower shall have delivered a Disbursement Request in accordance with Section 2.01(c) (Disbursement; Term).

SECTION 5.02. Representations and Defaults.

Each of the representations and warranties of the Borrower set forth in this Agreement and of the Borrower and the Shareholder in each of the other Financing Documents to which either is a party shall be true and correct in all material respects (except with respect to any provision including the word “material” or words of similar import, with respect to which such representations and warranties shall be true and correct) on such Closing Date as if made on such Closing Date after giving effect to such Disbursement or if such representation relates exclusively to an earlier date, as of such earlier date, and on such Closing Date no Default or Event of Default shall have occurred and be continuing or will result from the making of such Disbursement or from the application of the proceeds thereof.

SECTION 5.03. No Event of Default; Change in Circumstances.

Both before and after giving effect to the Disbursement, no Default or Event of Default shall have occurred or be continuing and nothing shall have occurred and be continuing that, in the reasonable judgment of OPIC, could be a Material Adverse Effect.

SECTION 5.04. Note.

The Borrower shall have furnished OPIC with one or more executed Notes issued in connection with the Disbursement, dated the Closing Date.

SECTION 5.05. Closing Certificate.

The Borrower shall have furnished OPIC with a certificate of an Authorized Officer, dated the Closing Date, substantially in the form of Exhibit D, which shall include Certified copies of all Project Documents entered into subsequent to the immediately preceding Closing Date.

SECTION 5.06. Financial Information and Project Progress.

(a) Not less than ten (10) Business Days before such Closing Date, OPIC shall have received all Financial Statements, reports, and other information that the Borrower, pursuant to Section 6.06 (Financial Statements and Other Information), would otherwise be required to furnish to OPIC on or before such Closing Date, provided, that, the Borrower shall not be required to provide a statement from the Borrower’s auditor required to be provided under Section 6.06(b)(ii) (Financial Statements and Other Information) in connection with the first Disbursement.

(b) Not more than ten (10) Business Days before such Closing Date, OPIC shall have received a certificate from the Borrower, satisfactory to OPIC in form and substance, confirming that, with respect to each report delivered pursuant to clause (a), such report is true and correct in all material respects as of such date or, if there has been a change in the matters set forth therein, updating the relevant information.

SECTION 5.07. Payment or Reimbursement of Expenses.

All Fees and other amounts due, payable or reimbursable by the Borrower with respect to the Loans on or prior to the Closing Date shall have been paid in full.

SECTION 5.08. Central Bank Registration; Consents.

OPIC shall have received evidence satisfactory to it, as may be required by Applicable Law with respect to each Disbursement other than the first Disbursement, that the Borrower has taken all steps necessary to obtain any Consents necessary with respect to each such Disbursement. OPIC shall have received Certified copies of such Consents or copies of such certificates, legal opinions, or other documents, satisfactory to OPIC in form and substance, as OPIC shall have requested to evidence such Consents.

SECTION 5.09. Equity Contributions.

The Shareholder (either directly, through the Intermediate Shareholder or from the Borrower’s Cash Flow available for distribution in accordance with this Agreement) shall have made all equity investments in, or loans to, the Borrower in cash as required by the Equity Contribution and Share Retention Agreement and OPIC shall have received evidence satisfactory to it that such equity investments have been made as provided therein.

SECTION 5.10. Debt Service Reserve Requirement.

OPIC shall have received evidence that funds or assets on deposit in the Debt Service Reserve Account have a market value at least equal to the Debt Service Reserve Requirement.

SECTION 5.11. Debt to Equity Ratio.

The Debt to Equity Ratio shall be no greater than 75:25 after giving effect to such Disbursement.

SECTION 5.12. Project Costs.

OPIC shall have (i) in consultation with the Independent Engineer, received, reviewed and approved the milestones reached and invoices received in respect of Project Costs incurred (a) after the Cut-Off Date, in connection with the first Disbursement, and (b) since the previous Disbursement, in connection with any subsequent Disbursement and (ii) received written confirmation from the Borrower’s auditor confirming that the Project Costs incurred through the end of the fiscal quarter most recently ended prior to such Disbursement are in accordance with the accounting records of the Borrower.

SECTION 5.13. Funding Arrangements.

Suitable arrangements shall have been made for funding such Disbursement, in accordance with the Funding Documents, which funding arrangements shall be satisfactory to OPIC in form and substance, including without limitation satisfaction by the Borrower of all conditions precedent to the obligations of any other party to the Funding Documents and performance by the Borrower of all other obligations on its part to be performed prior to the making of such Disbursement pursuant to any Transaction Document.

SECTION 5.14. Insurance.

OPIC shall have received evidence that all Insurance Policies (and reinsurance policies, as applicable) required by and issued in accordance with Section 6.04 (Maintenance of Insurance) are in full force and effect.

SECTION 5.15. Independent Engineer Certificate.

Except as provided pursuant to Section 4.17(a) (Reports) in connection with the initial Closing Date, OPIC shall have received from the Independent Engineer not later than ten (10) Business Days prior to any other Closing Date (or such shorter period as OPIC shall have agreed) a certificate dated as of such Closing Date substantially in the form of Exhibit C.

SECTION 5.16. Lien Waivers.

OPIC shall have received copies of all Lien waivers related to the Works required to be obtained pursuant to Section 6.02(h) hereof.

SECTION 5.17. Other Documents.

OPIC shall have received any document required to have been delivered pursuant to Section 6.03 (Maintenance of Rights and Compliance with Laws) or Section 6.15 (Additional Project Documents), Project Documents delivered to KPLC pursuant to Section 21.1(d) of the PPA (together with transmittal letters to KPLC evidencing delivery thereof) not previously delivered pursuant to Section 4.23 hereof (PPA Notice Requirements) and any such other certificates, opinions, agreements, and documents customary for transactions of the type contemplated by this Agreement, and translations of any of the foregoing, each satisfactory to OPIC in form and substance, as it may reasonably request.

ARTICLE VI

AFFIRMATIVE COVENANTS

Unless OPIC otherwise agrees in writing, so long as the Commitments remain outstanding or until all amounts due and to become due hereunder and under the Notes shall have been indefeasibly paid in full, the Borrower agrees as follows:

SECTION 6.01. Use of Proceeds; Project Completion.

(a) The Borrower shall (i) implement the Project promptly in accordance with the Construction Budget and the Construction Schedule and (ii) apply the proceeds of the Tranche I Loan exclusively to (A) fund the Intermediate Shareholder Loan, (B) prepay the PROPARCO Indebtedness and, subject to OPIC’s consent, a portion of the Subordinated DFI Indebtedness, and (C) subject to Section 5.11 (Debt to Equity Ratio), repay Pre-Closing Costs.

(b) The Borrower shall apply the proceeds of the Tranche II Loan exclusively to (i) the development, construction and start-up of Plant 2, (ii) make certain modifications to Plant 1, and (iii) subject to Section 5.11 (Debt to Equity Ratio), repay Pre-Closing Costs.

(c) The Borrower shall use its best efforts to cause Project Completion to be achieved on or prior to June 30, 2013. The Borrower shall not make any investments or conduct any business unrelated to the Project. If the Borrower becomes unable to achieve Project Completion, or becomes unable to meet its other obligations prior to Project Completion, the Borrower shall promptly so notify OPIC.

SECTION 6.02. Company Construction, Drilling and Operations.

(a) The Borrower shall duly and punctually perform its obligations under each of the Borrower Documents.

(b) The Borrower shall in accordance with and subject to the terms of the PPA, the other GoK Agreements, the Consents set forth in Part A of Schedule 4.04 (Consents), the Consents set forth in Part B of Schedule 4.04 (Consents) to the extent then applicable to the Project, applicable legal requirements and Good Industry Practice, (i) diligently, duly and properly perform and complete (or cause to be performed and completed) the Works in accordance with the Construction Budget and the Construction Schedule; (ii) procure, provide and pay for all items and services necessary for the proper execution and completion of the Works, including all design, engineering, procurement, installation and construction services, all administration, management, training and coordination, all commissioning, testing and verification services, and all labor, plant, materials, permits, licenses, inspections, storage and transportation, and all other items, facilities and services necessary to perform the Works, (iii) complete the design, engineering, construction and installation of the Project as required by the PPA, the Supply Agreement and Coordination Contract, (iv) provide advance notice of completion testing so that the Independent Engineer may attend such testing, (v) provide a test report for review by the Independent Engineer that presents the results of the completion testing including all calculations to correct the Plant 1 and Plant 2 performance to the ambient conditions that are the basis for the guarantees in the Supply Agreement and the Coordination Contract, and (vi) promptly remedy defects in the Works in accordance with Good Industry Practice.

(c) The Borrower shall comply with the Reservoir Monitoring Plan and maintain the geothermal resource, the wells and the surface facilities at all times in compliance with its obligations under the PPA and in accordance with Good Industry Practice.

(d) The Borrower shall conduct its business and operations in accordance with the O&M Parameters and otherwise in accordance with (i) Good Industry Practice and on an arm’s-length basis, with due diligence and efficiency and under the supervision of qualified and experienced management, (ii) the conditions to the Borrower’s warranties under the PPA, (iii) the terms and conditions of all Insurance Policies, (iv) all requirements of Applicable Law, all Consents set forth in Part A of Schedule 4.04 (Consents) and all Consents set forth in Part B of Schedule 4.04 (Consents) to the extent then applicable to the Project, and (v) the terms of the Project Documents and its Charter Documents, in each of the foregoing cases, in all material respects. The Borrower shall repair, replace, and protect each of its assets (ordinary wear and tear excepted) so that its business and the Project can be conducted in accordance with Good Industry Practice.

(e) Within thirty (30) days of the end of each of April and October, the Borrower shall provide a Reservoir Monitoring Report to OPIC.

(f) The Borrower shall provide OPIC prior written notice of any additional Contracted Plant Capacity Test (as such term is defined in the PPA).

(g) The Borrower shall provide OPIC with copies of all reports and material notices delivered by the Borrower to KPLC pursuant to the PPA.

(h) With respect to all Project Costs incurred in connection with the Works (i) after the Cut-Off Date but before the first Disbursement, the Borrower shall obtain Lien waivers from each Key Contractor related to such Works and deliver them prior to the first Disbursement as required by Section 5.16 and (ii) after the first Disbursement, the Borrower shall obtain Lien waivers from each relevant Key Contractor related to such Works within five (5) days of payment for any substantial portion of such Work. Any other contractor or supplier performing Works after the Cut-Off Date shall be listed in Part A of Schedule 3.01(x) and an estimate of all amounts owed or owing to such contractor or supplier shall be listed in Part B of Schedule 3.01(x), in each case as required pursuant to Section 3.01(x).

SECTION 6.03. Maintenance of Rights and Compliance with Laws.

The Borrower shall (a) obtain, maintain in full force and effect, and renew all Consents, leases and other rights in land, and franchises necessary for the conduct of its business and the performance of its obligations hereunder and under the other Transaction Documents; (b) conduct its business in compliance with all Environmental Laws, Corrupt Practices Laws, Worker Rights Requirements and its Charter Documents and, in all material respects, all other Applicable Laws and Consents; and (c) duly pay before they become overdue all Taxes levied or imposed in any jurisdiction upon its property, earnings, or business that, if not paid, could be a Material Adverse Effect, and all Indebtedness and other liabilities in a timely manner in accordance with normal business practices and with the terms governing the same, except amounts being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves shall have been set aside in accordance with the Accounting Principles. To the extent that any Consent was not obtained by the Borrower prior to the first Disbursement, in accordance with Schedule 4.04 (Consents), the Borrower shall promptly deliver to OPIC a Certified copy of any such Consent obtained after the first Disbursement.

SECTION 6.04. Maintenance of Insurance.

The Borrower shall:

(a) maintain or cause to be maintained in effect at all times insurance, with respect to the Project, against such risks and hazards, in such amounts, and in such form, as is usually carried by companies of a similar size that are engaged in the same or a similar business and that own similar properties in the same or similar geographic area as the Project, and in any event in compliance with the minimum insurance requirements set out in Schedule 6.04 (Minimum Insurance Requirements);

(b) apply all Insurance Proceeds in accordance with the terms of Schedule 6.04 (Minimum Insurance Requirements);

(c) enforce its rights under the Project Documents, to the extent that it has such rights, so as to ensure that any Person (other than the Borrower) required to provide insurance under a Project Document obtains and maintains Insurance Policies as required thereby; and

(d) observe and comply with each other obligation and agreement set forth in Schedule 6.04 (Minimum Insurance Requirements).

SECTION 6.05. Accounting and Financial Management.

(a) The Borrower shall (i) comply with Corrupt Practices Laws, (ii) maintain adequate accounting, management information and cost control systems; (iii) prepare its Financial Statements in accordance with the Accounting Principles; (iv) engage Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, or other independent internationally recognized accountants satisfactory to OPIC as its regular independent auditors; (v) notify OPIC of any change in such accountants and the reason therefor; and (vi) instruct such accountants to communicate directly with OPIC regarding the Borrower’s accounts and operations. Without limiting the foregoing, the Borrower shall maintain the systems described in clause (i) and related management and accounting policies and controls that are sufficient to provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments.

(b) The Borrower shall comply with the applicable requirements of (i) the Anti-Money Laundering Laws, (ii) OFAC Regulations, and (iii) all other applicable export control, anti-boycott and economic sanctions laws of the U.S. and other jurisdictions relating to its business and facilities.

SECTION 6.06. Financial Statements and Other Information.

At its cost, the Borrower shall furnish to OPIC each of the following:

(a) Within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, its unaudited Financial Statements, all Certified by a Financial Officer as being true and complete and fairly presenting in all material respects the financial position, results of operations and cash flows of the Borrower as of the dates indicated and for the periods specified, subject to the absence of disclosures normally made in footnotes and to customary year-end adjustments, together with such officer’s certificate (i) that his or her review has not disclosed the existence of any Default or Event of Default, or, if any such Default or Event of Default then exists, specifying the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto and (ii) demonstrating in reasonable detail the Borrower’s compliance with the financial ratios set forth in Section 6.11 (Financial Ratios; Debt Service Reserve) and the basis for such calculations;

(b) (i) Within one hundred twenty (120) days after the end of each Fiscal Year, its audited Financial Statements, together with an auditor’s report in accordance with the Accounting Principles and (ii) a statement from the Borrower’s auditors to the effect that based on their examination, as of the date of the audited financial statements, the Borrower was in compliance with the financial ratios under Section 6.11 (Financial Ratios; Debt Service Reserve) of this Agreement;

(c) Until Project Completion, within twenty-one (21) days after the end of each month, a Construction Period Report substantially in the form set out in Schedule 6.06(c) (Construction Period Report);

(d) (i) until Project Completion, not less than ten (10) Business Days prior to each Closing Date, an Operating Report for Plant 1 and, after Plant 2 COD, for Plant 2, substantially in the form set out in Schedule 6.06(d) (Operating Report), and (ii) after Project Completion, semi-annually, beginning on the first to occur of June 30 or December 31, an Operating Report substantially in the form set out in Schedule 6.06(d) (Operating Report);

(f) Within forty-five (45) days after the end of each fiscal quarter, a Certified report setting forth in reasonable detail all transactions during the preceding fiscal quarter between the Borrower, on the one hand, and the Shareholder or any Affiliate of the Shareholder, on the other hand;

(g) Not later than June 30 of each year, beginning on June 30, 2013, the Self-Monitoring Questionnaire; and

(h) Copies of all other annual or interim reports and management letters submitted to the Borrower by its independent accountants, and such other information and data with respect to the Borrower’s operations, condition (financial or otherwise), assets, and prospects (including supporting information as to compliance with this Agreement) as OPIC may reasonably request from time to time.

SECTION 6.07. Annual Operating Budget.

(a) As soon as it is available, but in any event at least thirty (30) days prior to the commencement of each Fiscal Year, the Borrower shall submit to OPIC for approval by OPIC the Annual Operating Budget for such Fiscal Year prepared by the Borrower. Each Annual Operating Budget shall be consistent with the Financial Model and be accompanied by a certificate of an Authorized Officer of the Borrower certifying that the budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 6.07.

(b) A proposed Annual Operating Budget shall become effective on the later of (i) the first day of the relevant Fiscal Year and (ii) the date OPIC advises the Borrower that OPIC has approved such Annual Operating Budget. If OPIC does not approve an Annual Operating Budget, OPIC shall advise the Borrower of the items that are disapproved and the reason for such disapproval.

(c) If all or any part of an Annual Operating Budget is disapproved, the Borrower shall comply with all approved aspects of such Annual Operating Budget. With respect to those aspects of any Annual Operating Budget that are not approved, the Borrower and OPIC shall continue to discuss such aspects in good faith and the Annual Operating Budget for the preceding fiscal year related to such disapproved items shall be applicable and shall for all purposes hereof be deemed to be part of the approved Annual Operating Budget for the current Fiscal Year until such time as such aspects of the Annual Operating Budget for the current Fiscal Year have been approved in writing by OPIC.

SECTION 6.08. Access to Records; Inspection; Meetings.

The Borrower shall, upon OPIC’s prior written request, give, or cause to be given, to any representatives of OPIC access during normal business hours to the Project (and, if maintained at a different location, the Borrower’s principal place of business) and permit them to (a) examine, copy, and make extracts from, any and all records and documents in the possession or subject to the control of the Borrower relating to its operations and financial affairs, and (b) inspect any of its facilities or properties. During the continuance of an Event of Default, the Borrower shall give OPIC not less than five (5) Business Days’ notice of, and shall permit an OPIC representative to attend (either in person or telephonically), each formal meeting of the Borrower’s shareholders and of its directors. In conducting any visit or inspection under this Section 6.08, OPIC and its representatives shall abide by and comply with all applicable health, safety and environmental policies and insurance requirements relating to the Project.

SECTION 6.09. Notice of Default and Other Matters.

The Borrower shall notify OPIC immediately of (a) the occurrence, to its knowledge, of any Default, (b) the occurrence of any Event of Default, and (c) any legal or arbitral proceedings against the Borrower that involve claims that either individually or in the aggregate at any given time exceed the equivalent of $500,000.

SECTION 6.10. Security Documents.

(a) The Borrower, at its own cost, shall take all actions necessary to maintain each of the Security Documents in full force and effect and enforceable in accordance with its terms, and to preserve OPIC’s security interests thereunder, including (i) maintaining all filings and recordations, (ii) paying fees and other charges, (iii) issuing supplemental documentation and continuation statements, (iv) discharging all Liens or other claims adversely affecting the rights of OPIC in the property subject to any Security Document (other than Permitted Liens), (v) publishing or otherwise delivering notice to third parties, (vi) delivery of title documents, and (vii) taking all actions necessary to ensure that all after-acquired property of the Borrower is subject to a valid and enforceable, perfected first priority Lien in favor of OPIC within sixty (60) days after the acquisition of such property.

(b) Without limiting the generality of subsection (a) above, in the event that any Governmental Authority issues or adopts any new Applicable Law relating to the creation, preservation, registration, perfection, protection or enforcement of security interests in assets of the same character as those covered by the Security Documents, or issues any clarifications of any existing Applicable Law relating to the same, the Borrower shall, at its own cost, execute and deliver all such additional amendments, assignments, certificates, instruments, notifications, or other documents and give further assurances and do all such other acts and things as OPIC shall reasonably request or as may be provided for in such new Applicable Law or any clarifications of any existing Applicable Law, to create, preserve, register, perfect, protect or enforce the security interest provided for in the Security Documents. All actions to be performed by the Borrower shall be taken by the Borrower within sixty (60) days after the issuance and applicability of such Applicable Law or clarification to OPIC’s security interest as provided in the preceding sentence (whether by the receipt of notice from OPIC or otherwise).

SECTION 6.11. Financial Ratios; Debt Service Reserve.

(a) The Borrower shall maintain immediately following the Grace Period and at all times thereafter, (i) a historic ratio of Cash Flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to Debt Service for the most recently completed four (4)

consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.1 to 1.0; and (ii) a projected ratio of Cash Flow for the next succeeding four (4) consecutive full fiscal quarters, taken as a single accounting period, to projected Debt Service for the next succeeding four (4) consecutive full fiscal quarters of not less than 1.1 to 1.0, in each case based on projections set forth in the then-current Financial Model; provided, that (i) until the Project Completion Date, “Debt Service” as used in clause (i) or (ii) above shall not include principal and interest in respect of Plant 2 and (ii) during the first year of commercial operations for Plant 2 after the Grace Period, the foregoing historical ratio of Cash Flow to Debt Service shall be adjusted to annualize historical Cash Flow for such periods.

(b) At all times, the Borrower shall (i) maintain funds or assets on deposit in the Debt Service Reserve Account with a market value at least equal to (x) the Debt Service Reserve Requirement or (y) if there has been a draw on the Debt Service Reserve Account pursuant to Section 6.8.2 of the Accounts Agreement, the amount then required to be on deposit in the Debt Service Reserve Account pursuant to Section 6.8.1 of the Accounts Agreement and (ii) maintain funds or assets on deposit in the Well Reserve Account with a market value at least equal to the then-current Well Reserve Requirement.

SECTION 6.12. Environmental, Health and Safety Compliance.

(a) The Borrower shall comply with, and shall conduct its business and operations, and maintain its assets, equipment, property, leaseholds, and other facilities in compliance with, the provisions of (i) the Environmental and Social Requirements, (ii) the EIA, (iii) the Management Services Agreement (iv) the Environmental Monitoring Program; and (v) all Applicable Laws regarding the environment, health and safety and social performance. The Borrower shall maintain all required Consents relating to: (A) air emissions; (B) discharges to surface water or ground water; (C) noise emissions; (D) solid or liquid waste disposal; (E) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes; and (F) other environmental, health, or safety matters. The Environmental Monitoring Program should be updated to take into account the expansion activities and phases, and copies of all updates should be provided to OPIC. The Project should continue to focus on environmental and social management to achieve continuous improvement in the following areas:

(1)	soil erosion on exposed, steep slopes needs to be carefully monitored and barren areas need to be rapidly re-vegetated;

(2)	the brine discharge system (piping and reinjection wells) need to be regularly inspected and leaks immediately repaired;

(3)	dust from vehicular movement and areas cleared for construction needs to be suppressed with water as necessary;

(4)	no exotic floral species should be introduced into the area. Opportunistic species should be removed when detected;

(5)	disturbance to wild animals should be minimized. Structures that may obstruct the free movement of wildlife (such as disused fences, pipe, metal and timber structures) should be removed;

(6)	consultation and engagement with the local Maasai community should continue;

(7)	consultations and collaboration with other stakeholders (KenGen, KWS and the Lake Naivasha Riparian Association) should continue; and

(8)	training on environmental, health and safety should continue.

(b) The Borrower shall submit to OPIC a copy of each Annual Environmental Audit Report prepared in accordance with the Kenyan Environmental Management and Coordination Act, 1999 (the “Environmental Audit Report”). Such report shall be submitted to OPIC no later than 30 days following acceptance of the reports by the Kenyan National Environmental Management Agency. In addition to the Environmental Audit Report, the submission to OPIC shall address any actions that the Borrower must undertake to address any deficiencies identified in the Environmental Audit Report.

(c) Without limiting Section 6.02 (Company Construction, Drilling and Operations), the Borrower shall promptly notify OPIC of any material changes to the Project including details of any expansions, change in well drilling locations, change in routing of steam piping or change in transmission line route.

(d) The Borrower shall notify OPIC immediately, and in no event later than thirty-six (36) hours after the Borrower becomes aware, through the exercise of reasonable due diligence and care, of any accident directly or indirectly caused by the Project, occurring at the Site or affecting any Worker engaged in their official duties that results in the loss of life or that has, or that could reasonably be foreseen to have a material adverse impact on the environment. The Borrower shall submit to OPIC within thirty (30) days after the occurrence of such event a summary report thereof.

(e) Any reports or other documentation required under this Section 6.12 shall be delivered electronically to eia@opic.gov and copied to notices@opic.gov and in hard copy to Director, Environmental Affairs, Overseas Private Investment Corporation, 1100 New York Avenue, NW, Washington, DC 20527.

(f) The Borrower shall require each Project Contractor, with respect to itself and any of its Project Subcontractors, to comply with the foregoing requirements with respect to any continuous on-Site work performed by such Project Contractor that is either (i) of substantial duration or (ii) material to the primary operations of the Project.

SECTION 6.13. Worker Rights.

(a) The Borrower shall:

(i) not take any actions to prevent Workers from lawfully exercising their right of association and their right to organize and bargain collectively;

(ii) observe Applicable Laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety;

(iii) not use forced or compulsory labor, including, but not limited to any form of slavery, bonded labor or serfdom;

(iv) explain, document, and make available in writing and orally to each Worker, information regarding all of their working conditions and terms of employment, including their entitlement to wages and any benefits and the Worker Rights Requirements, prior to the later of (A) thirty (30) days after the date hereof or (B) each Worker commencing work;

(v) not employ persons, formally or informally, under the age of sixteen (16) for general work, or eighteen (18) for work involving hazardous activity, which is work that, by its nature or the circumstances in which it is carried out, is likely to harm the health, safety, or morals of those persons;

(vi) not make employment decisions or discriminate with respect to aspects of the employment relationship on the basis of personal characteristics unrelated to inherent job requirements, including gender, race, religion, nationality, political opinion, or social or ethnic origin;

(vii) operate in a manner consistent with the requirements of Performance Standard 2 on Labor and Working Conditions;

(viii) with respect to Workers, not take any actions, or otherwise interfere with, coerce or penalize, on the basis of the right of association or on the basis of organization and collective bargaining activities or membership that may result in any form of retaliation, including, but not limited to, termination, suspension, demotion, blacklisting or transfer of any Worker by the Borrower, or by an officer, agent or representative thereof;

(ix) not require hourly or quota-based wage Workers to work more than forty-eight (48) standard hours of work per week and that Workers shall be guaranteed a weekly twenty-four (24) hour rest period;

(x) pay all wages, including all legally-mandated bonus pay and premium pay for overtime work, in full, in legal tender, and in a timely fashion, to Workers except when Workers have agreed otherwise;

(xi) ensure that Workers have the right to remove themselves from hazardous situations without jeopardizing their continued employment;

(xii) require each Project Contractor, with respect to itself and any of its Project Subcontractors, to comply with the foregoing requirements; provided that if any Applicable Law, or collective bargaining agreement, imposes a requirement that is more protective of worker rights than any of the foregoing requirements, the Borrower shall, and shall cause the Project Contractor(s) and Project Subcontractor(s) to, observe such Applicable Law or collective bargaining agreement (the requirements set forth in this Section 6.13(a), collectively, the “Worker Rights Requirements”).

(b) In the event that information concerning non-compliance or potential non-compliance with the Worker Rights Requirements (a “Worker Rights Non-Compliance”) comes to the attention of a responsible officer of the Borrower, the Borrower shall give prompt notice thereof to OPIC’s Director of Labor and Human Rights by email to the following address labor@opic.gov. The Borrower shall use all reasonable efforts, including remediation, to cure or to cause the relevant Project Contractor or Project Subcontractor to cure, or prevent the recurrence of, any Worker Rights Non-Compliance.

(c) Notwithstanding the foregoing, the Borrower shall not be responsible for any Worker Rights Non-Compliance resulting from the actions of a government.

SECTION 6.14. Anti-Corruption Handbook.

The Borrower shall provide a copy of the Anti-Corruption Handbook to (a) all officers of the Borrower directly involved in the management of the Project and (b) the Shareholder.

SECTION 6.15. Additional Project Documents.

The Borrower shall promptly deliver to OPIC a Certified copy of any Project Document entered into after the first Closing Date, which Project Document shall be in form and substance satisfactory to OPIC.

SECTION 6.16. Drilling Program.

The Borrower shall comply with the provisions of the Drilling Program and shall use commercially reasonable efforts to complete the Drilling Program by March 15, 2013.

SECTION 6.17. Post-Project Completion Date Yield Testing.

Within thirty (30) days following the third (3rd) anniversary of the Project Completion Date, the Borrower shall conduct well testing (and the Resource Consultant shall be entitled to attend such testing). As a result of such testing and modeling, (a) the (i) actual yield (MW) and (ii) the historical and predicted rates of decline of all Original Wells and Expansion Wells shall have been determined by the Borrower and confirmed by the Resource Consultant, and (b) Schedule 2 to the Accounts Agreement shall have been revised to the satisfaction of OPIC, in consultation with the Resource Consultant, to set forth an updated Well Reserve Transfer Amount (as defined in the Accounts Agreement) that is sufficient to fund the Well Reserve Account in an amount equal to the Well Reserve Target Amount (as defined in the Accounts Agreement) in a reasonable time period, as determined by the Resource Consultant based on the historical and predicted rates of decline.

ARTICLE VII

NEGATIVE COVENANTS

Unless OPIC otherwise agrees in writing, so long as the Commitments remain outstanding or until all amounts due and to become due hereunder and under the Notes shall have been indefeasibly paid in full, the Borrower agrees as follows:

SECTION 7.01. Liens.

The Borrower shall not, directly or indirectly, create, assume, or otherwise permit to exist any Lien on any of its assets, whether now owned or hereafter acquired, or in any proceeds or income therefrom, except for Permitted Liens.

SECTION 7.02. Indebtedness.

The Borrower shall not incur, assume, guarantee, or permit to exist, or otherwise become liable for Indebtedness except:

(a) the Loans;

(b) the Subordinated DFI Loans;

(c) any Expansion Loan(s);

(d) prior to the first Disbursement of the Loans, the PROPARCO Loan;

(e) Subordinated Affiliate Loans or other Indebtedness fully subordinated to the Loans on terms satisfactory to OPIC;

(f) Indebtedness consisting of suppliers of goods or services incurred in connection with the improvements of Plant 1 or the construction of Plant 2; provided that such Indebtedness is contemplated in the Construction Budget and approved by OPIC;

(g) royalty payments to the Government of the Republic of Kenya pursuant to Schedule 5 of the PPA (solely to the extent reimbursable or payable by KPLC);

(h) other than as described in Sections 7.02(e) and (f) above, Indebtedness consisting of trade credit from suppliers of goods or services incurred in the ordinary course of business in an aggregate amount not to exceed $250,000 and on terms requiring payment in full in not more than ninety (90) days; and

(i) Indebtedness consisting of unsecured short-term credit facilities not exceeding $250,000, in the aggregate, from commercial banks requiring repayment in not more than one hundred and eighty (180) days, provided, that in no event shall any Indebtedness described above, when incurred, cause the Borrower to fail to meet the financial ratios set forth in Section 6.11 (Financial Ratios; Debt Service Reserve).

SECTION 7.03. No Alteration or Assignment of Agreements; PPA.

(a) The Borrower shall not terminate, amend, grant any waiver of, or assign any of the respective duties or obligations under, any provision of any Borrower Document or any Consent other than (i) ordinary course annual replacement of any KPLC Letter of Credit pursuant to the KPLC Security Agreement (as defined under the PPA) and (ii) amendments or waivers, either to correct manifest error or which are of a formal, minor, or technical nature and do not change materially any Person’s rights or obligations, provided, that the Borrower shall promptly give OPIC notice of any such replacement, amendment or waiver;

(b) The Borrower shall not enter into any additional Project Documents without OPIC’s prior written consent;

(c) The Borrower shall not make any change to the Construction Budget without OPIC’s prior written consent;

(d) The Borrower shall not make any changes to the assumptions in the Financial Model for the Project without OPIC’s prior written consent;

(e) The Borrower shall not deliver a Notice of Third Plant Exercise under and as defined in the PPA without OPIC’s consent; and

(f) The Borrower shall not compromise or settle any claim against any Person, the compromise or settlement of which in the manner contemplated by the Borrower would materially reduce the amount of any payment due to the Borrower or could reasonably be expected to adversely affect the Borrower’s ability to perform its obligations under the Transaction Documents.

SECTION 7.04. Restricted Payments and Shareholder Payments.

The Borrower shall not make, or incur any obligation to make, any Restricted Payment or any Shareholder Payment (other than (i) repayment of Pre-Closing Costs solely to the extent permitted by Section 6.01(a)(ii)(B) or Section 6.01(b)(iii) (Use of Proceeds; Project Completion) and (ii) any such payments made under the Project Documents) until all amounts due or to become due hereunder or under the Notes have been indefeasibly paid in full; provided, however, that the Borrower may make such payment in accordance with the terms of the Accounts Agreement and if, but only if, each of the following conditions is satisfied both before and after giving effect to such Restricted Payment or Shareholder Payment:

(a) prior to the Project Completion Date, (i) the Borrower has paid at least one (1) Tranche I Principal Installment to OPIC from revenue generated by Plant 1 in full and on time and (ii) the historic and projected ratio of Cash Flow to Debt Service for the Borrower, calculated in accordance with Section 6.11(a) (Financial Ratios; Debt Service Reserve), shall be no less than 1.2:1.0;

(b) on and after the Project Completion Date, (i) OPIC shall have confirmed that Project Completion Date has occurred, (ii) the Borrower has paid at least one Tranche I Principal Installment and one Tranche II Principal Installment to OPIC in full and on time, and (iii) the historic and projected debt service coverage ratio (calculated as set forth in Section 6.11(a) (Financial Ratios; Debt Service Reserve)) for the Borrower shall be no less than 1.2:1.0 after giving effect to such payment; and

(c) at any time, (i) no Default or Event of Default shall have occurred and be continuing or will occur as a result of such Restricted Payment or Shareholder Payment and (ii) if a prepayment is required to be made pursuant to Section 2.05 (Mandatory Prepayment), such prepayment shall have been paid in full.

SECTION 7.05. Conduct of Business with Affiliates.

The Borrower shall not conduct any business with or enter into any business transaction involving the Shareholder, or any Affiliate of the Shareholder, except on an arm’s-length basis and subject to the reporting requirement set forth in Section 6.06(f) (Financial Statements and Other Information).

SECTION 7.06 No Sale of Assets; Mergers.

The Borrower shall not:

(a) sell, assign, convey, lease, or otherwise dispose of all or a material portion of its assets, other than the sale of power and Certified Emissions Reductions in accordance with the PPA and other than (i) the replacement of a capital asset with a capital asset of equal or greater value and/or (ii) the disposition of assets that are surplus, worn out or obsolete in the ordinary course and which are not necessary for the operation of the Project;

(b) dissolve, liquidate, or otherwise cease to do business; or

(c) merge or consolidate with any Person.

SECTION 7.07. Lease Obligations.

The Borrower shall not enter into any agreement or arrangement to acquire by lease the use of any property or equipment of any kind, if the annual rental payable under such lease, when aggregated with the annual rentals payable under all other leases already entered into by the Borrower, would exceed $500,000 or its equivalent in any Fiscal Year with the exception of any leases listed on Schedule 7.07 or otherwise approved by OPIC.

SECTION 7.08. Ordinary Conduct of Business.

The Borrower shall not:

(a) engage in any business other than the Project;

(b) change the Project in any material respect;

(c) change its Charter Documents in a manner that would be inconsistent with the provisions of any Transaction Document;

(d) change its name or take any action that might adversely affect the Liens created by the Security Documents;

(e) other than the Original Project Documents and the other GoK Agreements, enter into any partnership, profit-sharing or royalty agreement, or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(f) (i) create any subsidiaries, (ii) acquire by purchase or otherwise any of the shares of capital stock, other equity interests, or assets of another Person, or (iii) make or permit to exist any loans or advances to, or assume, guarantee, endorse, or otherwise become directly or contingently liable for, any obligation or Indebtedness of any Person other than the endorsement of negotiable instruments for collection in the ordinary course of business and the prudent investment of idle surplus funds in readily marketable Dollar-denominated debt securities;

(g) fail to maintain its corporate existence and its right to carry on its operations; or

(h) adopt, establish, maintain, sponsor, administer, contribute to, participate in, or incur any liability under or obligation to contribute to, any Employee Benefit Plan, Guaranteed Pension Plan, or Multiemployer Plan or incur any liability to provide post-retirement welfare benefits, except such liability to provide post-retirement welfare benefits as may be required by Applicable Law or other non-material post-retirement welfare benefits.

SECTION 7.09. OFAC Compliance.

The Borrower shall ensure that none of the Borrower, Borrower’s directors, members of senior management, the Shareholder, or the Intermediate Shareholder shall be a Person included in the OFAC List.

SECTION 7.10. Prohibited Payments.

Neither the Borrower nor any Person acting on behalf of the Borrower shall make any Prohibited Payment.

SECTION 7.11. Accounts.

The Borrower shall not establish or maintain any account with a bank or other financial institution other than the Accounts, the CER Account and, prior to the first Disbursement of the Loans, the DFI Accounts.

SECTION 7.12. Expenditures.

The Borrower shall not, without having first proposed an amendment to the then-current Annual Operating Budget in accordance with Section 7.13 (Amendment of Annual Operating Budget) (and OPIC having approved such amendment in accordance with such Section), make expenditures that are not contemplated in any line item or category contained in such Annual Operating Budget, other than expenditures that do not exceed 110% of the aggregate amount contemplated in the Annual Operating Budget. The Borrower shall promptly (and in any event within five (5) Business Days) provide notice to OPIC of any expenditure in excess of such threshold.

SECTION 7.13. Amendment of Annual Operating Budget.

If at any time during any Fiscal Year (a) operating and maintenance costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the allowance provisions of Section 7.12 (Expenditures) or (b) the Borrower believes such costs for the balance of such year will exceed the allowance provisions of Section 7.12, then the Borrower shall deliver a proposed amendment to the then current Annual Operating Budget to OPIC and such proposed amendment shall become effective on the date on which it is approved by OPIC. At the time the Borrower submits such proposed amendment, the Borrower shall certify the purpose of such amendment and that such amendment is reasonably necessary or advisable for the operation and maintenance of Project. The Borrower shall comply with the approved Annual Operating Budget (subject to the allowance provisions of Section 7.12 (Expenditures)) until the proposed amendment is approved by OPIC.

ARTICLE VIII

DEFAULTS AND REMEDIES

SECTION 8.01. Events of Default.

Each of the following events or circumstances shall constitute an “Event of Default”:

(a) Payment Default. The Borrower fails to pay when due any amount payable to OPIC pursuant to this Agreement, any Note, or any other Financing Document.

(b) Cross-Default. (i) The Borrower fails to pay any amount due on any of its Indebtedness (including principal, interest and any premium or fee thereon, but excluding Indebtedness evidenced by this Agreement and the Notes) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) having an aggregate principal amount (including undrawn revolving or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000, and such failure continues beyond the applicable cure period, if any, or (ii) a default occurs under any agreement or instrument evidencing, or under which the Borrower has outstanding at the time, any such Indebtedness and such default continues beyond the applicable cure period, if any, and such Indebtedness shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof as a result of a default or other similar adverse event.

(c) Representation Default. Any representation or warranty made or deemed made by or on behalf of the Borrower, the Shareholder or any of their Affiliates in any Financing Document proves to have been incorrect in any material respect when made or deemed made.

(d) Covenant Default. The Borrower fails to comply with any covenant or provision set forth in Sections 6.09 (Notice of Default and Other Matters), 6.10 (Security Documents), 6.11 (Financial Ratios; Debt Service Reserve), 6.12 (Environmental, Health and Safety Compliance), 6.13 (Worker Rights) (except as provided in Section 8.01(e)) or Article VII (excluding Sections 7.12 (Expenditures) and 7.13 (Amendment of Annual Operating Budget)).

(e) Worker Rights Non-Compliance. With respect to any Worker Rights Non-Compliance caused by a Project Contractor or Project Subcontractor, the Borrower fails to cause the relevant Project Contractor or Project Subcontractor to cure, or prevent the recurrence of, any Worker Rights Non-Compliance and such failure continues for ninety (90) days after the first occurrence of such Worker Rights Non-Compliance.

(f) Approvals Default. Any Consent necessary for the execution, delivery, or performance of any Transaction Document or for the validity or enforceability of any of the Borrower’s, the Shareholder’s or Orda 9’s obligations under any of the Transaction Documents is not effected or given or is withdrawn or ceases to remain in full force and effect and (unless the lack of such Consent could have a Material Adverse Effect) such Consent remains not effected or given or is withdrawn or ceases to remain in full force and effect for a period of thirty (30) days.

(g) Obligation Default. The Borrower fails to comply with or perform any agreement or covenant contained herein other than those referred to in Sections 8.01(a), (b), (c), (d), (e) or (f) above and such failure continues for thirty (30) days after the occurrence thereof; provided, that, if (i) the Borrower has diligently sought to remedy such breach or default but through its good faith efforts has been unable to do so, and (ii) such breach or default is capable of cure within sixty (60) days, then such thirty (30) day period shall be extended to such date, not to exceed a total of sixty (60) days, as shall be necessary for the Borrower to cure such breach or default.

(h) Transaction Document Default. Any Transaction Document at any time for any reason (i) ceases to be in full force and effect, (ii) is declared to be void or is repudiated, (iii) is suspended or revoked, or terminated (other than upon expiration in accordance with its terms when fully performed), (iv) the validity or enforceability thereof is at any time contested by the Borrower, the Shareholder, or any other counter-party, or (v) ceases to give or provide the respective rights, titles, remedies, powers, or privileges intended to be created thereby.

(i) Security Default. (i) Any Security Document, once executed and delivered, ceases at any time for any reason to provide the Liens, rights, titles, interests, remedies, powers or privileges created thereby, (ii) any Lien created in any portion of the collateral pledged pursuant to the Security Documents shall cease to be effective or fail to have the priority originally created under the Security Documents, (iii) the validity of the Security Documents or the applicability thereof to the obligations of the Borrower hereunder or any part thereof, shall be disaffirmed by or on behalf of the Borrower, or (iv) OPIC’s security interest or other rights in any portion of the collateral pledged pursuant to the Security Documents shall terminate in any manner other than that contemplated by the Financing Documents.

(j) Other Agreements Default. The Borrower, the Shareholder, or any other party fails to comply with or perform any of its material obligations or undertakings set forth in any Transaction

Document (other than this Agreement or the Notes) and such failure continues beyond the applicable cure period, if any.

(k) Expropriation Default. Any Governmental Authority condemns, nationalizes, seizes, or otherwise expropriates any substantial portion of the assets or the capital stock of the Borrower or takes any action that would prevent the Borrower from carrying on any material part of its business or operations.

(l) Voluntary Bankruptcy Default. The Borrower or, prior to Project Completion, the Shareholder or Orda 9 (or any successor in interest thereto) (i) applies for, or consents to the appointment of, a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets, (ii) files a voluntary petition in bankruptcy, admits in writing that it is unable to pay its debts as they become due, or generally fails to pay its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, or insolvency laws, (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding where such action or failure to act will result in a determination of bankruptcy or insolvency against it, or (vi) takes any corporate action to authorize any of the foregoing.

(m) Involuntary Bankruptcy Default. Without its application, approval, or consent, a proceeding is instituted in any court of competent jurisdiction or by or before any government or governmental agency of competent jurisdiction, seeking in respect of the Borrower or, prior to Project Completion, the Shareholder or Orda 9 (or any successor in interest thereto): adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of Indebtedness, the appointment of a trustee, receiver, liquidator, or the like of it or of all or any substantial part of its property or assets, or other like relief in respect of it under any bankruptcy, reorganization, or insolvency law; and, if such proceeding is being contested by it in good faith, the same continues undismissed for a period of thirty (30) days.

(n) Judgment Default. A final judgment or litigation settlement for the payment of money in an aggregate amount in excess of $500,000 or its equivalent in another currency is rendered against, or entered into by, the Borrower, and (i) such judgment is not satisfied or discharged within thirty (30) days of entry or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(o) Material Adverse Effect Default. Any event, development or circumstance shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(p) Political Violence Default. Any acts of war (whether declared or undeclared), revolution, insurrection, civil war, strife of a lesser degree, terrorism, or sabotage occur that cause the destruction, disappearance or physical damage of a substantial portion of the assets of the Borrower or prevent the Borrower from carrying on any material part of its business or operations.

(q) Change of Control Default. Any Change of Control of the Borrower occurs without the prior approval of OPIC unless otherwise permitted under the Transaction Documents.

(r) Rights to Project Site. Except pursuant to the Security Documents, the Borrower ceases to have the right to possess the Project Property or the Borrower ceases to have the right to use the Site or any material portion thereof for the purpose of owning, constructing, maintaining and operating the

Project in the manner contemplated by the Transaction Documents or shall be prevented from using any of the same, and such loss of right has or could reasonably be expected to have a Material Adverse Effect.

(s) Abandonment Default. The Borrower voluntarily Abandons the Project.

SECTION 8.02. Remedies upon Event of Default.

(a) Except as otherwise provided in Section 8.02(b), if any Event of Default has occurred and is continuing, OPIC may at any time do any one or more of the following (i) suspend or terminate the Commitments, (ii) declare, by written demand for payment, any portion or all of the Loans to be due and payable, whereupon such portion or all of the Loans, together with interest accrued thereon and all other amounts due under the Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives, or (iii) except as required by Applicable Law, without notice of default or demand, proceed to protect and enforce its rights and remedies by appropriate proceedings or actions, whether for damages or the specific performance of any provision of any Financing Document, or in aid of the exercise of any power granted in any Financing Document, or by law, or may proceed to enforce the payment of any Note. In addition, upon the occurrence of an Event of Default referred to in Section 8.01(e) (Events of Default; Worker Rights Non-Compliance), OPIC may require the Borrower to terminate, or cause the relevant Project Contractor to terminate, such Project Contractor’s or Project Subcontractor’s Project Document, as the case may be.

(b) Upon the occurrence of an Event of Default referred to in Sections 8.01(l) (Events of Default; Voluntary Bankruptcy Default) or (m) (Events of Default; Involuntary Bankruptcy Default), (i) the Commitments shall automatically terminate, and (ii) the Loans, together with interest accrued thereon and all other amounts due under the Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice or action of any kind, all of which the Borrower hereby expressly waives.

SECTION 8.03. Jurisdiction and Consent to Suit; Waivers.

The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in The City of New York and the courts of the United States of America for the Southern District of New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees to irrevocably designate and appoint HIQ Corporate Services, Inc., located at 19 W. 34th Street, Suite 1018, New York NY 10001-3006, as agent for service of process in New York as its authorized agent to receive, accept, and acknowledge on its behalf service of process in any such proceeding, and shall provide OPIC with evidence of the prepayment in full of the fees of such agent until six (6) months after the Loan Maturity Date. The Borrower agrees that service of process, writ, judgment, or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. The Borrower shall maintain such appointment (or that of a successor satisfactory to OPIC) continuously in effect at all times while the Borrower is obligated under this Agreement or any Note. Nothing herein shall affect OPIC’s right to serve process in any other manner permitted by Applicable Law;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Applicable Law or shall limit the right to sue in any other jurisdiction; and

(e) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction with or without the U.S. by suit on the judgment or otherwise as provided by law, a Certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

SECTION 8.04. Arbitration.

(a) Any Dispute shall be finally settled by arbitration in accordance with the Rules; provided, however, that this agreement to arbitrate Disputes shall not include the arbitration of (i) any Excluded Claims; and (ii) any Disputes that are subject to a pending action, suit or proceeding brought by OPIC in accordance with Section 8.05 (Borrower Consent to Suit; Exclusive Forum Selection for Certain Actions).

(b) Arbitration pursuant to this Section 8.04 is not a waiver of and shall not impair the enforcement rights of OPIC with respect to any Lien or the right of OPIC to exercise any other similar remedy under this Agreement or any other Financing Document to which the Borrower is a party, pursuant to Section 8.05(a) (Borrower Consent to Suit; Exclusive Forum Selection for Certain Actions) or otherwise, and such enforcement by OPIC shall not be deemed to be inconsistent with or a violation of the arbitration provisions of this Section 8.04.

(c) Any awards issued by the Arbitral Tribunal shall be final and binding on the Arbitration Parties; any orders so issued shall be binding on the Arbitration Parties. Judgment upon any award issued by the Arbitral Tribunal may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Arbitration Party or its assets. The Borrower hereby submits to the jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of enforcing this agreement to arbitrate.

(d) The Arbitral Tribunal shall have no jurisdiction to grant any interim measure that limits or prevents, or seeks to limit or prevent, OPIC from exercising any enforcement right with respect to any Lien or enforcing any similar remedy under this Agreement or any other Financing Document to which the Borrower is a party, including without limitation any enforcement action pursuant to Section 8.05 (Borrower Consent to Suit; Exclusive Forum Selection for Certain Actions). The Borrower covenants and agrees not to seek any such interim measure, either in any arbitration pursuant to this Section 8.04 or otherwise.

(e) Notwithstanding Section 9.05 (Survival of Agreements), this Section 8.04 and any arbitration pursuant thereto shall be governed by Title 9 (Arbitration) of the United States Code.

SECTION 8.05. Borrower Consent to Suit; Exclusive Forum Selection for Certain Actions.

(a) Notwithstanding Section 8.04, OPIC in its sole discretion shall have the option at any time and from time to time to bring against the Borrower any action, suit or proceeding in respect of any Dispute, in any of (i) the courts of the State of New York in the County of New York or the United States District Court for the Southern District of New York, or (ii) the courts in any other jurisdiction where the

Borrower or any of its property may be found; provided, however, with regard to any Dispute that has been referred to arbitration pursuant to Section 8.04 (Arbitration) by the Borrower, OPIC may, in its discretion, initiate an action, suit or proceeding as provided herein in lieu of such arbitration and in respect of such Dispute, so long as OPIC exercises its option to do so prior to the last day on which OPIC’s statement of defense (or equivalent submission) in respect of such Dispute is to be submitted.

(b) The Borrower hereby: (i) irrevocably waives any present or future objection to any such action, suit or proceeding in any such venue, and irrevocably consents and submits unconditionally to the non-exclusive jurisdiction of any such court for itself and in respect of any of its property; (ii) irrevocably waives any claim in any such court that any such action, suit, or proceeding brought therein has been brought in an inconvenient forum; (iii) agrees that final judgment against it in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment or otherwise, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its obligation; and (iv) covenants and agrees not to resist enforcement of any such final judgment in any jurisdiction where OPIC commences enforcement proceedings.

(c) Prior to the first Disbursement, the Borrower shall irrevocably designate and appoint an agent satisfactory to OPIC for service of process in The City of New York, New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and acknowledge on its behalf service of process in any such proceeding, and shall provide OPIC with evidence of the prepayment in full of the fees of such agent until six (6) months after the Loan Maturity Date. The Borrower agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. The Borrower shall maintain such appointment (or that of a successor satisfactory to OPIC) continuously in effect at all times while the Borrower is obligated under this Agreement or any Note. Nothing herein shall affect OPIC’s right to effect service of process in any other manner permitted by Applicable Law.

(d) Any enforcement action, suit, or other judicial, administrative or arbitral proceeding by the Borrower against OPIC (or the United States government) in respect of an Excluded Claim shall be brought exclusively in a United States federal court of competent jurisdiction in the District of Columbia.

SECTION 8.06. Judgment Currency.

This is an international loan transaction in which the specification of Dollars is of the essence and such currency shall be the currency of account in all events. The payment obligations of the Borrower to OPIC under any Financing Document shall only be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent of the amount in Dollars received by OPIC (after any premium and costs of exchange) on the prompt conversion to Dollars in the U.S. of the amount so paid in another currency under normal banking procedures. In the event that any payment by the Borrower in another currency, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of the amount of Dollars then due at the place such amount is due, OPIC shall be entitled to demand immediate payment of and shall have a separate cause of action against the Borrower for the additional amount necessary to yield the amount of Dollars then due. In the event that OPIC upon the conversion of a payment in another currency into Dollars receives an amount greater than that to which it was entitled, the Borrower shall be entitled to prompt reimbursement of the excess amount.

SECTION 8.07. No Immunity.

The Borrower represents and warrants that it is subject to civil and commercial law with respect to its obligations under each of the Borrower Documents, that the making and performance of such Borrower Documents and the borrowings by the Borrower pursuant hereto constitute private and commercial acts rather than governmental or public acts, and that neither the Borrower nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment, or from any other legal process with respect to its obligations under such Borrower Documents. To the extent that the Borrower may hereafter be entitled, in any jurisdiction in which judicial or arbitral proceedings may at any time be commenced with respect to any Borrower Document, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to the Borrower such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Foreign Sovereign Immunities Act of 1976.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

Except as provided in Sections 6.12(e) (Environmental, Health and Safety Compliance) and 6.13(b) (Worker Rights), each notice, demand, or other communication relating to this Agreement shall be in writing, shall be hand-delivered or sent prepaid by mail or overnight delivery service or e-mail or facsimile transmission (in the case of email or facsimile transmission, with a copy by mail to follow, receipt of which copy shall not be required to effect notice), and shall be deemed duly given when sent to the following addresses:

To the Borrower:

OrPower 4 Inc.

Off Moi South Lake Road

Hellsgate National Park

P.O. Box 1566- 20117

Naivasha

Kenya

E-mail: orpower4office@ormat.com

Phone: 254 50 50664

Attn.: Plant Manager

Facsimile: 254 50 50668

with a copy to: Ormat International, Inc.

6225 Neil Road

Reno, NV 89511-1136

USA

Facsimile: 775-356-9039

Attn: President

To OPIC:

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

United States of America

[Attn.: Vice President, Structured Finance

Facsimile: 1-202-842-0290]1

[Attn.: Director, Portfolio Management Division

Facsimile: 1-202-408-9862]2

E-mail: notices@opic.gov

Re: Olkaria III (Kenya) Loan No.: 615-2011-039-IG

Either party may, by written notice to the other, change the address to which such notices, demands, or other communications should be sent to it. No notice to OPIC, including notices delivered pursuant to Sections 6.12(e) (Environmental, Health and Safety Compliance) and 6.13(b) (Worker Rights), shall be effective unless such notice includes the project name and number, as listed above, and, prior to the first Disbursement, attention to Vice President, Structured Finance and, subsequent to the first Disbursement, attention to Director, Portfolio Management Division.

SECTION 9.02. English Language.

All documents to be furnished or communications made under each of the Financing Documents shall be in English or, if in another language, shall be accompanied by a Certified translation into English, which translation shall govern between the Borrower and OPIC.

SECTION 9.03. GOVERNING LAW.

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 9.04. Succession; Assignment.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, provided, however, that the Borrower shall not, without the prior written consent of OPIC, assign or delegate all or any part of its interest herein or obligations hereunder.

SECTION 9.05. Survival of Agreements.

Each agreement, representation, warranty, and covenant contained or referred to in this Agreement shall survive any investigation at any time made by OPIC and shall survive all disbursements of the Loans, except for changes permitted hereby, and, except as otherwise provided in this Section, shall terminate only when all amounts due or to become due under the Financing Documents are indefeasibly paid in full. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.07 (Tax Gross-Up; Stamp Duties; Proper Legal Forum), 2.08(a) (Miscellaneous; Payment or Reimbursement of Expenses), and 9.10 (Indemnity) shall survive the payment in full of principal and interest hereunder and under the Notes.

[1]	For notices delivered prior to first Disbursement.
[2]	For notices delivered after first Disbursement.

SECTION 9.06. Integration; Amendments.

This Agreement, including the Exhibits and Schedules hereto, and the agreements referred to herein embody the entire understanding of the parties and supersede all prior negotiations, understandings, and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented, or amended only by an instrument in writing signed by the parties hereto.

SECTION 9.07. Severability.

If any provision of this Agreement is prohibited or held to be invalid, illegal, or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that it shall not affect the validity, legality, and enforceability of the other provisions of this Agreement and shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction. If, and to the extent that, any obligation of the Borrower (including that under Section 9.10 (Indemnity)) is unenforceable for any reason it agrees, independently of any other obligation hereunder, to make the maximum contribution to the payment and satisfaction thereof as is permissible under Applicable Law.

SECTION 9.08. No Waiver.

(a) No failure or delay by OPIC in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers, or remedies. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy. No waiver of any such right, power, or remedy shall be effective unless given in writing.

(b) The rights, powers, or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

SECTION 9.09. WAIVER OF JURY TRIAL.

THE BORROWER AND OPIC EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY ANY FINANCING DOCUMENT.

SECTION 9.10. Indemnity.

The Borrower shall, at all times, indemnify and hold harmless OPIC and its directors, officers, and employees (each, an “Indemnified Person”) in connection with any Loss (as defined below), any Costs of Defense (as defined below) and any litigation, investigation or proceeding relating to any Loss regardless of whether any Indemnified Person is a party thereto (the “Borrower Indemnity”). The term “Loss” shall mean any losses, claims, damages, liabilities, penalties, or other costs relating to the Loans, this Agreement, any other Transaction Document, the Project, the Commitments, or the intended use of the proceeds thereof to which an Indemnified Person may become subject. The term “Costs of Defense” shall mean costs, fees, and expenses incurred by or imposed on any Indemnified Person in defending, analyzing, settling, or resolving a Loss or Potential Loss (as defined below), and the expenses associated with the making of any affirmative claim in connection therewith (provided, that costs, fees, and expenses in connection with a proceeding by any Indemnified Person to enforce his, her, or its rights under the Borrower Indemnity shall not be considered to be “Costs of Defense”). The term “Potential Loss” shall mean any event, fact, condition, or circumstance that is reasonably likely to give rise to a Loss. The Borrower Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the Loss and each Indemnified Person who has a Loss or Costs of Defense in connection therewith renders a final determination that the Loss or Costs of Defense resulted from (a) the gross negligence or willful misconduct of the Indemnified Person, or (b) the failure of OPIC to perform any act required of it relating to the Loans or otherwise under any Financing Document. The Borrower Indemnity is independent of and in addition to (i) any rights of any party hereto in connection with any Loss or Costs of Defense, and (ii) any other agreement, and shall survive the execution, modification, and amendment of this Agreement and the other Financing Documents, the expiration, cancellation, or termination of the Commitments, the disbursement and repayment of the Loans, and the provisions of any other indemnity. Any exclusion of an obligation to pay any amount under this Section shall not affect the requirement to pay such amount under any other Section hereof or under any other agreement. OPIC and each Indemnified Person shall have the right to control its, his, or her defense, provided, however, that each Indemnified Person shall: (A) notify the Borrower in writing as soon as practicable of any Loss, Potential Loss, or Costs of Defense, and (B) keep the Borrower reasonably informed of material developments with respect thereto. In exercising the right and power to control his, her, or its actions in connection with a Loss or Potential Loss, including a decision to settle any such Loss, each Indemnified Person shall, taking into account the nature and policies of such Indemnified Person (I) consult with the Borrower, and (II) act as such Indemnified Person would act if the Costs of Defense or settlement were to be paid by such Indemnified Person. The Borrower acknowledges and agrees that each Indemnified Person is an express, third-party beneficiary of the Borrower’s obligations under this Section 9.10.

SECTION 9.11. Further Assurances.

The Borrower shall execute and deliver to OPIC such additional documents and take such additional action as OPIC may require to carry out the purposes of the Financing Documents, to cause the Financing Documents to be duly registered, notarized, and stamped in any applicable jurisdiction, and to preserve and protect OPIC’s rights as contemplated herein or therein.

SECTION 9.12. Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

SECTION 9.13. Waiver of Litigation Payments.

In the event that any action or lawsuit is initiated by or on behalf of OPIC against the Borrower or any other party to any Transaction Document, the Borrower, to the fullest extent permissible under Applicable Law, irrevocably waives its right to, and agrees not to request, plead, or claim that OPIC and its successors, transfers, and assigns (any such Person, an “OPIC Plaintiff”) post, pay, or offer, any cautio judicatum solvi bond, litigation bond, or any other bond, fee, payment, or security measure provided for by any provision of law applicable to such action or lawsuit (any such bond, fee, payment, or measure, a “Litigation Payment”), and the Borrower further waives any objection that it may now or hereafter have to an OPIC Plaintiff’s claim that such OPIC Plaintiff should be exempt or immune from posting, paying, making, or offering any such Litigation Payment.

SECTION 9.14. Cooperation; Loan Servicing.

OPIC may assign or delegate, with written notice to the Borrower, all or part of the responsibility for servicing the Loans to a loan servicer. Any Person who acquires the right to service the Loan shall benefit from all of the rights of OPIC hereunder, and any provision hereof that requires that any notice, report, statement, financial ratio or financial requirement be satisfactory to OPIC shall be deemed to mean that such notice, report, statement, financial ratio or financial requirement be satisfactory to such Person or each such Person; any provision hereof that requires or permits a determination by OPIC or the application of OPIC’s discretion shall be deemed to require or permit a determination or the application of the discretion of any such Person, and any indemnity or agreement to pay any fee or reimburse any expense of OPIC shall be deemed to be an indemnity or agreement to pay any fee or reimburse the expenses of any such Person (in each case as if the name of such Person had been stated in such provision).

SECTION 9.15. Reinstatement.

To the extent that OPIC receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or to its estate, trustee, receiver, custodian or any other party under any Bankruptcy Law or otherwise, then to the extent of the amount so required to be repaid, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the obligations hereunder as of the date such initial payment, reduction or satisfaction occurred.

IN WITNESS WHEREOF, each of the parties has caused this Finance Agreement to be executed and delivered on its behalf by its authorized representative as of the date first above written.

ORPOWER 4 INC.

Name:
Title:

OVERSEAS PRIVATE INVESTMENT CORPORATION

Name:
Title:

[Olkaria III: Finance Agreement Signature Page]

SCHEDULE X

DEFINED TERMS AND RULES OF INTERPRETATION

1. Defined Terms. As used in the Finance Agreement, including the Exhibits and Schedules hereto, the following terms shall have the following meanings.

“Abandon” means (a) cease to have the right to possess and use the Site for the Project in the manner contemplated in the Transaction Documents or (b) suspend all or substantially all of its activities in connection with the Project for a period of fifteen (15) or more consecutive days.

“Accounting Principles” means IFRS.

“Account Banks” means, collectively, the Offshore Account Bank or the Onshore Account Banks, and any duly appointed successor or permitted assigns thereof.

“Accounts Agreement” means the Accounts Agreement dated as of the date hereof among the Borrower, OPIC, the Offshore Account Bank and the Onshore Account Banks.

“Accounts” means, collectively, the Offshore Accounts and the Onshore Accounts, each as defined in the Accounts Agreement.

“Act of Political Violence” means any act of war (whether declared or undeclared), revolution, insurrection, civil war, strife of a lesser degree, terrorism, or sabotage.

“Actual Equity Contribution” has the meaning set forth in the Equity Contribution and Share Retention Agreement.

“Administrator” means the International Centre for Dispute Resolution, a division of the American Arbitration Association, or any successor thereof as may be identified by the Rules.

“Affiliate” means, with respect to any Person, (i) any other Person that is directly or indirectly controlled by, under common control with, or controlling such Person; (ii) any other Person owning beneficially or controlling five percent (5%) or more of the equity interest in such Person; (iii) any officer or director of such Person; or (iv) any spouse or relative of such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Operating Budget” means, for any Fiscal Year, the operating budget (including the then required levels of maintenance capital expenditures) and operating plan for such Fiscal Year prepared by the Borrower in the form of Schedule 6.07, submitted by the Borrower to OPIC and approved by OPIC.

“Anti-Corruption Handbook” means the OPIC Anti-Corruption Policies and Strategies Handbook dated September 2006, posted on OPIC’s website at http://www.opic.gov/corruptpractices.

“Anti-Money Laundering Laws” means (i) the USA PATRIOT Act of 2001 (Pub.L. No. 107-56) and (ii) any other law, regulation, order, decree or directive of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Applicable Law” means, with respect to a given Person on a given date, any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Consent of a Governmental Authority, or any published directive, guideline, requirement or other governmental restriction that has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, that is binding on such Person whether in effect as of the date hereof or as of any date thereafter.

“Arbitral Tribunal” means the arbitral tribunal constituted in accordance with the Rules.

“Arbitration Parties” means each of (i) OPIC, (ii) the Borrower and (iii) any other party to an arbitration pursuant to Section 8.04; and “Arbitration Party” means any of them, as the context requires.

“Authorized Officer” means, with respect to any Person, any officer designated in such Person’s Charter Documents or otherwise in writing as having been authorized to execute and deliver any of the Transaction Documents.

“Bankruptcy Law” means Title 11 of the United Stated Code entitled “bankruptcy”, as now or hereafter in effect, or any successor statute.

“Board of Governors of the Federal Reserve System” means the Board of Governors of the Federal Reserve System, which is an agency of the United States of America responsible for the analysis of domestic and international financial and economic developments, and for regulating the operations of the Federal Reserve Banks and payment systems.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Documents” means each of the Transaction Documents to which the Borrower is or will be a party.

“Borrower Indemnity” has the meaning set forth in Section 9.10.

“Borrower’s Completion Certificate” means a certificate of an Authorized Officer substantially in the form of Exhibit E.

“Business Day” means any day other than (i) a Saturday, Sunday, or day on which commercial banks are authorized by law to close in the City of New York or Washington, D.C., United States of America, (ii) with respect to any communication to OPIC, a day on which OPIC is not open for business, and (iii) with respect to any Disbursement or payment to OPIC, a day on which OPIC or the United States Department of the Treasury is not open for business.

“Cancellation Fee” has the meaning set forth in Section 2.06(b).

“Cash Flow” of the Borrower, for any period, means the amount resulting from (i) its Net Income for such period, plus (ii) all interest expense, any expense for any Fees, and depreciation, amortization, deferred income taxes, political risk insurance expenses, and other non-cash expenses for such period (but only to the extent deducted in determining Net Income) plus (iii) any funds released from the Debt Service Reserve Account and transferred to the Offshore Revenue Account unless such funds were included in the determination of Net Income in such period, plus (iv) any funds released from Well Reserve Account and transferred to the Offshore Revenue Account unless such funds were included in the determination of the Net Income in such period, minus (v) any funds deposited into the Debt Service Reserve Account except for the initial deposit to Debt Service Reserve Account to the extent it was financed by the Loan and/or Equity Contributions, minus (vi) any funds deposited to the Well Reserve Account except for the initial deposit to Well Reserve Account to the extent it was financed by any Loan and/or Equity Contributions, minus (vii) the amount of net increase or net decrease in Working Capital between the first day of such period and the last day of such period except for initial increases in Working Capital due to Plant 2 COD that are financed by the Loan and/or Equity Contributions, minus (viii) any capital expenditure, excluding Plant 1 modification expenditures and any other expenditure prior to Project Completion to the extent such expenditures were financed with the proceeds of the Loan, Equity Contributions or paid from reserves, incurred in such period for repair or replacement of a capital asset.

“CDM Registry” means the standard electronic database for accurate accounting of the issuance, holding and acquisition of Certified Emissions Reductions in accordance with the Clean Development Mechanism established pursuant to Article 12 of the Kyoto Protocol as well as all other relevant international agreements.

“CER Accounts” means one or more accounts established in the name of the Borrower or its agent appointed pursuant to the CER Documents with the CDM Registry.

“CER Documents” means any documents entered into by the Borrower in respect of the sale or commercializing of Certified Emissions Reductions in relation to the Project.

“Certificate Interest Rate” has the meaning set forth in the OPIC Funding Agreement.

“Certified” means, in respect of any document, that such document is being delivered accompanied by a certification from an Authorized Officer that it is true and complete (or a true and complete copy, as the case may be), including all amendments to date, and, if applicable, is in full force and effect in accordance with its terms as of the date of such certification.

“Certified Emissions Reductions” means a unit issued pursuant to Article 12 of the Kyoto Protocol as well as all other relevant international agreements and resolutions and is equal to one metric tonne of carbon dioxide equivalent, calculated in accordance with such agreements and resolutions.

“Change of Control” means:

(a) before the Closing Date on which the final Tranche II Disbursement is made, (i) the failure of the Sponsor to be listed on the New York Stock Exchange; (ii) the failure of the Sponsor, directly or indirectly, to own one hundred percent (100%) of the issued and outstanding share capital and economic interests of the Shareholder; (iii) the failure of the Shareholder, directly or indirectly, to own one hundred percent (100%) of the issued and outstanding share capital and economic interests of the Intermediate Shareholder;

(b) from the Closing Date on which the final Tranche II Disbursement is made until the Project Completion Date: (i) the failure of the Sponsor, directly or indirectly, to own at least 50.1% of the issued and outstanding share capital and economic interests of, and to exercise control over, the Shareholder; (ii) the failure of the Shareholder, directly or indirectly, to own at least 50.1% of the issued and outstanding share capital and economic interests of, and to exercise control over, the Intermediate

Shareholder; (iii) the failure of the Intermediate Shareholder to directly or indirectly own one hundred percent (100%) of the issued and outstanding share capital and economic interests of the Borrower; and

(c) from and after the Project Completion Date, the failure of the Shareholder, directly or indirectly (i) to own at least 50.1% of the issued and outstanding share capital and economic interests of the Borrower or (ii) to control the Borrower.

“Charter Documents” means, in respect of any Person, such Person’s founding act, charter, articles of incorporation and by-laws, memorandum and articles of association, statute, or similar instrument.

“Closing Coordination Agreement” means the Closing Coordination and Escrow Agreement to be entered into among the Subordinated DFI Lender, PROPARCO, OPIC, the Borrower, the escrow agent named therein, and the other agents and other parties thereto in form and substance satisfactory to OPIC.

“Closing Date” for any Disbursement means the Business Day on which a Disbursement is made.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and all rules and regulations promulgated thereunder.

“Commitment Fee” has the meaning set forth in Section 2.06(a).

“Commitment Period” means, with respect to any Loan, the period beginning on the date hereof and expiring on the earliest to occur of (a) the first date on which the amount of such Loan equals the amount of the relevant Commitments, (b) December 31, 2017, and (c) the date the relevant Commitment has been terminated;

“Commitments” means, collectively, the Tranche I Commitment and the Tranche II Commitment.

“Consents” means any registration, declaration, filing, consent, license, right, approval, authorization, or permit required under Applicable Law, or any approval, consent, ratification, waiver or other authorization from any other Person with respect to the Transaction Documents or to achieve Project Completion.

“Construction Budget” means the budget in respect of the costs to complete the Project delivered to OPIC in accordance with Section 4.14.

“Construction Schedule” means the schedule in respect of the design, construction, testing and placing into service of the Project delivered to OPIC in accordance with Section 4.14.

“Construction Period Report” means a report in the form set forth in Schedule 6.06(c) (Construction Period Report).

“Contracted Plant Capacity” has the meaning set forth in the PPA.

“Contracted Plant Capacity Test” has the meaning set forth in the PPA.

“Conversion Date” has the meaning set forth in the OPIC Funding Agreement.

“Coordination Contract” means the Contract Regarding Pricing, Coordination and Security dated as of June 28, 2012, among the Borrower, the Supplier and the Coordinator.

“Coordinator” means Orda 9, Inc.

“Corrupt Practices Laws” means (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any other Applicable Law relating to bribery, kick-backs, or similar business practices.

“Costs of Defense” has the meaning set forth in Section 9.10.

“Current Assets” means assets of the Borrower treated as current assets under the Accounting Principles, which, for the avoidance of doubt, does not include amounts that may be on deposit in (i) the Debt Service Reserve Account or otherwise held to satisfy the Debt Service Reserve Requirement or (ii) the Well Reserve Account.

“Current Liabilities” means liabilities of the Borrower treated as current liabilities under the Accounting Principles.

“Cut-Off Date” means December 31, 2011.

“Debenture” means the instrument entered into or to be entered into by the Borrower in favor or OPIC as security for the repayment of the Secured Obligations creating fixed legal charges over all the present and future undertaking and assets of the Borrower (other than stock-in-trade, if any) and a floating charge over stock-in-trade (if any) and assigning (by way of security) certain rights, property and other undertaking of the Borrower.

“Debt Service”, for any period, means the sum of all payments of principal, interest, and fees made or required to be made by the Borrower in respect of its Indebtedness (excluding any Indebtedness owed to the Shareholder or the Intermediate Shareholder and any other Indebtedness that is fully subordinated to the Loans on terms acceptable to OPIC) during such period.

“Debt Service Reserve Account” means a Dollar-denominated account established by the Borrower in a U.S. financial institution acceptable to OPIC and pledged to OPIC pursuant to the terms of the New York Security Agreement.

“Debt Service Reserve Requirement” means, as of any date of determination, an amount equal to the aggregate amount of Debt Service on Long-term Indebtedness due in the six month period next succeeding such date of determination.

“Debt to Equity Ratio” means, as of any date of determination, the ratio of (i) the principal amount of the Loan then outstanding to (ii) the aggregate amount of Actual Equity Contributions made on or prior to such date.

“Default” means an event or condition that, with the passage of time or the giving of notice, or both, could constitute an Event of Default.

“Default Rate” means at the time any amount due to OPIC under any Financing Document is not paid when due (a) with respect to amounts due under a Note, an amount equal to the sum of (i) the applicable OPIC Note Interest Rate (as such rate may be adjusted as provided in Section 2.02(c)) and (ii) the Default Spread and (b) with respect to any other amounts due, an amount equal to the sum of

(i) the applicable OPIC Note Interest Rate set forth in any Note then outstanding (as such rate may be adjusted as provided in Section 2.02(c)) and (ii) the Default Spread.

“Default Spread” means two per cent (2%) per annum.

“DFI Accounts” means each of the accounts established pursuant to the DFI Accounts Agreement (as defined in Schedule Z).

“DFI Global Agent” means DEG, in its capacity as the global agent under the Subordinated DFI Credit Agreements and the PROPARCO Loan Agreement.

“DFI Liens” means any and all Liens created and existing under any Subordinated DFI Credit Agreement, the PROPARCO Loan Agreement, or any DFI Security Document in favor of the DFI Onshore Security Agent or the DFI Offshore Security Agent.

“DFI Offshore Account Bank” shall mean Union Bank, N.A., as Offshore Account Bank appointed pursuant to the terms of the DFI Accounts Agreement.

“DFI Offshore Security Agent” shall mean BNY Corporate Trustee Services Limited, in its capacity as offshore security agent to the Subordinated DFI Lender and PROPARCO.

“DFI Onshore Security Agent” shall mean Barclays Bank of Kenya Limited, in its capacity as onshore security agent for Subordinated DFI Lender and PROPARCO.

“DFI Security Documents” means each of the documents listed in Part A to Schedule Z.

“DFI Subordination Agreement” means the Subordination Agreement to be entered into among the Subordinated DFI Lender, OPIC and the Borrower in form and substance satisfactory to OPIC.

“DEG” means DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH.

“Direct Agreements” means:

(i) the KPLC Direct Agreement;

(ii) the Direct Agreement to be entered into among the Supplier, OPIC and the Borrower in form and substance satisfactory to OPIC;

(iii) the Direct Agreement to be entered into among the Coordinator, the Supplier, OPIC and the Borrower in form and substance satisfactory to OPIC;

(iv) the Direct Agreement to be entered into among Ormat International, Inc., OPIC and the Borrower in form and substance satisfactory to OPIC;

(v) the Direct Agreement to be entered into among Marriott, PR Marriott Drilling, Ltd., OPIC and the Borrower in form and substance satisfactory to OPIC; and

(vi) the Direct Agreement to be entered into among Geodrill, OPIC and the Borrower in form and substance satisfactory to OPIC.

“Dispute” means any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, the Notes or any other Financing Document to which the Borrower or

OPIC is a party, including any dispute, controversy or claim relating to the formation, existence, validity, interpretation, enforceability, breach, performance or termination of thereof.

“Disbursement” means (i) in the case of the Tranche I Loan, any disbursement of the Tranche I Loan and (ii) in the case of the Tranche II Loan, any disbursement of the Tranche II Loan.

“Disbursement Request” means a request for disbursement of either a Tranche I Loan or a Tranche II Loan, in each case substantially in the form of Exhibit A and acceptable to OPIC and the Independent Engineer.

“Disposition” means, with respect to any Property, any sale, license, assignment, exchange, conveyance, liquidation or lease or other transfer or disposition thereof, whether by agreement, operation of law or otherwise (and the verb “Dispose” shall be construed accordingly).

“Dollars” or “$” means U.S. dollars.

“Drilling Program” shall mean the drilling program set forth in Schedule 4.19-A (Drilling Program).

“EAC” means the regional intergovernmental organization of the Project Country, Uganda, the United Republic of Tanzania, Republic of Rwanda and Republic of Burundi with its headquarters in Arusha, Tanzania.

“EIA” means the Environmental Impact Assessment for the Project, dated August, 2000, and Supplementary Report dated May 2001, prepared by Prof Mwakio P. Tole and Colleagues.

“Employee Benefit Plan” means any employee benefit plan within the meaning of §3(3) of ERISA that is subject to ERISA maintained or contributed to by the Borrower, other than a Guaranteed Pension Plan or a Multiemployer Plan.

“Environmental and Social Requirements” means (a) IFC’s Environmental, Health, and Safety General Guidelines (April 30, 2007), (b) IFC’s Environmental, Health and Safety Guidelines for Geothermal Power Generation (April 30, 2007), (b) the IFC’s Performance Standards on Social and Environmental Sustainability (April 30, 2006), and (c) the ESPS.

“Environmental Audit Report” has the meaning set forth in Section 6.12(b).

“Environmental Law” means, with respect to any Person, any and all laws applicable to such Person relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Monitoring Program” means the Borrower’s Environmental Monitoring Program, as updated from time to time.

“Equity Contribution” has the meaning set forth in the Equity Contribution and Share Retention Agreement.

“Equity Contribution and Share Retention Agreement” means the Equity Contribution, Subordination, and Share Retention Agreement, dated as of the date hereof, among the Borrower, the Sponsor, the Shareholder, the Intermediate Shareholder and OPIC.

“Equity Distribution Account” has the meaning set forth in the Accounts Agreement.

“Equity Sub-Account” has the meaning set forth in the Accounts Agreement.

“ERC Consent” shall mean the Consent in item 1.3 of Part A of Schedule 4.04 (Consents).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that is treated as a single employer with the Borrower under §414 of the Code.

“ESPS” means the Consolidated Environmental and Social Policy Statement/Labor and Human Rights Policy Statement dated as of October 15, 2010, which is posted on OPIC’s website at http://www.opic.gov/environment, as the same may be revised and supplemented by OPIC from time to time.

“Event of Default” has the meaning set forth in Section 8.01.

“Event of Loss” means, with respect to any Property of the Borrower, any loss of, destruction of or damage to, such Property (including any such loss, destruction or damage resulting from an Act of Political Violence).

“Excluded Claims” means any dispute, controversy or claim (including any counterclaim, defense or set-off) against OPIC, the United States of America, or any instrumentality or agency of the United States of America sounding in tort or other non-contractual basis for liability.

“Expansion Loan” has the meaning set forth in Section 2.01(e).

“Expansion Loan Documents” has the meaning set forth in Section 2.01(e).

“Expropriation Event” means (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of the Project or the Property of the Borrower or of its shares, (b) any assumption by a Governmental Authority of control of all or a substantial portion of the Property, assets or business operations of the Borrower or of its shares, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of the Borrower, or (d) any taking of any action by a Governmental Authority that would prevent the Borrower from carrying on its business or operations or a substantial part thereof for a period of thirty (30) or more consecutive days.

“Expropriation Proceeds” means, with respect any Expropriation Event, any condemnation awards or other compensation, awards, damages and other payments or relief paid or payable by a Governmental Authority with respect to such Expropriation Event.

“Expansion Wells” means, collectively, all wells listed in Part A of the Drilling Program.

“Facility Fee” has the meaning set forth in Section 2.06(c).

“Fees” means the Commitment Fee, the Cancellation Fee, the Facility Fee, the Maintenance Fee and the Modification Fee (if applicable).

“Financial Model” means a financial model prepared by the Borrower setting forth financial projections for the Project through December 15, 2033.

“Financial Plan” has the meaning set forth in Section 3.01(l).

“Financial Officer” the chief financial officer, chief operating officer, president, principal accounting officer, treasurer, controller or asset manager of the Borrower or an Affiliate of the Borrower, to the extent such officer is responsible for overseeing the financial operations of the Borrower.

“Financial Statements” means, with respect to any Person, its quarterly or annual consolidated balance sheet and statements of income, retained earnings, and sources and uses of funds for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous Fiscal Year, each prepared in English and in Dollars in accordance with the Accounting Principles.

“Financing Documents” means the Loan Documents and the Security Documents, together with any other agreements or instruments entered into in connection with any of the foregoing or pursuant to which the Loans are made and designated by the Borrower and OPIC as a Financing Document.

“Fiscal Year” means, with respect to the Borrower, the period beginning on January 1and ending on December 31 of each year.

“Fixed Rate Note” means any promissory note issued by the Borrower pursuant to this Agreement substantially in the form of Exhibit A-1 of the OPIC Funding Agreement.

“Funding Documents” has the meaning set forth in Section 4.21.

“Geodrill” means Geodrill LLC.

“Geodrill Service Agreement” means the Rent and Technical Support Agreement for the Olkaria III Field Development and Drilling dated as of January 19, 2012, among Geodrill and the Borrower.

“GoK Agreements” means, collectively, the PPA, KPLC Security Agreement, the KPLC Letter of Credit, the GoK Support Letter, the Land Grant, the License, the Site Agreement and the Management Services Agreement and “GoK Agreement” means any of them.

“GoK Support Letter” means the letter, dated June 18, 2012, from the Government of the Republic of Kenya issued to the Borrower and the Financing Parties (as defined therein) thereto, including OPIC, which acceded to such letter pursuant to a Deed of Adherence, dated July 10, 2012, among the Government of the Republic of Kenya, the Borrower and OPIC.

“Good Industry Practice” means any of the practices, methods, standards and acts employed by, engaged in or approved by a significant portion of the international geothermal power industry and related installation business with respect to the engineering, design, construction, operation and maintenance of geothermal power infrastructure of the type to be incorporated into the Works and which practices, methods and standards shall conform to the requirements of the equipment suppliers and manufacturers of the plant and materials used in the Works, or any of the practices, methods, standards and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be practices, methods, or acts generally accepted in the industry.

“Governmental Authority” means any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the Project Country, the EAC or the U.S., as applicable, or any political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, having jurisdiction over the Persons or matters in question.

“Grace Period” means the period commencing on the Initial Payment Date and ending on the second anniversary thereof.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA which is maintained or contributed to by the Borrower or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hedge Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance, currency swap agreement, currency option, futures contract, forward contract or any other similar agreement or arrangement with respect to interest rates and currency exchange rates, currencies, commodities or indices or to the hedging of assets or liabilities.

“IFC” means the International Finance Corporation, a member of the World Bank Group.

“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards), which are the standards issued by the International Accounting Standards Board together with the interpretations issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards Board (as amended, supplemented or re-issued from time to time), applied on a consistent basis both as to classification of items and amounts.

“Indebtedness” means, with respect to any Person at any date, total liabilities as defined by the Accounting Principles and any obligation created, issued, incurred, or assumed by such Person for borrowed money or arising out of any credit facility, financial accommodation or Hedge Agreement, or for the deferred purchase price of goods or services, including, any credit to such Person under any conditional sale or other title retention agreement, all guaranties by such Person of liabilities or Indebtedness of any other Person, liabilities or Indebtedness of any other Person secured by any assets or revenue of such Person, and the net aggregate rentals under any lease by such Person as lessee that under the Accounting Principles would be capitalized on the books of the lessee or that is the substantial equivalent of the financing of the property so leased.

“Indemnified Person” has the meaning set forth in Section 9.10.

“Independent Engineer” means Shaw Consultants International, Inc.

“Independent Engineer’s Completion Certificate” means a certificate of the Independent Engineer substantially in the form of Exhibit F.

“Initial Payment Date” means December 15, 2012.

“Insurance Policy” means each policy, contract or other instrument of insurance or reinsurance of any kind which is or is required to be taken out by or on behalf of any Obligor or any Project Subcontractor pursuant to Section 6.04 and Schedule 6.04 (Minimum Insurance Requirements) hereof and in which the Borrower has any interest (including any of the foregoing taken out by or on behalf of the Borrower under the PPA).

“Insurance Proceeds” means, with respect to any Event of Loss relating to any Property of the Borrower, any insurance or reinsurance (and any other amounts received pursuant to any Insurance Policy), with respect to such Event of Loss (excluding, in each case, the proceeds of general liability insurance, employers’ liability insurance, automobile liability insurance, marine cargo consequential loss insurance, advance loss of profits insurance and business interruption insurance and Expropriation Proceeds).

“Intellectual Property Rights” means rights in inventions, patents, copyrights, design rights, trademarks and trade names, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered) and all applications for any of them, anywhere in the world.

“Intermediate Shareholder” means Ormat Holding Corp., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Intermediate Shareholder Loan” means a loan by the Borrower to the Intermediate Shareholder in the principal amount equal to the principal amount of the Subordinated DFI Loan outstanding as of the date of the DFI Subordination Agreement, such amount not to exceed $75,000,000.

“Intermediate Shareholder Loan Agreement” means the Loan Agreement to be entered into between the Borrower and the Intermediate Shareholder providing for the Intermediate Shareholder Loan, in form and substance satisfactory to OPIC.

“Key Contractors” means the Supplier, the Coordinator, Geodrill and Marriott.

“KPLC” means Kenya Power and Lighting Company Limited, a company incorporated in Kenya.

“KPLC Direct Agreement” means the Direct Agreement, to be entered into among KPLC, OPIC and the Borrower in form and substance satisfactory to OPIC.

“KPLC Letter of Credit” means each irrevocable and transferrable standby Letter of Credit, dated as of May 21, 2010, and May 18, 2011, respectively, issued by Barclays Bank of Kenya Limited in favor of KPLC, as renewed or replaced from time to time in the ordinary course in accordance with Sections 2.2, 2.3 and 2.4 of the KPLC Security Agreement.

“KPLC Security Agreement” means the Amended and Restated Olkaria III Project Security Agreement, dated 29th March 2011 between KPLC and the Borrower.

“Land Grant” means the grant registered at the Land Titles Registry at Nairobi as Number I.R.85444 relating to the Project Property and issued in favor of the Borrower.

“Legal Charge” means a legal charge over the Project Property, to be entered into by the Borrower in favor of OPIC to secure the repayment of the Secured Obligations, in form and substance satisfactory to OPIC.

“License” means the Geothermal Resources Licence No. 1/99 dated 4th March, 1999 issued by the Government of Kenya in favor of the Borrower.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Litigation Payment” has the meaning set forth in Section 9.13.

“Loan” means (i) the Tranche I Loan and the Tranche II Loan or (ii) the Tranche I Loan or the Tranche II Loan, as the context may require.

“Loan Documents” has the meaning set forth in Section 4.02(a)(i).

“Loan Maturity Date” means the latest of the Note Maturity Dates.

“Long-term Indebtedness” means, in accordance with the Accounting Principles, any Indebtedness, the final maturity of which, by its terms or by the terms of any agreement related to it, falls due more than one year after the date of its incurrence.

“Loss” has the meaning set forth in Section 9.10.

“Maintenance Fee” has the meaning set forth in Section 2.06(d).

“Maintenance Plan” means the forecast activities and schedule, and the required parts and equipment for planned maintenance events that require a full or partial Plant outage to complete.

“Management Services Agreement” means the Environmental Management Agreement in Respect of OrPower’s Project in Hell’s Gate National Park, dated 30th March 2001, between the Kenya Wildlife Service and the Borrower.

“Marriott” means Marriott Drilling Africa, Ltd.

“Marriott Drilling Agreement” means that certain Drilling Services Contract dated as of August 9, 2010, by and between Marriott and the Borrower, as amended.

“Material Adverse Effect” means any event, development, or circumstance having a material adverse effect on (i) the Project, (ii) the business, operations, property, condition (financial or otherwise), or prospects of the Borrower, the Shareholder, the Intermediate Shareholder, or any other Person whose continuing viability, because of its guaranty or other undertaking, is essential to the Project, (iii) the ability of the Borrower or any other party to carry out the Project or to perform in a timely manner its obligations under any Transaction Document, (iv) the validity or enforceability of any material provision of any Transaction Document, (v) the rights and remedies of OPIC under any Transaction Document, or (vi) the Liens provided to OPIC under the Security Documents.

“MIGA” means the Multilateral Investment Guarantee Agency, a member organization of the World Bank Group, or any successor agency thereto.

“Minimum Yield Requirement” means an actual yield (MW) of at least 106MW.

“Modification Fee” has the meaning set forth in Section 2.06(e).

“Multiemployer Plan” means any multiemployer plan within the meaning of §3(37) of ERISA which is maintained or contributed to by the Borrower or any ERISA Affiliate and subject to Title IV of ERISA.

“Net Income” means, with respect to the Borrower, for any period, the net income (loss) of the Borrower for such period, as determined in accordance with the Accounting Principles, provided, that there shall be excluded in such determination (i) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (ii) any aggregate net gain during such period arising from the sale, conversion, exchange, or other disposition of capital assets, (iii) any gains resulting from the write-up of any assets, (iv) any net gain arising from the extinguishment, under the Accounting Principles, of any Indebtedness of the Borrower, and (v) any net income or gain during such period resulting from (A) any change in accounting principles in accordance with the Accounting Principles, (B) any prior period adjustments resulting from any change in accounting principles in accordance with the Accounting Principles, (C) any extraordinary items, and (D) any discontinued operations or the disposition thereof.

“New York Security Agreement” means the Security Agreement, dated as of the date hereof, between the Borrower and OPIC.

“Note” means (i) each Tranche I Note and Tranche II Note or (ii) any Tranche I Note or Tranche II Note, as the context may require.

“Note Maturity Date” means the Tranche I Maturity Date or any Tranche II Maturity Date, as applicable.

“Notice of Arbitration” means the written notice issued by an Arbitration Party to the Administrator and at the same time to the other Arbitration Party, referring a Dispute to arbitration pursuant to Section 8.04.

“O&M Parameters” shall mean the operation and maintenance parameters set forth in Schedule 6.02(d) (O&M Parameters).

“O&M Manual” has the meaning set forth in the O&M Parameters.

“Obligor” means each of the Borrower, the Shareholder, each other Person that owns equity interests in the Borrower, the Intermediate Shareholder and the Sponsor (without duplication).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury, which administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted individuals, organizations, and foreign countries and regimes.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by OFAC from time to time, and is available at the following website: http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any official successor website.

“OFAC Regulations” means (a) the rules and regulations promulgated by OFAC, as may be published in Chapter 31, Part 500 of the Code of Federal Regulations from time to time, and (b) any Executive orders imposing economic sanctions on individuals, organizations or foreign countries and regimes.

“Official” means any officer of a political party or candidate for political office in the Project Country or the U.S. or any officer or employee (i) of the government of the Project Country or the U.S. (including any Governmental Authority of the Project Country or the U.S.) or (ii) of a public international organization.

“Offshore Account Bank” means a U.S. financial institution acceptable to OPIC, as account bank under the Accounts Agreement.

“Offshore Revenue Account” has the meaning set forth in the Accounts Agreement.

“Onshore Account Bank” means a financial institution acceptable to OPIC, as onshore account bank under the Accounts Agreement.

“Operating Report” means a report in the form set forth in Schedule 6.06(d) (Operating Report).

“OPIC” has the meaning set forth in the preamble to this Agreement.

“OPIC Funding Agreement” means the Funding and OPIC Guaranty Agreement to be entered into among the Borrower, U.S. Bank National Association as OPIC Paying Agent, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as OPIC Placement Agent and OPIC in form and substance satisfactory to OPIC.

“OPIC Guaranty Fee” has the meaning set forth in the Funding Documents.

“OPIC Guaranty Payment” has the meaning set forth in Section 2.02(c).

“OPIC Note Interest Rate” has the meaning set forth in Section 2.02(a).

“OPIC Plaintiff” has the meaning set forth in Section 9.13.

“OPIC Spread” means two and seventy-five hundredths of one percent (2.75%).

“Orda 6” means Orda 6, Inc.

“Orda 9” means Orda 9, Inc.

“Original Project Documents” means (i) the Supply Agreement; (ii) the Coordination Contract; (iii) the PPA; (iv) the KPLC Security Agreement; (v) the KPLC Letter of Credit; (vi) the GoK Support Letter; (vii) the Site Agreement; (viii) the Land Grant; (ix) the Management Services Agreement; (x) the Marriott Drilling Agreement; (xi) the Geodrill Service Agreement; (xii) the Intermediate Shareholder Loan Agreement; (xiii) all contracts relating to the design, engineering, procurement and construction of the Project exceeding a value of $200,000; (xiv) all contracts for the lease of equipment or facilities for the Project exceeding a value of $100,000; (xv) all contracts to provide services to the Project exceeding a value of $200,000; (xvi) all contracts described in subsections (xii) through (xv) above that are entered into by the Borrower subsequent to the date hereof and prior to the date of the first Closing Date; and (xvii) all other material documents, contracts and agreements (other than the Financing Documents) executed subsequent to the date hereof and prior to the date of the first Closing Date and relating to the Project, including documents relevant to the construction, variation, operation or maintenance of the Project or ownership or management of the Borrower, in each case designated as a Project Document by the Borrower and OPIC. Contracts solely for the purchase of commodities, consumables or supplies to be utilized in connection with any contract described in subsections (i) through (xvii) above shall not be an “Original Project Document”.

“Original Wells” means, collectively, all wells listed on Schedule Y.

“Ormat Energy Converter” means the OEC, as defined in Section 1.1.1(ii)(c) of Exhibit A to the Supply Agreement.

“Paying Agent” means US Bank N.A.

“Payment Date” means the 15th day of each June, September, December and March after the date hereof until the Loans and all amounts due hereunder or under the Notes are paid in full, unless such Payment Date is not a Business Day, in which case the Payment Date will be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Performance Standard 2 on Labor and Working Conditions” means the IFC Performance Standard 2 on Labor and Working Conditions.

“Permitted Liens” means:

(a) Liens created under the Security Documents;

(b) Liens for any Taxes, assessments and other governmental charges, not yet due and arising in the ordinary course of business, or being contested in good faith and by appropriate proceedings, so long as:

(i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Site or any easements that are material to the ownership, operation or maintenance of the Project, as the case may be;

(ii) title thereto or any interest therein and shall not interfere in any material respect with the use of the Project, the Site or any easements that are material to the ownership, operation or maintenance of the Project; and

(iii) a bond or other reasonable security has been posted or provided in such manner and amount as to assure that any Taxes, assessments or other governmental charges determined to be due will be promptly paid in full when such contest is determined;

(c) Liens, deposits or pledges in favor of a Governmental Authority and arising by operation of Applicable Law;

(d) material men’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the development, construction, operation and/or maintenance of the Project, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings so long as:

(i) the Borrower reasonably determines that such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Site or any easements that are material to the ownership, operation or maintenance of the Project, as the case may be;

(ii) title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project, the Site or any easements that are material to the ownership, operation or maintenance of the Projects; and

(iii) such Liens have been outstanding for a period of less than ninety (90) days;

(e) Liens arising out of judgments or awards that would not otherwise constitute an Event of Default hereunder so long as enforcement of such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other reasonable security have been provided or are fully covered by insurance;

(f) servitudes, easements, rights-of-way, restrictions, minor errors in title and such other encumbrances or charges against real property or interests therein arising by operation of Applicable Law and which do not in a material way interfere with the value or use thereof or the Borrower’s business, the Project, or the Site;

(g) any Liens encumbering rights to the Certified Emissions Reductions arising under the CER Documents; and

(h) until the date of the first Disbursement, the DFI Liens.

“Person” means an individual, a legal entity, including, a partnership, a joint venture, a corporation, a trust, and an unincorporated organization, and a government or any department or agency thereof.

“Plant” means either Plant 1 or Plant 2 and “Plants” means both of them.

“Plant 1” means an existing 48 MW geothermal power plant located in the Republic of Kenya approximately 75 kilometers northwest of Nairobi consisting of geothermal production and injection wells, gathering and injection system piping, steam separators, an electrical switchyard, three Ormat Energy Convertors that have been operational since 2000 and three Ormat Energy Convertors added in 2008.

“Plant 2” means a 36 MW expansion of Plant 1 which is to include new geothermal wells, new gathering system piping, a new steam separator, a new switchyard and three new Ormat Energy Convertors located on a site adjacent to Plant 1.

“Plant 2 COD” means the date on which the Full Commercial Operation Date (as defined in the PPA) of Plant 2 has occurred under the PPA and has been notified to KPLC pursuant to Clause 7.10 (b) of the PPA.

“Potential Loss” has the meaning set forth in Section 9.10.

“PPA” means the Second Amended and Restated Power Purchase Agreement, dated 29th March 2011, between the Borrower and KPLC.

“Pre-Closing Costs” means an amount equal to the sum of (i) Project Costs in the aggregate amount of $226,121,000.00 incurred in connection with the Project until (and including) the Cut-Off Date and (ii) any amounts paid by the Sponsor or any of its Affiliates to finance Project Costs incurred after the Cut-Off Date until the date of the first Disbursement.

“Pre-Funded Equity Contribution” has the meaning set forth in the Equity Contribution and Share Retention Agreement.

“Prepayment Premium” has the meaning set forth in Section 2.04.

“Principal Installments” means (i) the Tranche I Principal Installments and the Tranche II Principal Installments or (ii) the Tranche I Principal Installments or the Tranche II Principal Installments, as the context may require.

“Prohibited Payment” means the giving or making by any Person (such Person, the “Payor”) of any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Payor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower or the Project, or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it (i) is expressly permitted by Applicable Law or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under Applicable Law).

“Project” has the meaning set forth in the Recitals of this Agreement.

“Project Completion” means the occurrence of each of the following:

(a) Technical Completion:

(i) Completion (as such term is defined in the Supply Agreement) shall have occurred;

(ii) Expanded Plant Completion (as such term is defined in the Coordination Contract) shall have occurred;

(iii) Plant 2 COD shall have occurred;

(iv) Plant 1 shall have (x) been tested in accordance with the terms set forth in Schedule 4 of the PPA, and (y) achieved 48 MW of Plant Capacity (as such term is defined in the PPA);

(v) Plant 2 shall have (x) been tested in accordance with the terms set forth in Schedule 4 of the PPA, and (y) and has achieved 36 MW of Plant Capacity (as such term is defined in the PPA);

(vi) all buildings, equipment, facilities, and necessary infrastructure for the Project shall have been procured, constructed, and installed utilizing acceptable standards of workmanship and materials and in accordance with the Project plans and specifications, shall be operational and in good working condition, and shall meet manufacturers’ specifications and the terms of the PPA and the other Project Documents;

(vii) the Borrower shall be in compliance with the Reservoir Monitoring Plan and shall have developed and maintained the geothermal resource, the wells and the surface facilities at all times in compliance with its obligations under the PPA and in accordance with Good Industry Practice;

(viii) the punch list under Section 3.2 of the Coordination Contract shall have been agreed among the Borrower, the Coordinator and OPIC (acting in consultation with the Independent Engineer) and all items set forth on such punch list shall have been completed or a segregated cash reserve in the amount of one hundred and fifty percent (150%) of the estimated cost (as proposed by the Borrower and agreed by OPIC acting in consultation with the Independent Engineer) to complete all items set forth on such punch list shall have been established by the Borrower;

(ix) the Borrower shall have received Lien waivers executed by each Key Contractor releasing all claims and liens against the Borrower, the Project, the Plants or any part thereof arising under or in connection with the Works;

(x) all Expansion Wells and all other Resource Works (as defined in the Coordination Contract) shall have been completed by the Borrower and are fully operational;

(xi) each of (x) the actual yield (MW) of all Original Wells and Expansion Wells and (y) whether such actual yield (MW) satisfies the Minimum Yield Requirement shall have been determined, as certified by the Borrower and confirmed by the Resource Consultant in the form of Exhibit G;

(xii) all delay liquidated damages payable pursuant to Section 2.3 of the Coordination Contract and all performance deficiency liquidated damages payable pursuant to Section 2.4.2 of the Coordination Contract, shall have been paid in full; and

(xiii) all damages payable under the Supply Agreement shall have been paid in full;

(b) no Event of Default (or condition or event that, with the giving of notice, or lapse of time, or both, could constitute an Event of Default) has occurred and is continuing;

(c) the Borrower shall have submitted the most recent semi-annual Reservoir Monitoring Report as described in Section 6.02(e), together with confirmation from the Borrower that such report is true and correct in all material respects as of the Project Completion Date or, if there has been a change in the matters set forth therein, updating the relevant information;

(d) the Borrower owns and has good, legal and marketable title to the Project Property (which comprises part of the Site) comprised in and subject to the provisions set forth in the Land Grant and the Borrower has (subject to the provisions of the Land Grant, the Site Agreement and the Licence) a lawful, valid, exclusive and irrevocable right of use of those parcels of land comprising the Site, in each case free and clear of all Liens (other than Permitted Liens);

(e) the Liens purported to be granted by the Borrower in favor of OPIC with respect to all of its assets pursuant to the Security Documents shall be in full force and effect;

(f) the Borrower shall have furnished OPIC with a Borrower’s Completion Certificate substantially in the form of Exhibit E hereto;

(g) the Independent Engineer shall have furnished OPIC with an Independent Engineer’s Completion Certificate substantially in the form of Exhibit F hereto; and

(h) the Resource Consultant shall have furnished OPIC with a certificate confirming (i) the matters reference in clause (a)(xi) above; and (ii) that the Borrower’s Steam Field Facilities as defined in the PPA (including the wells) are compliant with the requirements of Section 5.10A of the PPA, the Reservoir Monitoring Plan and this Agreement; and

(i) OPIC shall have determined that each of the requirements set forth in clauses (a) through (h) above has been satisfied and shall have notified the Borrower in writing.

“Project Completion Date” means the date on which Project Completion occurs.

“Project Contractor” means any Person that is a party to a Project Document with the Borrower.

“Project Costs” means all costs incurred or to be incurred by the Borrower to develop, finance and construct the Project, including, but not limited to (i) amounts payable under the Project Documents, (ii) interest, fees and expenses payable with respect to the Loans, (iii) expenses incurred to obtain use of the Site, (iv) costs and expenses of legal, engineering, accounting, construction management and other advisors incurred in connection with the Project, (iv) insurance premiums, (v) funding of the Debt Service Reserve Account, (vi) general and administrative costs such as payroll, rent, utilities, office equipment and supplies, vehicles, communications expenses and travel expenses, (vii) Taxes, and (viii) initial Working Capital.

“Project Country” means the Republic of Kenya.

“Project Documents” means (i) each Original Project Document; (ii) any amendment to, modification to, supplement to or replacement of any Original Project Document entered into subsequent to the first Closing Date; and (iii) all contracts described in subsections (xii) through (xv) of the definition of Original Project Documents (other than contracts solely for the purchase of commodities, consumables or supplies to be utilized in connection with any contract described in subsections (i) through (xv) of the definition of Original Project Documents) that are entered into by the Borrower subsequent to the first Closing Date.

“Project Property” means the real estate property with Land Reference Number 12881/3 comprised in Grant Number I.R. 85444 registered in the Land Titles Registry at Nairobi, Kenya.

“Project Subcontractor” means any Person, other than the Borrower, that is a party to a Project Document with a Project Contractor.

“PROPARCO” means Société de Promotion et de Participation pour la Coopération Economique.

“PROPARCO Indebtedness” means all amounts owed by the Borrower to PROPARCO in respect of the PROPARCO Loan Agreement.

“PROPARCO Loan Agreement” means the Proparco A Loan Agreement, dated January 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, PROPARCO and the DFI Global Agent.

“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts or other property of any kind whatsoever, whether real, personal, mixed and whether tangible or intangible.

“Redemption Premium” has the meaning set forth in the Funding Documents.

“Required Contracted Plant Capacity” means 84MW.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve of the United States (or any successor).

“Releases” means, collectively, the documents listed in Part B to Schedule Z and “Release” means any of them.

“Reservoir Monitoring Plan” shall mean the Borrower’s reservoir monitoring plan set forth in Schedule 4.19-B (Reservoir Monitoring Plan).

“Reservoir Monitoring Report” shall mean reservoir monitoring report prepared semi-annually by the Borrower in the form set forth in Schedule 4.19-C (Form of Reservoir Monitoring Report).

“Resource Consultant” means GeothermEx, Inc.

“Restricted Payment” means any of the following made directly or indirectly by the Borrower: (i) any dividend or distribution on any share of the Borrower, including any reduction of capital; (ii) any payment of principal or interest on any Indebtedness of the Borrower to or for the benefit of the Intermediate Shareholder or any Affiliate of the Intermediate Shareholder, other than accounts payable for goods or services provided on an arm’s-length basis; and (iii) any purchase, redemption, acquisition, or retirement of any shares of the Borrower or any Indebtedness of the Borrower held by the Intermediate Shareholder or any Affiliate of the Intermediate Shareholder.

“Rules” means the International Arbitration Rules of the American Arbitration Association in effect as of the date of the Notice of Arbitration, except as modified by Section 8.04 and Schedule 8.04 (Arbitration Provisions) or as may be modified by mutual agreement of the Arbitration Parties.

“Sale Proceeds” shall mean proceeds from any Disposition of all or any part of any Property of the Borrower, the enforcement of remedies under the Security Documents or otherwise, but excluding any such proceeds (a) included in any Termination Payment, (b) included in any Expropriation Proceeds or insurance proceeds described in Section 2.05(a), or (c) to the extent used in the ordinary course of business to replace the Property so disposed of.

“Secured Obligations” means all obligations owing to OPIC by the Borrower under or in connection with the Financing Documents including any liability in respect of further advances made under the Financing Documents whether present or future, actual or contingent and whether incurred by the Borrower alone or jointly and whether as principal or surety or in some other capacity.

“Security Documents” has the meaning set forth in Section 4.02(a)(ii).

“Self-Monitoring Questionnaire” means the Annual Self-Monitoring Questionnaire used by OPIC to monitor compliance with OPIC’s policy requirements, a copy of which is available and which may be completed online at http://smq.opic.gov.

“Senior Officer” means any officer, director or manager.

“Share Pledge” means the Equitable Mortgage Over Shares, to be entered into among the Intermediate Shareholder, the Borrower, and OPIC in form and substance satisfactory to OPIC.

“Shareholder” means Ormat International, Inc., a Delaware corporation.

“Shareholder Payment” means any payment by the Borrower to, or on behalf of, the Shareholder or any Affiliate of the Shareholder other than a Restricted Payment, including any payment in respect of compensation, fees, salaries, bonuses, or commissions or any payment made on behalf of the Shareholder or any Affiliate of the Shareholder that is for the benefit of such party.

“Site” means the “License Area” described in Appendix I of the Site Agreement.

“Site Agreement” means the Site Agreement for Olkaria III Geothermal Plant, dated 5th November 1998 between the Borrower and the Government of the Republic of Kenya.

“Sponsor” means Ormat Technologies, Inc., a Delaware corporation.

“Subordinated Affiliate Loan” means a subordinated loan made by the Shareholder or any of its Affiliates to the Borrower in accordance with the terms of the Equity Contribution and Share Retention Agreement.

“Subordinated DFI Credit Agreements” means collectively (i) the Common Terms Agreement, dated as of January 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Subordinated DFI Lender, PROPARCO, the DFI Global Agent and the DFI Offshore Security Agent, (ii) the DEG A Loan Agreement, dated January 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Subordinated DFI Lender and the DFI Global Agent, (iii) the DEG B Loan Agreement, dated January 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Subordinated DFI Lender and the DFI Global Agent, and (iv) the DEG C Loan Agreement, dated January 5, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Subordinated DFI Lender and the DFI Global Agent.

“Subordinated DFI Indebtedness” means all amounts owed by the Borrower to the Subordinated DFI Lender in respect of the Subordinated DFI Loans.

“Subordinated DFI Lender” means DEG, as lender of each Subordinated DFI Loan.

“Subordinated DFI Liens” means the second priority Liens created and existing under any of the Subordinated DFI Credit Agreements.

“Subordinated DFI Loans” means the loans advanced to the Borrower by the Subordinated DFI Lender pursuant to the Subordinated DFI Credit Agreements.

“Supplier” means Orda 6, Inc.

“Supply Agreement” means the Supply Contract, dated as of June, 28, 2012, between the Borrower and the Supplier.

“Taxes” means all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp duties, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and any political subdivision, instrumentality, agency or similar body of any taxing authority.

“Term Conversion Date” means the Payment Date next succeeding Plant 2 COD.

“Termination Payment” means any indemnity or other payment received by the Borrower or any Affiliate thereof from any counterparty other than OPIC under or in connection with any termination of a Project Document or a Consent, including any such payment made by KPLC or the Government of the Republic of Kenya pursuant to the GoK Agreements, KPLC pursuant to the PPA or by any counterparty to any Direct Agreement.

“Tranche I Commitment” means OPIC’s commitment to lend an amount up to $85,000,000 less (i) the portion thereof that pursuant to Section 2.06(b) has been canceled or has been deemed canceled, and (ii) any Tranche I Loan amounts disbursed pursuant to Section 2.01(c) and (d).

“Tranche I Disbursement” has the meaning set forth in Section 2.01(d)(i).

“Tranche I Loan” means, on any date, the aggregate of the outstanding unpaid principal amounts of the Tranche I Notes then outstanding.

“Tranche I Maturity Date” means the maturity date set forth in the Tranche I Note.

“Tranche I Note” means any promissory note issued by the Borrower pursuant to this Agreement evidencing a Tranche I Loan substantially in the form of a Fixed Rate Note.

“Tranche I Principal Installments” has the meaning set forth in Section 2.03(a).

“Tranche II Commitment” mean OPIC’s commitment to lend an amount up to $180,000,000 less (i) the portion thereof that pursuant to Section 2.06(b) has been canceled or has been deemed canceled, and (ii) any Tranche II Loan amounts disbursed pursuant to Section 2.01(c) and (d).

“Tranche II Disbursement” has the meaning set forth in Section 2.01(d)(ii).

“Tranche II Initial Payment Date” means, the earlier to occur of (i) the Payment Date following sixty (60) days after Plant 2 COD and (ii) September 15, 2013.

“Tranche II Loan” means, on any date, the aggregate of the outstanding unpaid principal amounts of the Tranche II Notes then outstanding.

“Tranche II Maturity Date” means the maturity date set forth in the applicable Tranche II Note.

“Tranche II Note” means any promissory note issued by the Borrower pursuant to this Agreement evidencing a Tranche II Loan substantially in the form of a Weekly Rate Note or a Fixed Rate Note.

“Tranche II Principal Installments” has the meaning set forth in Section 2.03(b).

“Transaction Documents” means the Financing Documents and the Project Documents, together with all closing certificates required to be delivered thereunder, any other agreements or instruments entered into in connection with any of the foregoing or pursuant to which the Loans are made and such other documents as OPIC may reasonably request and designated by the Borrower and OPIC as a Transaction Document.

“Uniform Commercial Code” means the uniform rules created by the National Conference of Commissioners on Uniform State Laws in 1952 coordinating the sale of goods and other commercial transactions.

“U.S.” means the United States of America.

“U.S. Government” means the government of the United States of America and its agencies and instrumentalities.

“U.S. Taxpayer Identification Number” means an identification number used by the Internal Revenue Service, an agency of the United States of America, in the administration of tax laws. It is issued either by the Social Security Administration, an agency of the United States of America, or the Internal Revenue Service.

“U.S. Treasury Cost” has the meaning set forth in the Funding Documents.

“Weekly Rate Note” means any promissory note issued by the Borrower pursuant to this Agreement substantially in the form of Exhibit A-2 of the OPIC Funding Agreement.

“Well Reserve Account” means a Dollar-denominated account established by the Borrower in a U.S. financial institution acceptable to OPIC and pledged to OPIC pursuant to the terms of the New York Security Agreement.

“Well Reserve Requirement” means, at any time, an amount equal to (i) the sum of all transfers required to have been made on or before such date from the Revenue Account (as defined in the Accounts Agreement) to the Well Reserve Account pursuant to Section 6.3.2(e) of the Accounts Agreement minus (ii) any amounts withdrawn from the Well Reserve Account and applied to pay Well Drilling Costs (as defined in the Accounts Agreement) in accordance with Section 6.9.2 of the Accounts Agreement minus (iii) any amounts released from the Well Reserve Account under Section 6.9.3 of the Accounts Agreement.

“Worker Rights Non-Compliance” has the meaning set forth in Section 6.13(b).

“Worker Rights Requirements” has the meaning set forth in Section 6.13(a)(xii).

“Workers” means, collectively, (i) individuals that are employed directly by the Borrower, and (ii) individuals that, under a Project Document, perform continuous on-site work that is either (x) of substantial duration or (y) material to the primary operations of the Project.

“Working Capital” means the amount resulting from Current Assets (excluding cash) minus Current Liabilities (excluding Debt Service for the Loans and for all other Long-term Indebtedness).

“Works” means the Plant Works (as defined in the Coordination Contract), the Resource Works (as defined in the Coordination Contract) and any other engineering, procurement, construction, drilling, commissioning or testing required to achieve Project Completion.

2. Rules of Interpretation.

In this Agreement, including Exhibits and Schedules hereto, unless otherwise indicated or required by the context: (a) reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, supplemented, replaced, revised, or modified from time to time; (b) all references to an “Article,” “Section”, “Schedule,” or “Exhibit” are to an Article or Section of this Agreement or to a Schedule or an Exhibit attached thereto and shall be deemed to have been made a part thereof; (c) the table of contents and article and section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof; (d) defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders; (e) accounting terms not defined in this Schedule X have the meanings given to them under the Accounting Principles; (f) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the words “include,” “includes,” and “including” mean include, includes and including “without limitation” and “without limitation by specification”; (h) terms capitalized for other than grammatical purposes that are defined in (i) the preamble, (ii) the recitals, or (iii) the Sections of this Agreement have the meanings ascribed to them therein; (i) phrases such as “satisfactory to OPIC”, “in such manner as OPIC may determine,” “to OPIC’s satisfaction,” “acceptable to OPIC”, “at OPIC’s election”, and phrases of similar import authorize and permit OPIC to approve, disapprove, act or decline to act in its sole discretion; (j) a reference to a “Person” includes a reference to its successors and assigns, (k) any reference to any Applicable Law shall be construed so as to include such Applicable Law as amended, modified, extended, re enacted, redesignated or replaced from time to time, (l) accounting terms shall have the respective meanings given to them under the Accounting Principles, (m) references to any condition or any representation by any Person being to the (i) best knowledge of such Person shall be deemed to be to the best knowledge of an Authorized Officer of such Person and (ii) knowledge of such Person shall be deemed to be to the knowledge of an Authorized Officer of such Person; and (n) the words “reasonable”, “reasonably”, “unreasonably”, and words of similar import, when applied to OPIC’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of OPIC in its capacity as a governmental entity or its responsibilities as such.

SCHEDULE Y

ORIGINAL WELLS

The following wells are the Original Wells, available for use as of the date hereof for Plant 1:

	Name of Well	Location of Well

1.	A-1	A-Pad

2.	A-2	A-Pad

3.	A-4	A-Pad

4.	A-5	A-Pad

5.	B-3	B-Pad

6.	B-7	B-Pad

7.	B-9	B-Pad

8.	C-2	C-Pad

9.	OW-301	301

TOTAL CAPACITY OF ORIGINAL WELLS: 47 MW (LATE 2008) –TO- 44 MW (MID-2011)

SCHEDULE Z

DFI SECURITY DOCUMENTS AND RELEASES

Part A: DFI Security Documents:

1.	the Amended and Restated Project Accounts Agreement dated April 4, 2011, among the Borrower, the DFI Offshore Account Bank, the DFI Global Agent and each DFI Security Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “DFI Accounts Agreement”).

2.	the Debenture dated January 23, 2009, among the Borrower and the DFI Onshore Security Agent (the “DFI Debenture”).

3.	the Legal Charge Over Land Reference Number 12881-3 dated January 23, 2009, among the Borrower and the DFI Onshore Security Agent (the “DFI Legal Charge”).

4.	the Share Charge dated January 23, 2009, among the Intermediate Shareholder, as chargor, and the DFI Offshore Security Agent (“DFI Share Charge”).

5.	the English Security Agreement dated January 23, 2009, among the Borrower and the DFI Offshore Security Agent (the “DFI English Security Agreement”).

6.	the Loan Assignment and Security Agreement, dated as of January 23, 2009, among the Intermediate Shareholder, the Shareholder, the Borrower and the Offshore Security Agent (the “DFI Loan Assignment and Security Agreement”).

7.	the Kenya Reinsurance Assignment Agreement dated February 17, 2009, among the Onshore Security Agent., Real Insurance Company Limited and the Borrower (the “DFI Kenyan Reinsurance Assignment Agreement”).

8.	the Security Trust and Intercreditor Deed, dated January 23, 2009, among the Borrower, the Intermediate Shareholder, the Shareholder, the lenders thereunder, the DFI Global Agent, the DFI Onshore Security Agent and the DFI Offshore Security Agent, as amended, amended and restated, supplemented or otherwise modified from time to time (the “DFI Security Trust and Intercreditor Deed”).

Part B: Releases:

1.	the Letter of Termination to be entered into among the Borrower, the DFI Offshore Account Bank, the DFI Global Agent, the DFI Onshore Security Agent and the DFI Offshore Security Agent with respect to closing of the DFI Accounts and termination of DFI Accounts Agreement, in form and substance satisfactory to OPIC.

2.	the Deed of Release to be entered into among the Borrower and the DFI Onshore Security Agent with respect to the release of all security under and termination of the DFI Debenture, in form and substance satisfactory to OPIC.

3.	the Deed of Release to be entered into among the Borrower and the DFI Onshore Security Agent with respect to the release of all security under and termination of the DFI Legal Charge, in form and substance satisfactory to OPIC.

4.	the Deed of Release to be entered into among the Intermediate Shareholder and the DFI Offshore Security Agent with respect to the release of all security under and termination of the DFI Share Charge, in form and substance satisfactory to OPIC.

5.	the Deed of Release to be entered into among the Borrower and the DFI Offshore Security Agent, with respect to the release of all security under and termination of the DFI English Security Agreement.

6.	the Deed of Release to be entered into among the Intermediate Shareholder, the Shareholder, the Borrower and the Offshore Security Agent, with respect to the release of all security under and termination of the DFI Loan Assignment and Security Agreement.

7.	the Deed of Release to be entered into among the Onshore Security Agent, Real Insurance Company Limited and the Borrower, with respect to the release of all security under and termination of the DFI Kenya Reinsurance Assignment Agreement.

8.	the Deed of Release to be entered into among the Borrower, the Intermediate Shareholder, the Shareholder, the lenders thereunder, the DFI Global Agent, the DFI Onshore Security Agent and the DFI Offshore Security Agent with respect to the release of all security under and termination of the DFI Security Trust and Intercreditor Deed.

9.	the Payment and Release Letter to be delivered from PROPARCO to the Borrower and the DFI Global Agent, with respect to the prepayment in full of the PROPARCO Loan Agreement.

SCHEDULE 2.08

OPIC PAYMENT INSTRUCTIONS

All payments to OPIC shall be made in Dollars by wire transfer in immediately available funds without counterclaim, offset, or deduction, via a U.S. domestic bank. Unless instructed otherwise by OPIC, wires should be sent to OPIC’s account with the U.S. Treasury Department in New York and must include the following required information:

Fedwire Field Tag	Fedwire Field Name	Required Information
{2000}	Amount (Mandatory)	(12 numeric, right-justified with leading zeros, no commas, or decimal point. Example: $39,287.21 becomes 000003928721)
{3400}	Receiver ABA routing number	021030004
{3400}	Receiver ABA short name	US TREAS NYC
{3600}	Business Function Code	CTR
{4200}	Beneficiary ID-code	D
{4200}	Beneficiary Identifier (account number – AGENCY ALC)	71000001
{4200}	Beneficiary Name	Overseas Private Investment Corporation
{5000}	Originator-ID-Code	D
{5000}	Originator-Identifier (Mandatory)	(34 characters maximum, Account Number of Borrower at their Financial Institution)
{5000}	Originator-Name (Mandatory)	(35 characters maximum, Borrower Name, truncate if necessary)
{6000}	Originator to Beneficiary Information – OPIC Loan Number	OPIC/615-2011-039-IG
{6000}	Originator to Beneficiary Information – Loan Payment Purpose (e.g., Interest, Principal, etc.) (Mandatory)

SCHEDULE 3.01(c)

SHAREHOLDER PAYMENTS

Payment Date	Recipient	Amount
June 18, 2012	Ormat Holding Corp.	$9,700,000

SCHEDULE 3.01(d)

CAPITALIZATION

Entity	Number of issued and authorized shares	Entity holding the Shares	Percentage of shares held
OrPower 4 Inc.	1000	Ormat Holding Corp.	100%

Ormat Holding Corp.	999.9	Ormat International, Inc.	100%

SCHEDULE 3.01(l)

FINANCIAL PLAN

US$ (‘000)

Total Plant 1 Costs	$155,103

Total Plant 2 Costs	$226,662

Total Project Costs	$381,765

Total OPIC Debt	$265,000

Total Equity	$116,765

Total Sources	$381,765

SCHEDULE 3.01(x)

PAYMENT OF CONTRACTORS AND SUBCONTRACTORS

Part A: Set forth below is a complete list of all contractors and suppliers (other than the Key Contractors) that, since the Cut-Off Date and until July 31 2012, have performed Works. All such Works have been paid in full except as set forth in Part B of this schedule:

Contractor/Subcontractor
1.	AAR Health Services Limited
2.	Alpine Coolers Ltd
3.	Auto Scope Limited
4.	Baja Geo Systems, Inc
5.	Barico Maintenances Ltd
6.	BCD Travel
7.	Beecher Carlson Insurance Services, LLC.
8.	Bonfide C & F Co. Limited
9.	Bragg Crane Service
10.	Business Logistics
11.	Bytech Engineering Limited
12.	Callkey(E.A) Limited
13.	Car Track Kenya Limited
14.	Cashman Equipment Company
15.	Charles Odhiambo
16.	Chege Kuria
17.	Christian Jacobsen
18.	Civicon Limited
19.	Crystal Impex Ltd
20.	Davis & Shirtliff Ltd
21.	Davis-Lynch, Inc
22.	DHL Worldwide Express Kenya Limited
23.	Drilling Services Limited
24.	Economic Housing Group Limited
25.	Eli Holdings Limited
26.	Ephamu General Merchants
27.	Etichy Agencies
28.	Express Kenya Limited
29.	Fast World Computers Ltd
30.	Fish Eagle Inn
31.	Fortitude Consultants
32.	Freese Scan
33.	G4S Security Services Kenya Limited
34.	Galana Oil (K) Limited
35.	Geomatics Civil Engineering Surveyors Ltd
36.	Geo-Survey International Inc.
37.	Geothermal Consultants New Zealand Limited
38.	GIGI Motors Ltd
39.	Halliburton Energy Services, Inc.
40.	Harrison Muiruri Refrigeration
41.	Haynie Consulting Co.

Contractor/Subcontractor
42.	Heritage AII Insurance Co. Ltd
43.	Hobra Manufacturing Limited
44.	Hopkins Oil Tool, Inc
45.	Horizon Well Logging Inc
46.	Howard Humphreys (East Africa) Limited
47.	Image Plus Limited
48.	IntraSearch-MapMart
49.	Jabada Consulting Company
50.	James & Michael Tyres
51.	Jim Pairish Surveying Co.
52.	Joseph A. Bunce
53.	Joseph A. Bunce
54.	K & R Drilling Tools
55.	Kabiria Enterprises Ltd
56.	Kaplan & Stratton Advocates
57.	Kenya Bureau of Standards
58.	Kenya Electricity Generating Co. Ltd
59.	Kenya Power & Lighting Co.Ltd
60.	Keystone Drill Services LLC
61.	Kuster Co.
62.	La Pieve Limited
63.	Lake Naivasha Simba Lodge
64.	Lee D Weiss II
65.	Madgetech Inc
66.	Madris Petrochem
67.	Mahaver Stores Limited
68.	Mantrack Kenya Ltd
69.	Maruti Office Supplies Ltd
70.	Mathew N. Njuguna
71.	Matthew Well Consulting
72.	Mayaki Investments
73.	MFI Office Solutions Limited
74.	Michael R Needham
75.	Mueller Consulting
76.	Multichoice Kenya Limited
77.	Naivas Ltd
78.	Naivasha Bidii Investments
79.	Naivasha Municipal Council
80.	Narasha Community Dev. Project
81.	Ndonyo Health Care
82.	Nigel and Sarah Carnelley
83.	Oceanic Marine Surveyors Kenya Limited
84.	Oil Field Tubulars and Supply Co.
85.	Onase Logistics Ltd
86.	Oriental General Stores Ltd
87.	Ortitlan, Limitada
88.	Pacocean Forwarding
89.	Penibrah (K) Ltd
90.	Porto Safari Consultancy
91.	Precious Exhausters

Contractor/Subcontractor
92.	Pro Fire Pro Design
93.	Projection Solutions Ltd
94.	Radoine Ololgisoi Nkamasiai
95.	Real Insurance Company Limited
96.	Reykjavik Geothermal ehf
97.	Richfield Engineering Limited
98.	Riley Falcon Security Services Limited
99.	Riva Petroleum Dealers Limited
100.	Robert M. Cobb
101.	Royal Oilfield Logistics Services & Sup
102.	Safaricom Limited
103.	Sam Meeker
104.	San Joaquin Bit Service, Inc.
105.	Scan-Trans Carriers
106.	Service Charge
107.	Shaffer Oil Tool Services, Inc
108.	Siemens Limited
109.	Signature Cars Ltd
110.	Solutel Kenya
111.	Specialised Hardwares Limited
112.	Steel Structures Ltd
113.	Techspa General Supplies Limited
114.	Telkom Kenya Limited
115.	The Poly-Clinic Hospital
116.	The University of Arizona
117.	The University of Arizona
118.	Thermochem, Inc.
119.	Tiger Energy Services, Inc
120.	Toplis & Harding International Ltd
121.	Total Kenya Limited
122.	Trefi East Africa Limited
123.	VIVA Shipping Inc,
124.	Waki Clearing And Forwarding Agents
125.	Weatherford Services & Rentals Ltd
126.	Weatherford U.S., LP-Gemoco
127.	Weatherford U.S., LP-Houston
128.	William S.Ole Molo

Part B: Set forth below is a list of all contractors and suppliers (other than the Key Contractors) that, since July 31, 2012, have performed or will perform Works and all amounts remaining to be paid (or projected to be paid) to each such contractor and supplier that, since the Cut-Off Date, is performing or will perform Works:

Contractor/Supplier	Project Document/Agreement	Amounts owed or estimated to be owed through Project Completion (US$/KES)
Civicon Limited	Mechanical Construction Services	$9,454,000
Hobra Manufacturing Limited	Civil Construction Services	$609,000
Siemens Limited	Agreement for Engineering, Supply, and Construction of the Substation	$1,742,000
Mehta Electrical	Electrical Construction Services	$980,000
Halliburton (various entities)	Halliburton Master Service Agreement for Drilling Services	$6,300,000
Weatherford (various entities)	Weatherford Master Service Agreement for Drilling Services	$4,600,000
Other Miscellaneous Contractors/Suppliers	Various Agreements	$4,400,000

SCHEDULE 4.04

CONSENTS

PART A: CONSENTS ALREADY OBTAINED

	Particulars	Relevant Legislation	Relevant Authority	Status
1. ELECTRICAL AUTHORIZATIONS
1.1.	Generation Licence	Energy Act 2006	Electricity Regulatory Commission	Obtained

1.2.	Geothermal Resources Licence	Geothermal Resources Act 1982	Minister of Energy	Obtained

1.3	Approval of Power Purchase Agreement	Energy Act 2006	Electricity Regulatory Commission	Approval Letter obtained from ERC includes reference to incorrect PPA date. Borrower to provide letter from ERC referencing correct PPA date (i.e., March 29, 2011).
2. GENERAL DEVELOPMENT AUTHORIZATIONS
2.1.	Development Permission	Physical Planning Act	Naivasha Municipal Council	Obtained

2.2.	Licence for use of Radio Communication Apparatus	Kenya Communications Act 1998	Communications Commission of Kenya	Obtained

3. LAND AND CONSTRUCTION AUTHORIZATIONS
3.1.	Approval of building plans for the Plant	Occupational Safety and Health Act 2007	Director of Occupational Safety and Health Services.	Obtained

3.2.	Registration as a factory/workplace	Occupational Safety and Health Act 2007	Director of Occupational Safety and Health Services	Obtained

3.3.	Manufacturer’s test certificate for new steam boilers or a report from an authorised boiler inspector for	Occupational Safety and Health Act, 2008 section 67 (8)	Safety and Health Officer.	Obtained for Plant 1

previously used steam boilers

4. ENVIRONMENTAL AUTHORIZATIONS
4.1.	Environmental Impact Assessment Licence	Environmental Management and Co-ordination Act	NEMA	Obtained

5. IMMIGRATION AND EMPLOYMENT CONSENTS
5.1.	Registration as an employer	National Social Security Fund Act, chapter 258	The Managing Trustee, NSSF	Obtained

5.2.	Registration as an employer	Industrial Training Act, chapter 237 and Industrial Training (Training Levy) Order, 2007	Director of Industrial Training	Obtained

6. BUSINESS, TAX AND ACCOUNTING RELATED AUTHORIZATIONS
6.1.	Registration as a manufacturer	Standards Act, Chapter 496	Kenya Bureau of Standards	Obtained

6.2.	Single Business Permit	Local Government Act	Naivasha Municipal Council	Obtained

6.3.	Personal Identification Numbers for the Borrower	Income Tax Act, chapter 470	Commissioner for Income Tax (Kenya Revenue Authority)	Obtained
6.4.	VAT Registration	Value Added Tax Act, chapter 476	Commissioner of Value Added Tax (Kenya Revenue Authority)	Obtained

6.5.	Registration as a foreign company with a place of business in Kenya	Companies Act, chapter 486	Registrar of Companies	Obtained

PART B: CONSENTS TO BE OBTAINED AT A LATER DATE

	Particulars	Relevant Legislation	Relevant Authority	Status
7. LAND AND CONSTRUCTION AUTHORIZATIONS
7.1.	Manufacturer’s test certificate for new steam boilers or a report from an authorised boiler inspector for	Occupational Safety and Health Act, 2008 section 67 (8)	Safety and Health Officer.	To be obtained for Plant 2 only upon Plant 2 commissioning.

previously used steam boilers

8. IMMIGRATION AND EMPLOYMENT CONSENTS
8.1.	Entry permits and work permits for non-residents in Kenya	Immigration Act, Chapter 172	Principal Immigration Officer (Immigration Department)	To be obtained as and when the need arises.

SCHEDULE 4.19-A

DRILLING PROGRAM

A.	Number of Wells.

The following wells shall be drilled in respect of Plant 2:

	Name of Well	Location of Well	Expected output/capacity

1.	A-9	A-Pad	21.3 MW (actual)

2.	A-8	A-Pad	12.5 MW (actual)

3.	A-7	A-Pad	10.0 MW (actual)

4.	A-10	A-Pad	7 MW (projected)

5.	B-14	B-Pad	7 MW (projected)

6.	E-1	E-Pad	7 MW (projected)

7.	F-1	F-Pad	7 MW (projected)

8.	E-2	E-Pad	7 MW (projected)

B.	Performance of Wells.

The aggregate capacity capable of being generated by the output of the Expansion Wells, in addition to the Original Wells, is expected to be at least 120MW.

C.	Drilling Parameters.

The Borrower shall ensure that all drilling and well testing activities are conducted in accordance with Good Industry Practice, and that all relevant drilling and testing records have been made available to the Independent Engineer.

SCHEDULE 4.19-B

RESERVOIR MONITORING PLAN

[See Attached]

SCHEDULE 4.19-B

RESERVOIR MONITORING PLAN

Operating Data (a)

		Maximum Measurement Interval		Maximum Measurement Interval
Plant Operating Data (per unit and total for all quantities)	(g)		Field Operating Data - Production
Per Well
Generation			Wellhead Pressure	Daily
Gross Output		6 hours	Wellhead Temperature	Daily
Net Output		6 hours	Mass Production Flow Rate - 2 phase	Daily
Operating Parameters				(b)
Brine Flow		6 hours	Per Separation system
Brine Inlet Temperature	(h)	6 hours	Inlet Pressure	Daily
Brine Inlet Pressure	(h)	6 hours	Outlet Pressure	Daily
Brine Outlet Temperature		6 hours
Brine Outlet Pressure	(h)	6 hours
Steam Flow		6 hours
Steam Inlet Pressure	(h)	6 hours	Field Operating Data - Injection (per well)
Ambient Temperature	(i)	6 hours	Mass Flow Rate	Daily (j)
			Wellhead Pressure	Daily (j)
			Wellhead or Line Temperature	Daily (j)

Reservoir Pressure Monitoring

Number of wells instrumented (minimum):	2 (c)
Instrumentation method:	Capillary tubing / chamber below water level
Measurement interval (maximum):	6 hours

Chemical Monitoring
Brine Samples (per production well and per injection stream)
Sampling interval (maximum):	12 months
Components analyzed:	Standard geothermal suite (d)
Steam Samples (per Plant)
Sampling interval (maximum):	6 months
Components analyzed:	Standard geothermal suite (d)
Other Sample Points (specify)
Sampling interval (maximum):
Components analyzed:

Other
Temperature / Pressure Surveys (per well)
Survey Frequency (maximum)	2 years (e)
Well Inspections
Inspection Type:	Go Devil
Inspection Interval (maximum):	(f)
Other (specify)

Notes:

(a)	Spot (instantaneous) measurements, not averaged values.

(b)	Continuous per-well enthalpy monitoring is precluded by current wellfield configuration and instrumentation.
(c)	Wells must have locations suitable for reservoir pressure monitoring.
(d)	Analyte suite per Thermochem standards

Brine samples (well) - minimum analyte suite:

-pH (lab), Ca, Mg, Na, K, alkalinity, SO4, Cl, B, SIO2

-Ion balances (difference/sum) of 5% or less.

Steam samples (plant) - minimum analyte suite:

-total (gases/steam) plus gas components CO2, H2S, N2, Ar, O2, CH4, NH3, H2

(e)	Greater frequency prior to plant start-up and in first year of operation. Once - adjacent to COD, once - 1 year after COD, thereafter - every two years.
(f)	Frequency to be determined based on indications of well condition.
(g)	Early generation is considered and monitored as a single unit, and not separately for each of the OECs.
(h)	This data is measured at a plant level.
(i)	Ambient Temperature is measured for the Site, and not for each unit or Plant.
(j)	Required instruments will be installed and ready for monitoring by Project Completion.

SCHEDULE 4.19-C

RESERVOIR MONITORING REPORT

[See Attached]

SCHEDULE 4.19-C

FORM OF RESERVOIR MONITORING REPORT1

Semiannual Period Ending: [Insert Date]

I.	Production Wells:

A.	Typical Monthly Values.

i.	For each production well list a typical value set on one day mid-month for each month of the semiannual period.

ii.	Include wells that are shut-in.

iii.	Total [six (6) records] per well. Add rows as needed to be complete.

Measured on Date					Other
Well	Date	WHP (Barg)	Valve open (%)	Enthalpy (kJ/kg)	Total production rate (T/hr)	Rate Basis two-phase orifice meter measurements	Status/Comments
OW-301
OW-301
OW-301
A-1
A-1
A-1
Etc

[1]	NOTES: TFT and Chemistry Data can be available every two years or so.

               Surveys will be conducted every 5 years. Remedial Work Reports can be provided when work is done.

B.	End of Semiannual Period Data.

i.	For each production well list the applicable data at end-of- semiannual period.

ii.	Include wells that are shut-in.

iii.	Total one (1) record per well. Add rows as needed to be complete.

Well	Hours operated during quarter	Date last enthalpy test	Enthalpy (kJ/kg)	Period to Date Cumulative total mass (metric T)	Typical or assumed separation pressure (Barg)	Period to Date Cumulative steam (metric T)	Period to Date Cumulative brine (metric T)	Status/Comments

OW-301

A-1

A-2

Etc

II.	Injection Wells:

A.	Typical Monthly Values.

i.	For each production well list a typical value set on one day mid-month for each month of the semiannual period.

ii.	Include wells that are shut-in.

iii.	Total [six (6) records] per well. Add rows as needed to be complete.

Well	Date	Injection rate (T/h)	Wellhead pressure (Barg)	Valve open (%)	Status/ Comments

B1

B1

B1

OW-307

OW-307

OW-307

Etc

B.	Each Semiannual Period of Data.

i.	For each production well list the applicable data at end-of-semiannual period.

ii.	Include wells that are shut-in.

iii.	Total one (1) record per well. Add rows as needed to be complete.

Well	Hours operated this 6 months period	Period to date Cumulative total mass injected (metric T)	Status/ Comments

B1

OW-307

OW-401

Etc

III.	Tracer Flow and Enthalpy Tests (TFT):

A.	For each production well, injection well or other sampling point list the associated data and append the TFT test report to this document.

B.	Add rows as needed to be complete.

C.	If the TFT report contains all applicable data, it is not necessary to fill out this table.

Sample Point (Header or Well)	Date	Wellhead Pressure (Barg)	Steam-Brine Pressure (Avg or Normalized) (Barg)	Normalized Brine Flow (Kg/sec)	Normalized Steam Flow (Kg/sec)	Production Enthalpy (kJ/kg)	Total Production Flow (kg/sec)	Are Data NCG- corrected? (y/n)	NCG/Steam wt.%	Status/ Comments

IV.	Chemical Sampling (wells and production header(s)):

A.	For each sample point list the activities undertaken and append the associated chemical analysis report to this document.

B.	Add rows as needed to be complete.

C.	If the analysis report contains all applicable data, it is not necessary.

Sample Point (Header or Well)	Date of Sample Collection	Sample Port ID	Portable Separator Used (x if yes)	Brine sample (x if collected)	Steam/gas sample (x if collected)	Steam-Brine Separation Pressure (psig)	Steam-Brine Separation Temperature (°C)	Analytical Report Appended	Status/ Comments

production header (name)

Injection header (name)

Well

Well

Etc

Other

V.	TPS and other Well Logs:

A.	For each log run list the activities taken and append an electronic copy of the associated well log.

B.	Add rows as needed to be complete.

Well	Date	Flowing? (days)	S/I? (days)	Type of Log	Log Data Appended	Status/ Comments

VI.	Remedial Well Work:

A.	For each well worked on list the activities taken and outcomes.

B.	Add rows as needed to be complete.

Well	Date	Description of Operation and Outcome

VII.	Other Wellfield/Reservoir – Related Activities:

A.	List and describe other activities and tests such as:

i.	Use of scale inhibitors

ii.	‘James Tube Flow tests and data obtained.

iii.	Reservoir Tracer Tests

B.	Add rows as needed to be complete.

C.	Any activity may be represented by appending an associated report.

SCHEDULE 6.02(d)

O&M PARAMETERS

ARTICLE I

DEFINITIONS

1.1 As used in this Schedule, the following terms shall have the meanings set forth below, such definitions to be equally applicable to the singular and plural form of the terms defined:

“O&M Manual” shall mean the Olkaria III OEC Operation and Maintenance Manual, dated as of January 8, 2012, as amended or modified from time to time in accordance with Section 2.4.

“Maintenance Plan” shall mean a maintenance plan prepared by the Borrower with respect to the Plant in form and substance satisfactory to the Independent Engineer and OPIC, as amended or modified from time to time in accordance with Section 2.4.

“Project Operating Procedures” shall mean all procedures required to safely operate the Project during normal operations and in all emergency situations.

“Project Operating Standards” shall mean, collectively: (i) the O&M Manual, (ii) the Maintenance Plan, (iii) the Routine Maintenance Procedures, (iv) the Reservoir Monitoring Plan, and (v) the Annual Operating Budget, each of which shall not contradict or require any action in contravention of any of the following: (a) Applicable Law, (b) Good Industry Practice, (c) these O&M Parameters, (d) the Project Operating Procedures, (e) any Consent applicable to the Project, (f) any manuals, mechanical catalogues, as-built drawings and any other operating procedures agreed with (or specified by) KPLC pursuant to Section 8.5 of the PPA in connection with the operation of the Plant, and (g) all other Project Documents and other agreements that affect or relate to the operation and maintenance of the Plant. In the event of any inconsistency among the requirements, standards and procedures described herein, the Borrower shall comply with the most stringent applicable standard.

“Routine Maintenance Procedures” shall mean those detailed procedures for the preventive maintenance that must be performed routinely on an ongoing basis to maintain the Plant in good working order, which shall be in form and substance acceptable to OPIC (acting in consultation with the Independent Engineer), as amended or modified from time to time in accordance with Section 2.4.

“Spare Parts” shall mean the spare parts that a prudent operator would maintain in inventory in order to undertake any repairs and/or operate the Plant in a good, workmanlike, and commercially reasonable manner in accordance with Routine Maintenance Procedures and Good Industry Practice.

“Substantial Equipment Problem” shall mean any equipment malfunction requiring repairs beyond the scope of routine maintenance or repairs not contemplated by the then current Annual Operating Budget.

1.2 Capitalized terms not otherwise defined have the meanings ascribed to them in the Finance Agreement.

ARTICLE II

DUTIES OF BORROWER

2.1 Until the indefeasible repayment in full of the Loans, the Borrower shall at all times be in care, custody and control of Plant 1 and, after Plant 2 COD, Plant 2. The Borrower shall perform all customary services necessary or appropriate for the operation and maintenance of each Plant in accordance with the Project Operating Standards, Applicable Law and all Consents applicable to the Project, except to the extent specified otherwise in these O&M Parameters. Without limiting the foregoing, the Borrower shall:

a. purchase for the Plants operating and maintenance supplies, safety equipment, and other items normally used and supplied for a geothermal power plant of the type and size of the Plant;

b. promptly repair, in a good and workmanlike manner, any equipment that fails or malfunctions or performs at a level or in a manner inconsistent with Good Industry Practice;

c. maintain and document the Project’s inventory of Spare Parts, and requisition replacements of such items as they are used, in accordance with the Project Operating Standards;

d. take all action that the Borrower considers necessary or advisable in the event of an emergency to protect (i) the Project and ensure the continued safe and efficient operation of the same to the maximum extent possible, (ii) all operations and maintenance personnel, (iii) all equipment located at the Site, and (iv) the Spare Parts, all in compliance with Good Industry Practice;

e. make all reasonable efforts to achieve or exceed the capacity of the Project and maximize net operating revenues by operating the Plant at optimum achievable conditions;

f. monitor and analyze critical operating parameters to confirm that the design capacity and product quality can be met and sustained for the term of the Finance Agreement;

g. make the necessary arrangements for safe offsite disposal of all waste collected or produced at the Site in accordance with Applicable Law and other Consents applicable to the Project. The Borrower shall not requisition, generate or otherwise bring onto the Site any chemical, material or other substance that is prohibited by Applicable Law or any other Consent applicable to the Project;

h. comply with all reporting obligations (if any) relating to the Plant pursuant to Applicable Law and other Consents applicable to the Project;

i. staff the Plant with qualified operators during all hours of operation;

j. ensure that at all times there shall be available at the Site, operation personnel, and during normal working hours (as well as “on call” availability outside of normal working hours), maintenance personnel, adequately trained to operate and maintain the Plant properly and efficiently within all Project Operating Standards and in accordance with Good Industry Practice;

k. perform the routine maintenance for the Plant and each Ormat Energy Converter so as to keep them in good working order in accordance with the Project Operating Standards;

l. make a requisition for all materials and arrange for the provision of all services to the extent necessary for routine maintenance of the Plant and in the event of Substantial Equipment Problems. All maintenance and repair work shall be performed in accordance with all applicable manufacturers’ recommendations and Good Industry Practice;

m. interface with all Governmental Authorities in relation to the PPA and the Project as and when necessary;

n. comply with the terms and requirements of all insurance contracts and any other insurance policies applicable to the Project; and

o. operate and maintain the Plant and perform all obligations pursuant to these O&M Parameters and the Annual Operating Budget.

2.2 Personnel. The Borrower shall provide supervisory personnel and shall employ, or contract for, qualified operating and maintenance personnel in accordance with the Project Operating Standards in sufficient numbers to perform all obligations hereunder. Such personnel shall have had experience and/or training in operating and maintaining geothermal facilities sufficient for the positions for which they are employed and shall possess experience and/or training equal to standards generally accepted within the industry for operating and maintaining similar equipment in accordance with the Project Operating Standards. To the extent required by Applicable Law, all personnel shall be validly licensed to perform the work to be performed by such personnel.

2.3 Records. The Borrower shall maintain maintenance and operating records with sufficient detail and accuracy so as to provide an accurate and complete history of the operation and maintenance of the Project in accordance with Good Industry Practice. All records prepared pursuant to this section shall be retained by the Borrower until all Secured Obligations have been indefeasibly paid in full. All records prepared pursuant to this section shall be maintained at a location at the Plants and made known to OPIC upon prior written request.

2.4 Changes in O&M Manual, Maintenance Plan and Routine Maintenance Procedures. The Borrower shall have the right from time to time to make changes in the O&M Manual, Maintenance Plan and Routine Maintenance Procedures that are consistent with (a) Good Industry Practices, (b) Applicable Law, (c) these O&M Parameters, (d) the Project Operating Procedures, (e) any Consent applicable to the Project, (f) any manuals, mechanical catalogues, as-built drawings and any other operation and maintenance procedures and/or documents agreed with (or specified by) KPLC or any Governmental Authority in connection with the operation of the Plant and (g) all other Project Documents. Any such changes shall be reflected in the O&M Manual, Maintenance Plan and Routine Maintenance Procedures, as applicable.

2.5 Testing. The Borrower shall perform routine operating tests designed to monitor the safety and performance of the Project and such other tests as are generally accepted for the operation of facilities similar to the Project.

SCHEDULE 6.04

MINIMUM INSURANCE REQUIREMENTS

1.	Insurance covering the Borrower: The Borrower shall:

1.1	procure not later than the first Closing Date and maintain, or cause to be procured and maintained, and in all cases at its own expense, at all times thereafter in full force and effect until all Secured Obligations are paid in full (unless otherwise specified below), insurance with insurers that meet the requirement set forth in Annex A hereto (i) as required by (x) Project Documents and (y) Applicable Law, (ii) of the types set forth in Annex A hereto and (iii) that insure and keep insured the Project and all its property and business that can be insured against insurable losses for which coverage is commonly purchased by prudent owners and operators of geothermal power plants comparable to the Project on a replacement cost basis in the case of casualty insurance, utilizing current full replacement values;

1.2	promptly following the receipt of a notice from OPIC (which notice shall be provided after consultation with the Borrower) from time to time, obtain such additional insurance coverage of risks or liabilities that are not specified in this Schedule 6.04 as would from time to time be obtained by a prudent power plant operating company (operating an asset or assets similar to the Project) that does not self-insure, and in such amounts and deductibles as are specified in that notice; provided that the purchase of such additional insurance coverage is generally accepted industry practice and is available on commercially reasonable terms to a prudent power plant operating company (operating an asset or assets similar to the Project) that does not self-insure;

1.3	promptly following the receipt of notice from OPIC from time to time, obtain such additional insurance(s) or make such modifications to the terms, conditions, amounts or deductibles of any Insurance Policy required pursuant to Sections 1.2 and 1.3 of this Schedule 6.04 as OPIC may determine in consultation with the Borrower and specify in such notice to be necessary to cover any material change in the identified risk exposure of the Borrower, its business or its property and to take account of inflationary and other relevant factors, provided that such modifications are available on commercially reasonable terms to a prudent power plant operating company (operating an asset or assets similar to the Project) that does not self-insure; provided further, that the purchase of such additional insurance coverage is generally accepted industry practice and is available on commercially reasonable terms to a prudent power plant operating company (operating an asset or assets similar to the Project) that does not self-insure;

1.4	comply with all warranties under each Insurance Policy;

1.5	not vary (except in accordance with the terms hereof), rescind, terminate, cancel, or cause or consent to a material change to any Insurance Policy unless OPIC has approved such proposed action;

1.6	on each date that the Insurance Policies in effect on the first Disbursement Date are first renewed, ensure that only the Persons contemplated by this Schedule 6.04 are listed as loss payees on such Insurance Policies; and

1.7	for the renewal of the Insurance Policies relating to all risk policies, ensure that the terms of such renewal takes into account the revised replacement cost value of the covered assets;

provided always that:

(a) OPIC shall be entitled from time to time to review, in consultation with the Borrower, the monetary limits and deductibles of each Insurance Policy, such review not to be conducted more frequently than once every calendar year with respect to each such policy.

2.	Borrower Conditions and Requirements:

2.1	Loss Notification: The Borrower shall promptly notify OPIC of any single loss for an amount that is or could reasonably be expected to be in excess of five hundred thousand Dollars ($500,000) covered by any Insurance Policies.

2.2	Loss Adjustment and Settlement: A loss under any Insurance Policies providing property damage and business interruption insurance for the Project, shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Borrower, subject to the approval of OPIC if such loss is in excess of $1,000,000 Dollars. In addition, the Borrower may, in its reasonable judgment, consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $1,000,000 Dollars the terms of such settlement is concurred with by OPIC. OPIC shall have and reserves the right to participate in settlement negotiations with the insurers.

2.3	Compliance With Policy Requirements: The Borrower shall not violate or permit to be violated any of the conditions, provisions or requirements of any Insurance Policy, and the Borrower shall (i) in all material respects perform, satisfy and comply with, or (ii) cause to be in all material respects performed, satisfied and complied with, all conditions, provisions and requirements of all Insurance Policies.

2.4	Waiver of Subrogation: The Borrower hereby waives any and every claim for recovery from OPIC for any and all loss or damage covered by any of the Insurance Policies. Furthermore, the Borrower shall cause its insurers (and reinsurers, if applicable) to waive any and all rights of subrogation against OPIC.

2.5	Annual Overview of Insurances: On an annual basis, the Borrower shall furnish OPIC with an annual overview of its insurances, which shall include a list of all insurance policies and description of all renewals and other changes to the insurances for the previous year. Any certificates of insurance/binders, certificates from Borrower’s insurance broker or copies of insurance policies required to be delivered pursuant to Section 5.1 of this Schedule 6.04 that have not previously been delivered to OPIC shall be delivered together with such annual overview of insurances. Upon request, the Borrower will promptly furnish OPIC with copies of all Insurance Policies, binders and cover notes, reinsurance policies (if any) or other evidence of such insurance relating to the insurance required to be maintained by the Borrower, which documents, to the extent available, shall be provided in English.

2.6	Payments: The Borrower shall pay when due any premium, commission and any other amounts and take such other action as may be necessary for effecting and maintaining in force each Insurance Policy.

2.7	Notification: The Borrower shall promptly notify the relevant insurer of any event entitling the Borrower to make a claim in excess of the deductible amount in respect of such claim under any Insurance Policy written by such insurer and diligently pursue such claim, unless the Borrower and OPIC have decided not to pursue such claim.

2.8	No omissions: The Borrower shall not do or omit to do, or permit to be done or not done, anything to:

2.8.1	render any Insurance Policy, or any provision of that policy, void or voidable or lead to its suspension or impair or defeat any such policy in whole or in part; or

2.8.2	prejudice the Borrower’s or, where OPIC is the loss payee or an additional or named insured, OPIC’s right to claim or recover under any Insurance Policy.

2.9.	Enforcement of Rights: The Borrower shall enforce its rights under the Project Documents, to the extent that it has such rights, so as to ensure that any Person (other than the Borrower) required to provide insurance under a Project Document obtains and maintains Insurance Policies as required thereby.

2.10	Additional Undertakings:

2.10.1	The Borrower shall procure that each insurer under all Insurance Policies:

(a) is promptly notified of the Lien created in favor of OPIC under the Security Documents in the Borrower’s title to, and rights, interest and benefits under, such policies by the delivery by the Borrower to each such insurer of the notice related to the fiduciary assignment of each such insurance under the Security Documents;

(b) provides OPIC sixty (60) days (or ten (10) days if due to non-payment of a premium) notice of the issuance of any notice of cancellation or suspension of the relevant policy; and

(c) acknowledges that OPIC, as lenders and beneficiaries under the relevant policy and the Transaction Documents, are not liable to the insurers (or reinsurers, if applicable) for the payment of any insurance (or reinsurance, if applicable) premiums nor for any other obligations of the Borrower or any obligations of any kind but have the right but not the obligation to pay premiums on behalf of the Borrower.

2.10.2	The Borrower shall procure that (a) its insurance broker with respect to all Insurance Policies provides OPIC sixty (60) days (or ten (10) days if due to non-payment of a premium) notice of the issuance of any notice of cancellation or suspension of any policy and of any fact of which it becomes aware that could affect the coverage under any policy and (b) provides a certificate covering the matters set forth in Section 5.1(a) of this Schedule 6.04 with respect to the Insurance Policies as a condition to the first Disbursement.

2.10.3	The Borrower shall provide OPIC sixty (60) days (or ten (10) days if due to non-payment of a premium) notice of the issuance of any notice of cancellation or suspension of any policy and of any fact of which it becomes aware that could affect the coverage under that policy and of such other matters as specified in this Schedule 6.04.

3.	Insurance Policy Conditions and Requirements:

3.1	Language: Each Insurance Policy (and reinsurance policy, if applicable) shall be in the English language, on terms and conditions acceptable to OPIC and consistent with market practice for prudent operators of power plants.

3.2	Additional Insured: OPIC shall be named as additional insured or additional named insured under all insurances except workers compensation and employers liability.

3.3	Separate Policies: All policy terms and conditions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party and providing that each insured party is insured individually by such policy.

3.4	Loss Payee: On every Insurance Policy (except for Third Party Liability Insurance) on the Borrower’s property which is the subject of the Security Documents and for delay in start-up (if any) and business interruption OPIC shall be the sole loss payee.

3.5	Rights of OPIC: All terms and conditions of each First Party policy including Property, Business Interruption, Terrorism and Machinery Insurance Policy conferring any right, protection or benefit on OPIC (including sole loss payee and additional or additional named insured terms and conditions, notice requirements, etc.) shall at all times remain in full force and effect notwithstanding any act or failure to act on the part of the Borrower, its agents or employees or on the part of its construction contractors or subcontractors, unless such Insurance Policies are permitted to be terminated in accordance with this Schedule 6.04 and so long as 438 BFU Lender’s Loss Payable Clause or a generally accepted equivalent or alternative is commercially available.

3.6	Separation of Interests: All policies shall insure the interests of OPIC regardless of any breach or violation by the Borrower or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of the Borrower or others, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project.

3.7	All liability Insurance Policies, except workers’ compensation and employer’s liability, to be maintained by Borrower, shall be endorsed to include a cross liability clause.

3.8	Provide that the insurance shall be primary and not excess to or contributing with any other insurance or self-insurance maintained by the Borrower or any other party.

4.	Failure to Maintain Insurance: In the event the Borrower fails to take out or maintain the full insurance coverage required by this Schedule 6.04, OPIC, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced therefore by OPIC shall become an additional obligation of the Borrower, and the Borrower shall forthwith pay such amounts to OPIC, together with default interest thereon from the date so advanced in accordance with the Finance Documents.

5.	Reporting Requirements:

5.1	Copies of Insurance Policies: From time to time after the first Disbursement Date, the Borrower shall provide to OPIC:

(a)

within ten (10) days after any Insurance Policy (or reinsurance policy, if any) is issued (or renewed) to the Borrower, certificates of insurance or binders issued by the Borrower’s insurance broker. Such certificates of insurance/binders shall identify insurers, the type of insurance, the policy numbers, the insurance limits, the policy term, shall include evidence that values reported to the relevant insurers and reflected in the Insurance Policies’ limits are up-to-date and shall specifically list the special provisions and endorsements including endorsements for the benefit of OPIC required by this Schedule 6.04. Such certificates of insurance/binders shall be accompanied by a certificate from the Borrower’s insurance broker in form and substance acceptable to OPIC and confirming, inter alia, that such Insurance Policy has been issued or renewed, as applicable, is in full force and effect and all premiums then due and payable under such Insurance Policies have been paid, the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s original issue date or last renewal, and, with respect to any Insurance Policy renewal, confirmation that terms and conditions naming OPIC as sole or first loss payee and additional or named insured, as applicable remain in effect; and

(b)	within sixty (60) days after any Insurance Policy (or reinsurance policy, if any) is issued to the Borrower, a copy of such policy incorporating the loss payee terms and conditions required under this Schedule 6.04. The Borrower will provide copies of any facultative reinsurance policies to OPIC.

5.2	Evidence of Premium Payment: The Borrower shall provide to OPIC such evidence of premium payment as OPIC may from time to time reasonably request.

5.3	Other Information: The Borrower shall provide to OPIC any other information or documents on each Insurance Policy as OPIC reasonably requests from time to time.

6.	Application of Proceeds: The Borrower shall apply all proceeds of Insurance Policies in the manner specified in the Accounts Agreement.

ANNEX A TO SCHEDULE 6.04

The Borrower will place all local insurance as is required by law and in accordance with the contractual specifications of the PPA.

Insurances shall be placed with insurers (and reinsurers, if applicable) rated at least A-, X by A.M. Best or A- by Standard and Poor’s (these alternative ratings being the “Minimum Carrier Rating”) or other insurers reasonably acceptable and approved by OPIC.

The Policies required below shall be effective on and from the date and time of the Closing Date or as otherwise specified below.

1.	Construction Insurance

a.	Builders All Risk

Including Machinery Breakdown, Delay in Start Up and/or Advance Loss of Profits written with a replacement cost basis of settlement on terms, conditions and with deductibles sublimits and aggregate sub limits acceptable to OPIC on the advice of the insurance consultant but in any event at a minimum as follows:

a.	Physical Damage including Machinery Breakdown: Full replacement and automatic reinstatement

b.	Delay in Start Up: 12 months loss of revenues less variable expenses or the equivalent

c.	Earthquake, Flood and Volcanic Eruption: Not less than $30,000,000 per occurrence and in the aggregate

d.	Inland Transit: $2,500,000

e.	Offsite Storage: $1,000,000 per unit, $5,000,000 limit

f.	Expediting Expense: 20% of property damage up to a maximum of $2,000,000

g.	Debris Removal: The lesser of 25% of loss or $5,000,000

h.	Testing and Commissioning cover for hot and cold testing with a minimum of 30 days for hot testing and extensions permitted

i.	LEG2/DE3 or the equivalent for Machinery Breakdown

j.	Deductibles not higher than $1,000,000 for machinery breakdown and 45 days waiting for Delay in Start Up except 5% of loss subject to a minimum of $1,000,000 for Earthquake, Flood and Volcanic Eruption.

k.	Interim Payment clause

l.	Standard exclusions permitted including nuclear, chemical, terrorism, war risks, the costs of making good latent defects (but not consequential loss) and gradual wear and tear

b.	Marine Cargo, Transit and Offsite Storage

Written on a replacement cost basis of settlement covering assets from suppliers premises to the project site and including Delay in Start Up and/or Advance Loss of Profits on terms, conditions and with deductibles and limits acceptable to OPIC on the advice of the insurance consultant but in any event at a minimum as follows:

a.	Limit sufficient to cover the replacement cost of the largest single conveyance

b.	Coverage to include Terrorism, War and Piracy

c.	Marine 50/50 Clause

d.	Institute Strikes Clause (cargo and air cargo)

e.	Institute War Clause (air cargo, cargo)

f.	Institute War Cancellation Clause (cargo)

g.	General Average/Salvage Clause

h.	Sue & Labor Clause

i.	Error and Omission Clause

j.	Overland Transits

k.	Other customary clauses

l.	Delay in Start Up/ALOP of not less than 12 months loss of revenues less variable expenses

m.	Deductibles not greater than $250,000 and 45 days waiting

2.	Operational Insurance

a.	Property All Risk Insurance

To be maintained at all times on operating assets (except underground pipelines and other assets as may be agreed by OPIC) written on a replacement cost basis of settlement and including Machinery Breakdown, Business Interruption and Contingent Business Interruption with terms, conditions, deductibles, sublimit and aggregated sub limits acceptable to OPIC on the advice of the insurance consultant but in any event at a minimum as follows:

a.	Property Damage and Machinery Breakdown: Full Replacement

b.	Earthquake and Flood: Not less than $50,000,000 per occurrence and in the aggregate

c.	Volcanic Eruption: Not less than $10,000,000 per occurrence and in the aggregate

d.	Business Interruption: 12 months gross earnings less variable expenses

e.	Contingent Business Interruption: not less than $10,000,000 for FLEXA perils

f.	72 Hour Utility Service Interruption

g.	LEG2/DE3 of the equivalent for machinery breakdown

h.	Deductibles not greater than $750,000 and 45 days except 5% of loss for Earthquake, Flood, Wind and Volcanic Eruption subject to a minimum of $750,000.

i.	Other customary sub limits in accordance with industry practice including sabotage and malicious mischief

j.	Standard exclusions permitted including nuclear, chemical, war risks, terrorism, the cost of making good latent defects (but not consequential loss) and gradual wear and tear

b.	Control of Well/Operators Extra Expense

To be maintained at all times with a limit of not less than $20,000,000 combined single limit per occurrence except $2,500,000 for property of others in care, custody and control and deductibles not greater than $250,000.

3.	Other Insurances

At all times Borrower to maintain or cause to be maintained:

a.	General Liability

Written on “occurrence” policy form against claims for bodily injury (including death) and property damage. Such general liability insurance shall provide coverage for premises/operations, products-completed operations, blanket contractual liability, explosion, collapse and underground overage, broad form property damage, independent contractors, and personal injury insurance, and sudden and accidental pollution legal liability of not less than $30,000,000 per occurrence and in the aggregate at all times. This may be met through a combination of primary, excess and umbrella insurance. Deductibles not greater than $50,000.

b.	Workers Compensation Insurance.

As required by applicable laws or similar coverage as required by law and such other forms of insurance which the Borrower are required by law to provide, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of the Borrower.

c.	Employer’s Liability Insurance

As required by applicable laws or similar coverage as required by law and such other forms of insurance which the Borrower are required by law to provide, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of the Borrower but not less than $10,000,000 which may be met through a combination of primary and excess insurance with deductibles not greater than $50,000.

d.	Automobile Liability Insurance.

If Borrower has automobiles, automobile liability insurance against claims for bodily injury (including death) and property damage covering all owned, non-owned and hired motor vehicles, in amounts as required by law but in any event not less than $10,000,000 which may be met through a combination of primary and excess insurance with deductibles not greater than $50,000.

e.	Terrorism and Sabotage

Not less than $10,000,000 per occurrence and in the aggregate with a deductible of $100,000 for property damage and 30 days for business interruption.

4.	Other Conditions

a.	Non-renewal; “Tail” Coverage.

In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, the Borrower shall obtain for each such policy or policies extended reporting period coverage or “tail” coverage of at least three (3) years for each such policy or policies and shall provide OPIC with proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained.

b.	The governing law for the local policy is that of Kenya and for global corporate insurance and reinsurance (if any) is United Kingdom or New York.

c.	Payment of Loss Proceeds by insurers will be in the currency in USD unless otherwise agreed by OPIC in its sole discretion.

SCHEDULE 6.06(c)

CONSTRUCTION PERIOD REPORT

Olkaria III Geothermal

Power Plant Project

EPC PROGRESS REPORT FOR OLKARIA III GEOTHERMAL PROJECT

THE MONTH ENDING [MONTH], [20XX]

1.	Executive Summary

2.	Work completed up to this Month

2.1	General

2.2	Engineering

[Reporting guidance: Provide discussion of any material progress and/or issues related to work during the period.]

ORDA 6

Description [Include line items as appropriate for scope]	Percent Complete	Comments
Mechanical Engineering and Design

Engineering Subcontractors

Description	Subcontractor	Percent Complete	Comments
Civil & Structural Engineering and Design
Electrical Engineering and Design
Fire Protection Engineering and Design
Substation Engineering
Record Drawings

2.3	Procurement & Manufacturing[1]

2.4	Wellfield Development

2.4.1	Production

2.4.2	Injection

[1]	NOTE: Summarize the status of procurement for the Supply Contract and for each subcontractor that has procurement responsibilities in their scope as appropriate.

2.5	Construction

2.5.1	General

2.5.2	Civil, foundations and buildings

2.5.3	Mechanical and piping

2.5.4	Electrical

2.5.5	Sub-Station and T- line

2.5.6	Manpower

Total
Indirect Labor
Direct Labor
Total

2.6	Start-up and Commissioning

2.7	Activities Planned but not Carried out During the Month

2.8	Quality Assurance

2.8.1	Soil Compaction Tests

2.8.2	Concrete Testing

Mix Design	Number of Samples this Period	Total Number of Samples	Avg. 7 day Break Strength	Avg. 28 day Break Strength	STD Dev. 28 day	Number Failed @ 28 days	Comments

2.8.3	NDE Welds Testing

Tests This Month			Total Number Rejections and Repair Status
Test Type	Tests This Month	Total Rejected This Month	Total Tested to Date	Total Rejected to Date	Location	Total Repaired	% Repairs	Comments

3. DESCRIPTION OF EXPECTED FUTURE ACTIVITIES

3.1	General

Contractors currently on site:

No	Contractor	Responsibility
1.	[Name]
2.	[Name]
3.	[Name]
4.	[Name]
5.	[Name]
6.	[Name]
7.	[Name]
8.	[Name]
9.	[Name]

3.2	Engineering

3.3	Procurement & Manufacturing

3.3.1	OEC Equipment

3.3.2	Other Equipment

3.4	Wellfield Development

3.4.1	Production

3.4.2	Injection

3.5	Construction

3.5.1	General

3.5.2	Civil, foundations and buildings

3.5.3	Mechanical and piping

3.5.4	Electrical

3.5.5	Sub-Station and T- line

3.6	Start-up and Commissioning

4. PROGRESS PROJECT SCHEDULE

4.1	Project schedule (PDF format)

5. ENVIRONMENTAL AND SAFETY

5.1	Training

•	Mass Safety Meetings held on [ ].

•	Tool Training for [ ] held on [ ].

•	Fall Protection Training for [ ] held on [ ].

•	Confined Space Training for [ ] held on [ ].

•	Industrial Hygiene for [ ] held on [ ].

5.2	Safety

For the month there were [    ] near misses, [    ] lost time incidents and [    ] fatalities.2 The project totals to date are [    ] near misses, [    ] lost time incidents and [    ] fatalities. See Appendix 2 for tabulated data by subcontractor.

5.3	Environmental[3]

6. BUDGET

6.1	Change Order Status

The following table gives a status of signed change orders as well as lists the scope changes requested to date.

Change Order Request Log

Change Order Number	Description	Date Submitted	Estimated Amount	Approved or Resolved and Date	Approved Amount	Remarks

6.2	Budget Summary and Forecast

THE ORIGINAL PROJECT BUDGET IS [    ]. THERE ARE [        ] OF APPROVED CHANGE ORDERS RESULTING IN AN APPROVED BUDGET OF [        ]. THE FORECAST COST OF THE PROJECT AT COMPLETION IS [        ]. SEE APPENDIX 4 FOR THE DETAILED BUDGET SUMMARY AND FORECAST.

[2]	NOTE: Please provide discussion of any LTI and/or fatalities that occurred during the period.
[3]	NOTE: Please provide discussion of any environmental issues and mitigation measures that occurred during the period.

7.	Appendices

Appendix 1 – Supply Contract Procurement Status

Appendix 2 – Project Schedule

Appendix 3 – Project Safety Statistics

Appendix 4 – Budget Summary and Forecast

Appendix 5 – Photographs from Site

SCHEDULE 6.06(D)

FORM OF OPERATING REPORT

[See Attached]

SCHEDULE 6.06(d)

FORM OF OPERATING REPORT1

Report Date: [                    ]

Subject: Operating report for the period between DD/MM/20XX and DD/MM/20XX

Operating Report

1	Generation Summary

Item	For the period	YTD 20XX
Net Energy Sales (MWh)
Avg. Daily Generation (MW)
Availability (%)

OEC	Operational Hours during Period	Periodical MWh Generation (Gross)	Periodical MW (Gross)	YTD hr	YTD MWh (Gross)	YTD MW (Gross)
OEC-1
OEC-2
OEC-3

[1]

To be provided: (i) until Project Completion, prior to each Closing Date, an Operating Report for Plant 1 and, after Plant 2 COD, Plant 2, and (ii) after Project Completion, semi-annually, beginning on the first to occur of June 30 or December 31.

OEC-4
OEC-5
OEC-6
Total

Summary of Power Generation:

Indicator	Units	During Reporting Period	Accumulated during Calendar Year
Power Plant Gross Generation Aux. Load Net Energy Sales	MWh
Average Power Delivered	MW
Average Power corrected by ambient temperature	MW
Capacity Factor 48 MW Availability Factor all OECs	%
Average Ambient Temperature	°C

2	Maintenance Summary

2.1	OEC down time.

Definition: OEC is not available if it is stopped for preventive or corrective maintenance.

•	Maintenance Hours:

Preventive – man hrs. total	OEC hrs. down time registered
Corrective – man hrs. total	OEC hrs. down time registered

2.2	Corrective Maintenance

	Date	Corrective Maintenance Events	Man Hrs	Total Man Hrs	Down Time
BOP	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 1	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 2	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 3	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 4	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
OEC 5	[Date]	[Event]
	[Date]	[Event]

	[Date]	[Event]
	[Date]	[Event]
OEC 6	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]
	[Date]	[Event]

Total

2.3	Maintenance Activities/Events Summary:

Power Grid:

•	[Preventive maintenance done as per schedule]

Balance of Plant:

•	[Monthly and weekly done as per schedule.]

•	[Early generation main steam line was repaired.]

•	[Annual maintenance for EG BOP was done.]

Well field and Gathering System:

•	[Weekly and monthly procedures done on schedule.]

OEC Units:

•	[Monthly and weekly PM done accordingly on all units.]

•	[OEC 4 feed pump 9300B failed and pulled out for farther investigation.]

•	[Commissioning of condensate bypass control valves.]

•	[Annual maintenance for EF units was done as scheduled.]

3	Environmental Compliance Status

[Reporting guidance: Please include results of monthly H2S monitoring program as a report attachment]

4	Power Plant Safety Monthly Status

Event	Date
Last Safety and Health Committee Training	[Date]
Last Safety and Health Committee Meeting	[Date]
Last Basic Occupational Safety and Health Training	[Date]
Last Safety and Health meeting held (all)	[Date]
Last Annual Fire Fighting Course	[Date]
Last CPR and First Aid course	[Date]
Last safety emergency response plan review	[Date]
Last Occupational Accident/Incident Committee Training	[Date]

Health and Safety Report

(The total lost time work hours logged during the specified reporting period should be reported to the appropriate regulatory agency.)

Non-Fatal Injures	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year To- Date
Number of Injuries (note 1)
Lost time less than one day
Lost time up to 3 days (note 2)
Lost time more than 3 days (note 2)

Total Number of Injuries
Time Lost (number of whole days)
Lost time up to 3 days
Lost time more than 3 days
Total Time Lost (days)

Note 1:	Recorded on the day of the incident.
Note 2:	The day on which an incident occurs is not included in the total

Occupational Illness	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year To- Date
Number of Positive Diagnoses (note 1)
Lost time less than one day
Lost time up to 3 days (note 2)
Lost time more than 3 days (note 2)
Total Number of Positive Diagnoses
Time Lost (number of whole days)
Lost time up to 3 days
Lost time more than 3 days
Total Time Lost (days)

Note 1:	Recorded on the day of the positive diagnosis.
Note 2:	The day on which an incident occurs is not included in the total

Fatalities	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year To- Date
Number of Fatalities (note 1)
Immediate
Within a Month of Injury
Within a Year of Injury
Total Number of Fatalities

Note 1:	Recorded at time of death.

Contracted Plant Capacity (MW)	[Amount]
Date of Last Contracted Capacity Test	[Date]

[Reporting guidance: Please provide spreadsheet file that’s the basis for the tabulated monthly report data below along with the semiannual report .pdf file]

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
OEC 1
Operating Hours
Gross Generation (MWh)

OEC 2
Operating Hours
Gross Generation (MWh)

OEC 3
Operating Hours
Gross Generation (MWh)

OEC 4
Operating Hours
Gross Generation (MWh)

OEC 5

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
Operating Hours
Gross Generation (MWh)

OEC 6
Operating Hours
Gross Generation (MWh)

Plant
Gross Generation (MWh)
Auxiliary Use (MWh)
Energy Sales (MWh)

Scheduled / Preventive Maintenance (MWh)
Unscheduled / Corrective Maintenance (MWh)

Maximum Load (MW)
Minimum Load (MW)
Average Load (MW)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
Period Hours
Operating Hours
Total Plant Scheduled / Preventive Maintenance Man Hours
Total Plant Unscheduled / Corrective Maintenance Man Hours

Calculated Steam Usage (Ton)
Average Steam Temperature
Average Steam Pressure
Total Brine Usage (Ton)
Average Brine Temperature
Average Brine Pressure (bar g)

Injection
Total Injected (Ton)
Average Injection Temperature

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
Average Ambient Temperature

5	Comparison Between Operating Budget and Actual Financial Performance

	Actual*					Budget* Total
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total
1. Salaries, G&A, etc.
1.1 Salaries (fixed monthly portion)
1.2 Salaries (Other)
1.3 Site G&A
1.4 Property Insurance
1.5 Owner G&A
1.6 Housing
1.7 Safety
1.8 Other / Misc.

Total Fixed Costs Budget

2. Spare Parts, Consumables, etc.
2.1 Spare parts, repairs and consumables
2.2 Other / Misc.

Total Variable Costs Budget

3. Wellfield Maintenance / Capex (excluding draw on reserves)
3.1 Wellfield Maintenance
3.2 CapEx
3.3 Misc.

Total Wellfield Maintenance / Capex Budget

4. O&M Contingencies & misc.

4.1 O&M Contingencies & misc.

5. Corporate Income Taxes

5.1 Cash corporate income taxes

6. TOTAL

*	Sums are in thousand dollars.

Generation and Revenue	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Projected Net Generation (MWh)
Actual Net Generation (MWh)
Budgeted Revenue (M$)
Invoiced Amounts (M$)

SCHEDULE 6.07

FORM OF ANNUAL OPERATING BUDGET

[See Attached]

SCHEDULE 6.07

FORM OF ANNUAL OPERATING BUDGET

From: January 1st [ ]	To: December 31st [ ]

(In US$ thousands)	[ ] OPERATING BUDGET

	Annual			Comments

1. Salaries, G&A, etc.
1.1 Salaries (Fixed Monthly Portion)	$	[	]	1/12 per month
1.2 Salaries other	$	[	]
1.3 Site G&A	$	[	]	1/12 per month
1.4 Property insurance	$	[	]
1.5 Owner G&A	$	[	]
1.6 Housing	$	[	]
1.7 Safety	$	[	]
1.8 Other / Misc.	$	[	]

Total Fixed Costs Budget	$	[	]

2. Spare parts, Consumables, etc.
2.1 Spare parts, repairs and consumables	$	[	]
2.2 Other / Misc.	$	[	]

Total Variable Costs Budget	$

3. Wellfield Maintenance / Capex		(exc, draw on reserves)
3.1 Wellfield maintenance	$	[	]
3.2 CapEx	$	[	]
3.3 Misc.(*)	$	[	]

Total Wellfield Maintenance / Capex	$	[	]

4. O&M Contingencies & misc.

4.1 O&M Contingencies & misc.	$	[	]

5. Income Taxes

5.1 Cash Income Taxes	$	[	]

6. TOTAL OPERATING BUDGET FOR PERIOD(**)	$	[	]

The Annual Operating Budget above is not evenly spread across the months within the year, with the exception of the items which are commented with “1/12 per month”.

(*)	If miscellaneous amount exceeds twenty percent (20%) of total Wellfield Maintenance / Capex Amount, such costs should be further broken-down by category.
(**)	Excluding: deposits to reserve accounts, political risk insurance premiums, royalty charges on revenue to KPLC, interest on debitory accounts (if any) and hedging costs (if any).

SCHEDULE 7.07

LEASES / RENTALS INCLUDED IN CONSTRUCTION / DRILLING BUDGET

Lessor	Purpose	Amount of Purchase Orders Issued as of August 6, 2012 (US$)	Amount of Purchase Orders expected to be issued by Project Completion (US$)

1. Weatherford U.S., L.P., Houston	Rentals of Tools for Drilling	$33,870	$60,000

2. Weatherford Services & Rentals, Nairobi	Rentals of Tools for Drilling	$4,298,320	$6,000,000

3. Weatherford Services & Rentals, Al Barsha	Rentals of Tools for Drilling	$951,374	$1,000,000

4. Weatherford U.S., L.P., Gemoco	Rentals of Tools for Drilling	$61,656	$100,000

5. Bonfide C & F Co Ltd, Nairobi	Crane Services	$315,312	$2,300,000

6. Jabada Consulting Company Limited, Nairobi	Equipment Rentals	$480,649	$800,000

7. Shaffer Oil Tools Services, Inc, Fontana	Rentals of Tools for Drilling	$447,762	$700,000

SCHEDULE 8.04

ARBITRATION PROVISIONS

The provisions of this Schedule 8.04 shall apply to any arbitration under Section 8.04 of this Agreement.

1.	Place of Arbitration; Language.

(a)	The seat of the arbitration shall be The City of New York, New York, U.S.A.

(b)	The language of the arbitration shall be English. All hearings shall be conducted in English, all awards and orders shall be issued in English, and all communications, pleadings and documentary evidence shall be presented in English. If any documents are not in English, the offering Arbitration Party shall provide English translations thereof at its own expense.

2.	Arbitral Tribunal.

(a)	Number of Arbitrators

The Arbitral Tribunal shall consist of three arbitrators appointed in accordance with Section 2(b) of this Schedule 8.04, unless, within twenty (20) days after the receipt by the respondent of the Notice of Arbitration, the Arbitration Parties shall have agreed that the Arbitral Tribunal consist of only one arbitrator, and shall have agreed on the identity of such arbitrator.

(b)	Appointment of Arbitral Tribunal – Three Arbitrators

(i)	If the Arbitral Tribunal is to consist of three arbitrators, each Arbitration Party shall nominate one arbitrator. The claimant shall nominate an arbitrator at the same time as serving the Notice of Arbitration. The respondent shall nominate an arbitrator within twenty (20) days of receipt of notice of the claimant’s nomination. If either Arbitration Party fails to nominate an arbitrator within such time limits, the other Arbitration Party may request that the Administrator appoint such arbitrator. The Administrator shall promptly make such appointment, and may exercise its discretion (subject to Section 2(c) hereof) in making such appointment. The two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the Arbitral Tribunal.

(ii)	If within twenty (20) days after the appointment of the second arbitrator the two arbitrators have not agreed on the choice of the presiding arbitrator, the Administrator shall promptly appoint the presiding arbitrator using the following list-procedure, unless (x) all Arbitration Parties agree that the list-procedure should not be used or (y) the Administrator determines in its discretion that the use of the list-procedure is not appropriate for the case:

(A) At the request of one of the Arbitration Parties the Administrator shall communicate to the Arbitration Parties an identical list containing at least seven names;

(B) Within ten (10) days after the receipt of this list, each Arbitration Party may return the list to the Administrator after having deleted the name or names of not more than two candidates to which it objects and numbered the remaining names on the list in the order of its preference;

(C) After the expiration of the above period of time, the Administrator shall promptly appoint the presiding arbitrator from among the names approved on the lists returned to it and taking into account the order of preference indicated by the Arbitration Parties; provided, however, that if this procedure has not resulted in the appointment of a presiding arbitrator within 120 days (unless the parties consent to an extension prior to the expiry of 120 days), then the Administrator shall promptly appoint the presiding arbitrator in accordance with the Rules.

(c)	Qualifications.

Each arbitrator, in addition to meeting the qualification requirements of the Rules, (i) shall be fluent in the English language, and (ii) shall be an attorney admitted to the bar of the State of New York, U.S.A., with experience in international investment and finance.

3.	Expedited Proceedings

Unless the Arbitration Parties agree otherwise, the Arbitral Tribunal shall endeavor to issue its final award within nine (9) months from the date that the Arbitral Tribunal is constituted. Any time limit set by the Rules, the Administrator or the Arbitral Tribunal shall be extended only for extraordinary reasons (as determined in the sole discretion of the Arbitral Tribunal), unless otherwise agreed by the Arbitration Parties.

4.	Consolidation

An Arbitral Tribunal shall have the power, at the request of an Arbitration Party, to consolidate any two or more arbitrations commenced pursuant to Section 8.04 of this Agreement; provided, however, that no such consolidation shall be ordered unless (i) the time limits referred to in Section 3 of this Schedule 8.04 can be complied with notwithstanding such consolidation, and (ii) the Arbitration Parties in the consolidated arbitration confirm the appointment of the Arbitral Tribunal.

EXHIBIT A

FORM OF DISBURSEMENT REQUEST

[ON BORROWER LETTERHEAD]

[Date]

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

United States of America

Attention:	[Vice President, Structured Finance][1]
[Director, Portfolio Management Division][2]

Disbursement Request

Dear Sir or Madam:

Reference is made to the Finance Agreement between OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands (the “Borrower”), and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), dated as of August 23, 2012 (the “Finance Agreement”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

Pursuant to Section 5.01 of the Finance Agreement, notice is hereby given that the undersigned requests Disbursement of the [Tranche I Loan][Tranche II Loan] as follows:

1.	Amount of Disbursement: $[ ]

2.	Closing Date: [Not less than 20 Business Days from the date OPIC receives this Disbursement Request]

3.	D-U-N-S® Number: 864403811

4.	U.S. Taxpayer Identification Number: 98-0610631

A.	PROCEEDS AND ADDITIONAL INFORMATION

I, [            ], the [title of Authorized Officer] of the Borrower, DO HEREBY CERTIFY that:

1.	[Attached hereto as Annex 1 is a schedule setting forth the Project Costs to which the prior Disbursements have been applied, including each written contract][confirmed purchase

[1]	For notices delivered prior to first Disbursement.
[2]	For notices delivered after first Disbursement.

order][invoice] for such costs, indicating the [amount paid], [due date], [services performed] [and/or goods delivered], and evidence of such payment in the form of [wire transfers][delivery receipt][customs declaration][copies of cancelled checks or cashier’s checks][; and][3]

2.	Attached hereto as Annex 2 is a schedule setting forth the Project Costs to which the present Disbursement:

a.	will be applied, for which the proceeds of this Disbursement are presently needed or will be needed in the ninety (90) days next following the Closing Date, including each [written contract][confirmed purchase order][invoices][to adjust to include forecast payments] for such costs, indicating the amount payable, due date, and services performed and/or goods delivered (as applicable);

[and/or]

b.

have been applied and for which the Borrower seeks reimbursement through the proceeds of this Disbursement[, including each [written contract][confirmed purchase order][invoices][and audited financial statements][4] for such costs, indicating the amount payable and [services performed] [and/or goods delivered], and evidence of such payment in the form of [wire transfers][delivery receipt][customs declaration].][5]

3.	[Attached hereto as Annex 3 is evidence that an Equity Contribution in an amount equal to [$ ] has been deposited in the Equity Sub-Account.][No equity contribution is required to be made for this Disbursement.]

B.	WIRE TRANSFER INFORMATION

The proceeds of the Disbursement should be transferred as follows:

Amount:	$

Payee Name:

FOREIGN BANK INFORMATION

1. Bank name:	Barclays Bank of Kenya Limited
2. City, Country:	Nairobi, Kenya
3. Account reference:
4. Payee account number:	[Borrower’s Account Number in Kenya/Account Bank Number in Kenya]
5. SWIFT Code (If available):

[3]	Not applicable for first Disbursement.
[4]	Applicable for first Disbursement and for the last disbursement regarding costs incurred for Plant 1.
[5]	Revise as necessary for first Disbursement only to accommodate Pre-Funded Equity Contribution mechanics.

FOR DISBURSEMENT THROUGH

NEW YORK, NEW YORK CORRESPONDENT BANK INFORMATION6

6. Bank Name:
7. City, State:
8. Account Title:
9. ABA number (9 digits):
10. Account Number:

C.	CONDITIONS PRECEDENT SATISFIED

As of the Closing Date, each of the conditions set forth in [Articles IV and V]7 [Article V]8 will be satisfied.

D.	AUTHORIZED OFFICER’S CERTIFICATION

I am an Authorized Officer of the Borrower and affirm that I am authorized to make the above certifications on behalf of the Borrower.

Very truly yours,

ORPOWER 4 INC.

By:

Name:

Its:

[6]	This should be an account in NY, NY – the correspondent bank for Barclays Kenya
[7]	Only applicable for first Disbursement.
[8]	Only applicable for subsequent Disbursements.

Annex 1 to

Disbursement Request

Application of Prior Disbursements

1.

2.

3.

Attached hereto, with respect to each item listed above, is the corresponding [written contract][confirmed purchase order][invoices] for such costs, indicating the [amount paid,] [due date,] [services performed][and/ or goods delivered], and evidence of such payment in the form of [wire transfers][delivery receipt][customs declaration] [copies of cancelled checks or cashier’s checks].

Annex 2 to

Disbursement Request

Project Costs

1. The present Disbursement will be applied to the following Project Costs to be incurred:

A.	[ ]

B.	[ ]

C.	[ ]

2. The Project Costs referred to in item (1) above are evidenced by one of the following, copies of which are attached:

For Goods: Supplier’s invoice, bill of lading, confirmed purchase orders or customs declaration

For Services other than Construction Contractors: Service provider’s confirmed purchase order, claim or invoice

For Construction Contractors: Confirmed purchase order claim or invoice from contractor, as well as a summary of work progress certified by the Project’s engineer and approved by an Authorized Officer

3. The present Disbursement will be applied to the following Project Costs which have already been incurred:

A.	[ ]

B.	[ ]

C.	[ ]

4. The Project Costs referred to in item (3) are evidenced by one of the following, in accordance with the Accounting Principles:

Third-party independent audit opinion: From a firm previously approved by OPIC, opining as to scheduled capital and operating expenditures

Independent audited Financial Statements: For expenditures from a prior Fiscal Year, if such audit provides sufficient detail as to the specific capital and operating expenditures which to be reimbursed by the Disbursement

Other: each [written contract][confirmed purchase order][customs declaration] for such costs, indicating the amount payable, due date, and services performed or goods delivered; together with copies of such [written contract][confirmed purchase order][customs declaration]

Annex 3 to

Disbursement Request

Evidence of Cash Equity Contribution

Attached hereto is a bank statement evidencing the Equity Contribution made.

EXHIBIT B-1

FORM OF SECRETARY’S CERTIFICATE OF THE BORROWER

[ON BORROWER LETTERHEAD]

This Certificate is given on behalf of OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands (the “Borrower”), pursuant to Sections 4.01 and 4.22 of the Finance Agreement entered into between the Borrower, and Overseas Private Investment Corporation, dated as of August 23, 2012 (the “Finance Agreement”).

All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Finance Agreement.

The undersigned, [            ], Assistant Secretary of the Borrower, DOES HEREBY CERTIFY that:

1. Attached hereto as Annex 1 are true and complete copies of (a) the certificate of incorporation of the Borrower, as certified by the Assistant Registrar of Companies of the Cayman Islands, and all amendments thereto, which [is/are] in full force and effect as of the date hereof, and (b) the Borrower’s memorandum and articles of association, including all amendments thereto, which are in full force and effect as of the date hereof.

2. Attached hereto as Annex 2 are true and complete copies of resolutions duly adopted by the Board of Directors of the Borrower to authorize inter alia the execution, delivery and performance of the Finance Agreement, the Note(s) and each of the other Transaction Documents to which it is or will be a party, and such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date hereof.

3. The Persons whose names are listed on Annex 3 hereto (i) have been duly elected or appointed to, and currently hold, the positions indicated opposite to their respective names and (ii) are authorized to execute and deliver on behalf of the Borrower the Finance Agreement, the Note(s), each of the other Transaction Documents to which the Borrower is or will be a party, and all other notices or instruments contemplated in the Finance Agreement.

4. The signature appearing opposite each name listed on Annex 3 is the true signature of such Person.

5. Each Senior Officer of the Borrower has received and reviewed a copy of the Anti-Corruption Handbook.

WITNESS my hand this [    ] day of [            ], 20[    ].

Name:
Title:	[Assistant Secretary]

I, [            ], the [                    ] of the Borrower, DO HEREBY CERTIFY that [            ] is duly elected and qualified as [Assistant Secretary] of the Borrower, and that the signature of such [Assistant Secretary] set forth above is true and genuine.

WITNESS my hand this [    ] day of [            ], 20[    ].

Name:
Title:

Annex 1

Certificate of Incorporation and Memorandum and Articles of Association

[see attached]

Annex 2

Resolutions

[see attached]

Annex 3

Incumbency Certificate

[see attached]

EXHIBIT B-2

FORM OF SECRETARY’S CERTIFICATE OF THE SHAREHOLDER

[ON SHAREHOLDER LETTERHEAD]

This Certificate is given on behalf of Ormat International, Inc., a corporation organized and existing under the laws of Delaware (the “Shareholder”), pursuant to Section 4.01 of the Finance Agreement entered into between the OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands (the “Borrower”), and Overseas Private Investment Corporation, dated as of August 23, 2012 (the “Finance Agreement”).

All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Finance Agreement.

The undersigned, [            ], Assistant Secretary of the Shareholder, DOES HEREBY CERTIFY that:

1.	Finance Agreement. I am familiar with the terms of the Finance Agreement and have made or caused to be made such examination or investigation as is necessary to enable me to express an informed opinion as to the matters set forth below.

2.	Existence and Power. The Shareholder (i) is a company duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly authorized to do business in each jurisdiction in which it conducts business; and (iii) has the power to own its properties, carry on its business, borrow money, create Liens on its properties, and execute, deliver, and perform each Transaction Document to which it is a party.

3.

Charter Documents. Attached hereto as Annex 1 are true and complete copies of the Charter Documents of the Shareholder [and all amendments thereto,][1] which [is/are] in full force and effect as of the date hereof.

4.	Authority. The Shareholder’s execution, delivery, and performance of the Transaction Documents to which it is a party: (i) have been duly authorized by all necessary corporate action and (ii) will not violate any Applicable Law. Each of the Transaction Documents to which it is a party has been duly executed and delivered by it and is a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms. No Consent of any Person is required in connection with the Shareholder’s execution, delivery, performance, validity, or enforceability of any Transaction Document to which it is a party.

5.	Resolutions. Attached hereto as Annex 2 are true and complete copies of resolutions duly adopted by the Board of Directors of the Shareholder to authorize inter alia the execution, delivery and performance of the Transaction Documents to which it is or will be a party, and such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date hereof.

6.	Incumbency. The Persons whose names are listed on Annex 3 hereto (i) have been duly elected or appointed to, and currently hold, the positions indicated opposite to their respective names and the signatures appearing opposite their respective names are the true signatures of such Persons,

1	Include if applicable.

and (ii) are authorized to execute and deliver on behalf of the Shareholder each Transaction Document to which the Shareholder is or will be a party, and all other notices or instruments (if any) contemplated in each such Transaction Document.

7.	Adequate Financial Means. The Shareholder (i) has capital sufficient to carry on its businesses and transactions and all businesses and transactions in which it is about to engage, (ii) is able to pay its debts as they mature and (iii) owns property and other assets having a value, both at fair valuation and at present fair saleable value, greater than the total amount of the probable liabilities of the Shareholder on its debts and obligations as they become absolute and matured.

8.	No Default. No Default or Event of Default has occurred and is continuing. Neither the Shareholder nor, to the best of the Shareholder’s knowledge, any other party is in breach of any provision of any Transaction Document to which the Shareholder is a party, which breach could be a Material Adverse Effect.

9.	Financial Condition. The Shareholder has furnished to OPIC copies of its Financial Statements as required under Section 7.03 of the Equity Contribution and Share Retention Agreement. Such Financial Statements are complete and correct and fairly present its financial condition and results of its operations for the period then ended, subject, in the case of quarterly unaudited financial statements, to the absence of footnotes and customary year-end adjustments. The Shareholder has no material financial obligation, contingent or otherwise, of any kind except as disclosed in such Financial Statements.

10.	Bankruptcy; Insolvency; Winding-Up. The Shareholder has not taken any corporate action and no other legal steps have been taken or legal proceedings have been commenced or, to the best of its knowledge, threatened against it seeking a reorganization, moratorium, bankruptcy, arrangement, adjustment or composition or for the appointment of a receiver, liquidator, assignee, sequestrator (or similar official) in relation to any part of its property, or for its winding up, dissolution or re-organization or of any or all of its property.

11.	Share Capital. (i) All Share Capital (as defined in the Equity Contribution and Share Retention Agreement) of the Borrower is validly owned by the Intermediate Shareholder and has been duly authorized, validly issued, fully paid and is nonassessable and (ii) all Share Capital of the Intermediate Shareholder is validly owned by the Shareholder, has been duly authorized, validly issued, fully paid and is nonassessable.

WITNESS my hand this [    ] day of [            ], 20[    ].

Name:
Title:	Assistant Secretary

I, [            ], the [            ] of the Shareholder, DO HEREBY CERTIFY that [            ] is duly elected and qualified as Assistant Secretary of the Shareholder, and that the signature of such Assistant Secretary set forth above is true and genuine.

WITNESS my hand this [    ] day of [            ], 20[    ].

Name:
Title:

Annex 1

Charter Documents

[see attached]

Annex 2

Resolutions

[see attached]

Annex 3

Incumbency

[see attached]

EXHIBIT C

FORM OF INDEPENDENT ENGINEER’S CLOSING CERTIFICATE

[Date]

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

Attention:	[Vice President, Structured Finance][1]
[Director, Portfolio Management Division][2]

Independent Engineer’s Closing Certificate

Dear Sir or Madam:

Reference is made to the Finance Agreement between OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands registered in the Republic of Kenya as a foreign company (the “Borrower”), and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), dated as of August 23, 2012 (the “Finance Agreement”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

Shaw Consultants International, Inc., acting as the “Independent Engineer” under the Finance Agreement defined above, hereby submits this Certificate in connection with the current Disbursement Request, dated [—], 201[—] (the “Current Disbursement Request”).

The Independent Engineer has performed its review of the matters set forth in this Certificate relating to the Project in a professional manner in accordance with generally accepted engineering consulting practices and in accordance with the standards of care practiced by other consulting engineers in performing similar tasks on like projects and in accordance with its scope of services as defined in the engagement letter between the OPIC and the Independent Engineer. The Independent Engineer represents that it has the required skills and capacity to perform its services in the foregoing manner.

The Independent Engineer has reviewed the Current Disbursement Request, for a Closing Date of [                    ], monthly Construction Period Reports and all other information that it has determined to be relevant for purposes of providing this certification and has conducted a site visit on [—] in order to enable it to deliver this Certificate.

On the basis of the foregoing and on the understanding and belief that the Independent Engineer has been provided true, correct and complete information from the Borrower as to the matters covered by this Certificate, the Independent Engineer hereby certifies, as of the date hereof, that:

[1]	For notices delivered prior to first Disbursement.
[2]	For notices delivered after first Disbursement.

1. The Current Disbursement Request requests funding for Project Costs that have been incurred or are reasonably expected to be incurred within ninety (90) days next following the Closing Date in the Current Disbursement Request, as documented in Annex 2 to the Current Disbursement Request.

2. The Disbursement requested in the Current Disbursement Request is within the Construction Budget.

3. The Construction Schedule, dated [                    ], submitted to the Independent Engineer is achievable for the Project.

4. To our knowledge, no event has occurred that could reasonably be expected to delay the Project Completion Date as specified in the Construction Schedule and in Section 6.01(c) of the Finance Agreement.

5. We have found no indications that the Works performed during the period covered by this Certificate were not performed and completed, as applicable, in accordance with the Project Documents, the Finance Agreement, the Construction Budget, the Construction Schedule and Good Industry Practice.

6. We have found no indications that the Project has not been operated in accordance with the PPA, the Finance Agreement, the Annual Operating Budget and Good Industry Practice.

7. We have found no indications that the Borrower has not developed and maintained the geothermal resource, the wells and the surface facilities in accordance with the PPA, the Finance Agreement and Good Industry Practice.

8. We are not aware of any technical errors or omissions in the information contained in the Current Disbursement Request.

9. To our knowledge, no event has occurred that would reasonably be expected to cause Project Costs to exceed the Construction Budget at Project Completion.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

Shaw Consultants International, Inc.

By:
Name:
Title:

EXHIBIT D

FORM OF BORROWER’S CLOSING CERTIFICATE

[ON BORROWER LETTERHEAD]

[DATE]

I, [                    ], the [title of Authorized Officer] of OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands (the “Borrower”), DO HEREBY CERTIFY that:

A. I am familiar with the terms of the Finance Agreement between the Borrower and Overseas Private Investment Corporation (“OPIC”), dated as of August 23, 2012 (the “Finance Agreement”) (capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Finance Agreement);

B. I have read the covenants, representations, warranties, and agreements of the Borrower contained in the Finance Agreement and have been represented by counsel in connection with the Finance Agreement;

C. I have made or caused to be made such examination or investigation as is necessary to enable me to express an informed opinion as to the matters set forth below;

and pursuant to Section 5.05 of the Finance Agreement DO HEREBY CERTIFY that:

1.	The representations and warranties set forth in Article III of the Finance Agreement are true and correct in all material respects on the date hereof or, if such representation and warranty relates exclusively to an earlier date, as of such earlier date, and no Default or Event of Default exists on the date hereof or will result from the making of the Disbursement or from the application of the proceeds thereof;

2.	As of the date hereof, no Material Adverse Effect has occurred;

3.

[Pursuant to Section 4.02(a) of the Finance Agreement, attached hereto as Appendix A are true, correct and complete [originals][copies][1] of each Financing Document, which are in full force and effect in accordance with their terms as of the date hereof;[2]

4.	Pursuant to Section 4.02(b) of the Finance Agreement, attached hereto as Appendix B are true, correct and complete copies (and their respective English translations, if applicable) of each Original Project Document, including all amendments to date, which are in full force and effect in accordance with their terms as of the date hereof;

5.	With regard to Section 4.03 of the Finance Agreement, the Shareholder holds 100% of the legal and beneficial title to the equity of the Intermediate Shareholder, and the

[1]	NOTE: Section 4.2(a)(i) provides for, at OPIC’s election, delivery of certified copies of each Loan Document.
[2]	NOTE: Items 3 through 9 required for first Closing Date.

Intermediate Shareholder holds 100% of the legal and beneficial title to the equity of the Borrower;

6.	Pursuant to Section 4.04 of the Finance Agreement, attached hereto as (a) Appendix C-1 are copies of all Consents (a) listed in Part A of Schedule 4.04; and (b) Appendix C-2 are copies of all additional Consents necessary or advisable, in each case, for (i) the Financing Documents, and the payment of all amounts due or to become due with respect thereto, not to be subject to any Taxes and (ii) the execution, delivery, and performance by the Borrower and by the Shareholder of each Transaction Document to which they are a party, and all such Consents shall be in full force and effect and not subject to appeal;

7.	Pursuant to Section 4.04 of the Finance Agreement, construction of Plant 2 began before March 22, 2012 in accordance with the Certificate of Variation of Environmental Impact Assessment License, dated May 21, 2010, executed by the Director General of The National Environmental Management Authority.

8.	Pursuant to Section 4.07 of the Finance Agreement, attached hereto as Appendix D are true, correct and complete copies of the Insurance Policies (and reinsurance policies, as applicable) required by and issued in accordance with Section 6.04 of the Finance Agreement, which are in full force and effect in accordance with their terms;

9.	Pursuant to Section 4.23 of the Finance Agreement, attached hereto as Appendix E are copies of each Project Document delivered to KPLC pursuant to Section 21.1(d) of the PPA, both for Plant 1 and Plant 2 (together with transmittal letters to KPLC evidencing delivery thereof);

10.

With respect to Section 8.5 of the PPA, (i) [the following procedures were agreed between the Borrower and KPLC on or before the Plant Commissioning Date for the First Plant: [DESCRIBE] [or] [no further procedures were agreed between the Borrower and KPLC on or before the Plant Commissioning Date for the First Plant] and (ii) since the Full Commercial Operation Date of the First Plant, no further procedures have been specified by KPLC or otherwise mutually agreed between KPLC and the Borrower.][3]

11.	All of the certifications contained in the Disbursement Request dated [ ] remain true and correct and in full force and effect[.][, except for the following:

i.	[ ]

ii.	[ ]]

12.

[Pursuant to Section 5.08 of the Finance Agreement, attached hereto as Appendix [    ] are [copies of each Consent][copies of certificates, legal opinions, or other documents evidencing that the Borrower taken all steps necessary to obtain any Consents] necessary with respect to the current Disbursement.][4]

13.	With regard to Section 5.10 of the Finance Agreement, funds or assets on deposit in the Debt Service Reserve Account have a market value at least equal to the Debt Service Reserve Requirement.

[3]	NOTE: Items 3 through 9 required for first Closing Date.
[4]	NOTE: to be included, if applicable, for all Closing dates subsequent to the first Closing Date.

14.

[With regard to Section 5.14 of the Finance Agreement, all the Insurance Policies (and reinsurance policies, as applicable) required by and issued in accordance with Section 6.04 of the Finance Agreement are in full force and effect.][5]

15.	Pursuant to Section 5.16 of the Finance Agreement, attached hereto as Appendix [ ] are true, correct and complete copies of all Lien waivers from relevant Affiliates of the Borrower related to the Works required to be obtained by the Borrower pursuant to Section 6.02(h) of the Finance Agreement.

16.

[Pursuant to Section 5.17 of the Finance Agreement, attached hereto as Appendix [    ] are all documents required to have been delivered pursuant to Section 6.03 (Maintenance of Rights and Compliance with Laws) or Section 6.15 (Additional Project Documents), Project Documents delivered to KPLC pursuant to Section 21.1(d) of the PPA (together with transmittal letters to KPLC evidencing delivery thereof) not previously delivered pursuant to Section 4.23 hereof (PPA Notice Requirements) and any such other certificates, opinions, agreements, and documents customary for transactions of the type contemplated by the Finance Agreement, and translations of any of the foregoing.][6]

WITNESS my hand on the date first written above.

ORPOWER 4 INC.

By:

Name:

Its:

[5]	NOTE: to be included for all Closing dates subsequent to the first Closing Date.
[6]	NOTE: include any/all that are applicable.

EXHIBIT E

FORM OF BORROWER’S COMPLETION CERTIFICATE

[BORROWER LETTERHEAD]

[Date]

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

Attention:	Director, Portfolio Management Division

Borrower’s Completion Certificate

Dear Sir or Madam:

Reference is made to the Finance Agreement between OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands and registered in the Republic of Kenya as a foreign company (the “Borrower”), and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), dated as of August 23, 2012 (the “Finance Agreement”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

1.	We have read the provisions of the Finance Agreement which are relevant to the furnishing of this Borrower’s Completion Certificate. To the extent that this Borrower’s Completion Certificate evidences, attests or confirms compliance with any covenants or conditions precedent provided for in the Finance Agreement, we have made such examination or investigation as was, in our opinion, reasonably necessary to enable us to express an informed opinion as to whether such covenants or conditions have been complied with.

2.	BORROWER HEREBY CERTIFIES, as of the date hereof, that:

a.	Each requirement set forth in clauses (a) through (e) of the definition of “Project Completion” has been satisfied;

b.	With respect to item (a)(viii) of the definition of Project Completion, [all items set forth in the agreed punch list have been completed][a segregated cash reserve in the amount of one hundred and fifty percent (150%) of the estimated cost (as proposed by the Borrower and agreed by OPIC acting in consultation with the Independent Engineer) to complete all items set forth in the agreed punch list has been established and a copy of the agreed punch list is attached as Appendix [I] hereto].

c.	Each release referenced in Section (a)(ix) of the definition of Project Completion is attached hereto as Appendix [I][II].

d.	With respect to item (a)(xi) of the definition of Project Completion, (x) the actual yield (MW) of all Original Wells and Expansion Wells is [ ] and (y) the actual yield (MW) satisfies the Minimum Yield Requirement.

e.	Attached as Appendix [II][III] is the most recent semi-annual Reservoir Monitoring Report as described in Section 6.02(e) of the Finance Agreement [updated to reflect [include narrative of change to semi-annual Reservoir Monitoring Report since delivery pursuant to Section 6.02(e)]]. Such [updated] semi-annual Reservoir Monitoring Report is true and correct in all material respects as of the Project Completion Date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

OrPower 4 Inc.

By:
Name:
Title:

Attachments

Appendix No.	Document

[I]	Punch List

[I][II]	Releases

[II][III]	Semi-annual Reservoir Monitoring Report

EXHIBIT F

FORM OF INDEPENDENT ENGINEER’S COMPLETION CERTIFICATE

[Date]

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

Attention:	Director, Portfolio Management Division

Independent Engineer’s Completion Certificate

Dear Sir or Madam:

Reference is made to the Finance Agreement between OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands and registered in the Republic of Kenya as a foreign company (the “Borrower”), and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), dated as of August 23, 2012 (the “Finance Agreement”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

Shaw Consultants International, Inc., acting as the “Independent Engineer” under the Finance Agreement defined above, hereby submits this Certificate in connection with the Borrower’s Completion Certificate, dated [—].

The Independent Engineer has performed its review of the matters set forth in this Certificate relating to the Plant in a professional manner in accordance with generally accepted engineering consulting practices and in accordance with the standards of care practiced by other consulting engineers in performing similar tasks on like projects and in accordance with its scope of services as defined in the engagement letter between the OPIC and the Independent Engineer. The Independent Engineer represents that it has the required skills and capacity to perform its services in the foregoing manner.

The Independent Engineer has reviewed the Borrower’s Completion Certificate, Plant Commercial Operations Tests (as defined in the PPA), Construction Period Reports, and other information that it has determined to be relevant for purposes of providing this certification and has conducted a site visit on [—] in order to enable it to deliver this Certificate.

On the basis of the foregoing and on the understanding and belief that the Independent Engineer has been provided true, correct and complete information from the requisite parties as to the matters covered by this Certificate, the Independent Engineer hereby certifies, as of the date hereof, that:

1. Each of the requirements set forth in clauses (a) through (c) of the definition of “Project Completion” have been satisfied as of the date hereof.

2. [The punch list is complete][The aggregate of all punch list items and other amounts due and payable by Borrower (if any) is [—]].1

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

Shaw Consultants International, Inc.

By:
Name:
Title:

[1]	Insert if applicable

EXHIBIT G

FORM OF RESOURCE CONSULTANT’S COMPLETION CERTIFICATE

[RESOURCE CONSULTANT LETTERHEAD]

[Date]

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

Attention:	Director, Portfolio Management Division

Resource Consultant’s Completion Certificate

Dear Sir or Madam:

Reference is made to the Finance Agreement between OrPower 4 Inc., a limited liability company incorporated and existing under the laws of the Cayman Islands and registered in the Republic of Kenya as a foreign company (the “Borrower”), and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), dated as of August 23, 2012 (the “Finance Agreement”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

GeothermEx, Inc., acting as the “Resource Consultant” under the Finance Agreement defined above, hereby submits this Certificate in connection with the Borrower’s Completion Certificate, dated [—].

The Resource Consultant has performed its review of the matters set forth in this Certificate relating to the Plant in a professional manner in accordance with generally accepted engineering consulting practices and in accordance with the standards of care practiced by other consulting engineers in performing similar tasks on like projects and in accordance with its scope of services as defined in the engagement letter between the OPIC and the Independent Engineer. The Resource Consultant represents that it has the required skills and capacity to perform its services in the foregoing manner.

The Resource Consultant has reviewed the Borrower’s Completion Certificate and other information that it has determined to be relevant for purposes of providing this certification and has conducted a site visit on [—] in order to enable it to deliver this Certificate.

The Resource Consultant hereby certifies, as of the date hereof, as follows:

A. all Expansion Wells have been completed by the Borrower and are fully operational;

B. with respect to item (a)(xi) of the definition of Project Completion, (x) the actual yield (MW) of all Original Wells and Expansion Wells is [            ] and (y) the actual yield (MW) satisfies the Minimum Yield Requirement; and

C. the Borrower’s Steam Field Facilities as defined in the PPA (including the wells) are compliant with the requirements of Section 5.10A of the PPA, the Reservoir Monitoring Plan and the Finance Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

GeothermEx, Inc.

By:
Name:
Title: